UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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SM Energy Company
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2025 Proxy Statement

Notice of Annual Meeting of Stockholders May 22, 2025

Dear Fellow SM Energy Stockholder,
On behalf of the Board of Directors, I am pleased to invite you to participate in SM Energy Company’s 2025 Annual Meeting of Stockholders. We will continue to host the annual meeting in a virtual format because it allows for expanded access and reduced costs to our stockholders.

2024: Expansion of Top Tier Assets and Record Results
On October 1, 2024, SM Energy acquired approximately 63,300 net acres in the core of the Uinta Basin in Utah. Well productivity, high oil content, and capital efficiency rank the Uinta Basin among the leading US shale plays, and the Company’s Uinta Basin assets offer returns that are competitive with our Midland Basin and Austin Chalk assets. We believe that our differential geotechnical expertise will allow us to leverage the Uinta Basin’s stacked pay potential and significant resource upside to further capitalize on our long track record of operational excellence.

In 2024, we met all of our strategic objectives and delivered record results on multiple fronts. We achieved record daily oil production for the full year 2024 (up 23% from 2023) and record year-end estimated net proved reserves (up 12% from year-end 2023). We increased gross drilling inventory locations by approximately 40%, primarily driven by the Uinta Basin acquisition, organic growth in the Permian Woodford-Barnett, and continued expansion of the Austin Chalk. We also reduced the balance on our revolving credit facility by $121.5 million, from $190 million at October 1, 2024, to $68.5 million at year-end 2024, making progress towards our target leverage ratio of 1.0x.

2025: Focusing on our Core Objectives
Looking forward into 2025, we intend to support long-term profitability and value creation by focusing on operational execution through the successful integration of our Uinta Basin assets; delivering low breakeven, high-return wells across our portfolio by optimizing capital efficiency; demonstrating innovation; and remaining a leader in stewardship. We strive to pay down our debt, return capital to our stockholders and continue to expand our top-tier asset portfolio through exploration and acquisitions. We believe that our geosciences, engineering and technology teams have a proven track record of consistently improving capital efficiencies, well performance and growing inventory.

Return of Capital
Along with operational excellence and portfolio expansion, we remain committed to sustainably growing value by returning capital to our stockholders. During 2024, we returned $169 million to our stockholders through $84 million in shares repurchased and dividend payments of $85 million, the highest annual dividend payments in our Company’s history. In June 2024, we announced an 11 percent increase to our fixed dividend, to $0.80 per share annually, beginning in the fourth quarter of 2024. In total, our capital return program delivered an approximate four percent yield to market capitalization. Our Board also reauthorized the share repurchase program for up to $500 million through 2027.

Employees: Our Most Valuable Asset
In 2024, we were honored with two distinguished Leadership Development awards from the Brandon Hall Group. The Gold Award recognized our innovative approach to building competencies and skills, and the Bronze Award celebrated overall excellence in leadership development. These accolades underscore our commitment to cultivating a thriving corporate culture and leadership values that rank among the nation’s best.
Further, we welcomed many new employees who joined our team following the Uinta Basin acquisition.

Stewardship and Safety
Stewardship is a component of our operational excellence and safety is our top priority. We are committed to operating in a safe and environmentally responsible manner, and supporting industry-wide efforts to ensure the supply of sustainable, abundant, and affordable energy. To further our goals, our operations team incorporated a Goal Zero Program into the team’s annual objectives: Zero Distractions, Zero Excuses, Zero Shortcuts, and 100% Committed, with an objective of improving behavior-based safety in our operations.

Our Uinta Basin acreage includes state, federal, and indigenous lands, expanding our stakeholder base and providing the opportunity to broaden our community outreach programs. SM Energy will employ our environmental, health, and safety programs, environmental stewardship practices, operational standards and technological innovations in an effort to drive lower emissions and meet our sustainability objectives.

Board Composition and Refreshment
Our Board members are your elected representatives who seek to advance your long-term interests. We pursue this commitment through regular Board refreshment and by maintaining a broadly inclusive Board membership, with six of nine director nominees gender or ethnically diverse. In 2024, we welcomed Mr. Bart Brookman and Dr. Ashwin Venkatraman to our Board. Mr. Brookman is a seasoned executive in the upstream exploration and production industry, having served most recently as the President and Chief Executive Officer of PDC Energy. Dr. Venkatraman is the founder and Chief Executive Officer of Resermine, Inc., a leader in subsurface AI and machine learning solutions with a focus on enhancing oil recovery. We appreciate the guidance that Mr. Brookman and Dr. Venkatraman have already contributed to our Board, and we look forward to their future insights. Lastly, after 14 years of steadfast service and guidance, and consistent with the director retirement policy in our Corporate Governance Guidelines, Dr. Stephen Brand will not seek reelection to our Board. On behalf of our stockholders, I would like to thank Dr. Brand for his dedication and contributions over his years of service.

We Ask for Your Support
Our purpose is to make people’s lives better by responsibly producing energy supplies, contributing to domestic energy security and prosperity, and having a positive impact on the communities where we live and work. We value your input and the trust that you have placed in us through your continued investment in SM Energy. Your vote is important to us. We ask for your continued support as we seek to deliver sustainable profitability in a manner that places the safety and well-being of our employees and others above all, while recognizing our obligations as a good steward of the environment and the energy resources we produce.

Sincerely, Julio M. Quintana Chairman of the Board

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To All Stockholders:
The 2025 Annual Meeting of Stockholders of SM Energy Company (the “Annual Meeting”) is to be conducted by live webcast on Thursday, May 22, 2025, at 3:30 p.m. Mountain Time. In order to attend the virtual Annual Meeting, stockholders must register at: https://web.viewproxy.com/sm-energy/2025.
The meeting is being convened to:
1.elect nine individuals to our Board of Directors to serve until the next annual meeting of our stockholders and until their respective successors are elected and qualified, or until their earlier resignation or removal;
2.hold an advisory vote to approve the compensation of our named executive officers;
3.ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for 2025;
4.consider and approve the Company’s 2025 Equity Incentive Compensation Plan; and
5.transact such other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.
Our Board of Directors (the “Board”) is using this Proxy Statement to solicit proxies on our behalf for use at the Annual Meeting and has fixed the close of business on March 24, 2025, as the record date (the “Record Date”) for determining stockholders entitled to receive notice of, to participate in, and to vote at the Annual Meeting and at any adjournment(s) or postponement(s) thereof. We are furnishing our proxy materials, including this Proxy Statement, a proxy card or voting instruction card, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, to the majority of our stockholders via the Internet. Accordingly, on or about April 7, 2025, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed by intermediaries to our stockholders as of the Record Date, containing instructions on how to access the proxy materials via the Internet or request proxy materials in printed form, and how to vote your shares.
You will be able to participate in the Annual Meeting from any location worldwide via live audio webcast, and electronically vote your shares and submit questions online. We have adopted this online format to expand access to the Annual Meeting and lower the cost to our stockholders, the Company and the environment. To participate in the virtual Annual Meeting, you must first register at https://web.viewproxy.com/sm-energy/2025 by 11:59 p.m. (EDT) on May 21, 2025. You will need to enter your name, phone number, and email address, and you will then receive a meeting invitation by email containing your unique access link and password for joining the meeting. We recommend that you log in a few minutes before the Annual Meeting begins to ensure you are logged in when the meeting starts.
Participation in the Annual Meeting will be restricted to stockholders as of the Record Date who have registered by or before May 21, 2025, and our guests.
Your vote is important. Regardless of whether you plan to participate in the Annual Meeting, we encourage you to vote by using the Internet instructions provided in the Notice or the proxy card. If the Proxy Statement and a proxy card are mailed to you, please complete, sign, date, and return the proxy card in the enclosed envelope as soon as possible. Thank you for your support for the recommendations of our Board of Directors.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2025. The Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2025 Annual Meeting of Stockholders, and the Form 10-K for the fiscal year ended December 31, 2024, are available at https://web.viewproxy.com/sm-energy/2025

By Order of the Board of Directors,
Andrew T. Fiske
Deputy General Counsel and Corporate Secretary
Denver, Colorado
April 7, 2025

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TABLE OF CONTENTS

PROXY STATEMENT SUMMARY	1	PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE
		COMPENSATION	61
CORPORATE GOVERNANCE	8
Overview	8	DIRECTOR COMPENSATION	63
Board and Committee Independence	8	2024 Non-Employee Director Compensation	63
Board Leadership Structure	8	General	63
Stockholder Engagement	9
Corporate Responsibility and our Commitment to Sustainability	9	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Human Capital	10	AND MANAGEMENT	64
Board and Committee Meetings	11	Common Stock	64
Committee Functions	11	Delinquent Section 16(a) Reports	65
Risk Oversight	13	Restricted Stock Units and Performance Share Units	66
Director Nominations and Qualifications	14
Communications with our Board	15	REPORT OF THE AUDIT COMMITTEE	66
		Audit Committee Pre-Approval Policy and Procedures	67
PROPOSAL 1—ELECTION OF DIRECTORS	17	2024 Annual Report	67
Director Nominee Core Competencies and Composition Highlights	18
Director Nominees	20	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	68

INFORMATION ABOUT OUR EXECUTIVE OFFICERS	25	PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF
		ERNST & YOUNG LLP AS OUR INDEPENDENT
COMPENSATION DISCUSSION AND ANALYSIS	27	REGISTERED PUBLIC ACCOUNTING FIRM	68
Section 1—Preliminary Note About This Year’s Summary
Compensation Table	27	PROPOSAL 4—APPROVAL OF THE COMPANY’S 2025 EQUITY
Section 2—Aligning Strategy with Stockholder Value Creation:		INCENTIVE COMPENSATION PLAN	69
Our Compensation Philosophy and Objectives	28
Section 3—2024 Business Highlights and Continuation of Our		CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	79
Capital Return Program	30	Policies and Procedures on Transactions with Related Persons	79
Section 4—Competitive Positioning: Selection and Purpose of		Transactions with Related Persons	79
Our Comparative Peer Group	31	Compensation Committee Interlocks and Insider Participation	79
Section 5—Primary Elements of 2024 Compensation and
Executive Compensation Results	32	VOTING, ATTENDANCE, AND OTHER MATTERS	80
Section 6—Compensation Determination Process	42	Who Can Vote	80
Section 7—Other Compensation Matters	44	Quorum	80
Compensation Committee Report	47	How to Vote	80
		Differences Between Stockholders of Record and Street Name
EXECUTIVE COMPENSATION TABLES	48	Holders	80
Summary Compensation Table	48	Participating in the Virtual Annual Meeting	81
Grants of Plan-Based Awards in 2024	49	Annual Meeting Webcast	81
Outstanding Equity Awards at 2024 Year-End	51	Submitting Questions at the Annual Meeting	81
2024 Stock Vested	52	If the Virtual Annual Meeting Experiences Technical Difficulties	81
Pension Benefits	52	Voting Requirements; Vote Treatment	81
Non-Qualified Deferred Compensation for 2024	53	Stockholders Sharing the Same Address	82
Potential Payments Upon Termination or Change of Control	53	Revoking a Proxy	83
Equity Compensation Plans	56	Payment of Proxy Solicitation Costs	83
CEO Pay Ratio	56	Stockholder Proposals for the 2026 Annual Meeting
Pay Versus Performance	58	of Stockholders	83
		Other Available Information	84

		ANNEX A	86

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PROXY STATEMENT SUMMARY
This Proxy Statement Summary highlights important information presented throughout this 2025 Proxy Statement (this “Proxy Statement”) and is intended to assist you in evaluating the matters to be voted on at the Annual Meeting. This summary does not contain all of the information you should consider, and we encourage you to read this Proxy Statement in its entirety, as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “2024 Annual Report”), prior to voting.
Annual Meeting Information

DATE & TIME	PLACE	RECORD DATE	VOTING
Thursday, May 22, 2025 3:30 p.m. Mountain Time	Via the Internet Stockholders must register at https://web.viewproxy.com/sm-energy/2025 by 11:59 p.m. (EDT) on May 21, 2025	March 24, 2025	Stockholders of record at the close of business on the Record Date may vote their shares at the Annual Meeting
Proposals and Voting Recommendations

		Voting Recommendation	Page
Proposal 1:	Election of the nine directors named in this Proxy Statement.	FOR each nominee	17
Proposal 2:	Advisory vote to approve the executive compensation of our named executive officers.	FOR	61
Proposal 3:	Ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for 2025.	FOR	68
Proposal 4:	Consider and approve the Company’s 2025 Equity Incentive Compensation Plan.	FOR	69
How to Vote Your Shares

ONLINE	CALL	MAIL

Vote online prior to or during the Annual Meeting per the instructions on your proxy or voting instruction card.	Vote by phone by calling the phone number on your proxy or voting instruction card.	If you have received a printed version of these proxy materials, vote by signing, dating, and returning your proxy card by mail.
We strongly encourage you to vote. For more information about voting your shares, see “Voting, Attendance, and Other Matters” contained in this Proxy Statement.

Our 2025 Director Nominees:

JULIO QUINTANA, 65
Chairman of the Board of Directors
Tenure: 19 years
Committee: E

BARTON BROOKMAN, 62
Tenure: 1 year
Committees: A G

ANITA POWERS, 69
Tenure: 4 years
Committees: A C

ROSE ROBESON, 64
Tenure: 11 years
Committees: C G

WILLIAM SULLIVAN, 68
Tenure: 21 years
Committees: C G

INDEPENDENT

SM ENERGY

RAMIRO PERU, 69
Tenure: 11 years
Committees: A E

CARLA BAILO, 64
Tenure: 7 years
Committees: A G

ASHWIN VENKATRAMAN, 44
Tenure: appointed November 2024
Committee: A

HERBERT VOGEL, 64
Chief Executive Officer
Tenure: 5 years
Committee: E

A = Audit Committee | *C = Compensation Committee* | *E = Executive Committee* | *G = Governance & Sustainability Committee*

DIRECTOR INDEPENDENCE	DIRECTOR TENURE	DIRECTOR DIVERSITY
Eight of nine (89 percent) director nominees are independent.	Our director nominees provide an effective balance of fresh perspectives and experience.	Our Board is committed to maintaining an appropriately diverse and broadly inclusive membership, with six of nine director nominees gender or ethnically diverse.

* As of December 31, 2024, a full year of credit is given for the year in which the respective directors are appointed.	Including three female and three ethnically diverse nominees.

Business Highlights: A Record Setting Year for SM Energy
In 2024, we returned substantial capital to our stockholders, delivered excellent financial and operating results, substantially increased acreage and inventory through our acquisition of 63,300 net acres in the Uinta Basin in Utah (the “Uinta Basin Acquisition”), and increased our production and estimated net proved reserves to achieve Company records.
____________________
All metrics given for the full year 2024 unless otherwise noted.
(1)    As of December 31, 2024; year-over-year increase compared to December 31, 2023
(2)    From $190 million on October 1, 2024 (the closing date of the Uinta Basin Acquisition) to $68.5 million at year-end 2024
Capital Return
Beginning in September 2022, our Board approved a stock repurchase program that authorized the repurchase of up to $500 million in aggregate value of our common stock through year-end 2024 (the “Stock Repurchase Program”). In total, the Company has repurchased approximately 10.1 million shares from the announcement of the Stock Repurchase Program through year-end 2024.
During the first half of 2024, we repurchased 1.8 million shares of our common stock for a total cost of $84 million, and during the full year, we paid annual dividends of $0.74 per share, an increase from annual dividends of $0.60 per share paid in 2023. Inclusive of the Stock Repurchase Program and our payment of fixed dividends (collectively, our “Capital Return Program”), we returned a total of $169 million of capital to stockholders in 2024.
In June 2024, our Board approved an 11 percent increase to our fixed dividend, to $0.80 per share annually, to be paid in increments of $0.20 per share per quarter, beginning in the fourth quarter of 2024; and further, reauthorized and extended our existing Stock Repurchase Program to $500 million through 2027. We believe that our Capital Return Program, which we intend to fund with cash flows from operations, will be sustainable and will create long-term value for our stockholders, while the outstanding balance on our credit facility and our callable senior notes provide the opportunity to reduce absolute debt over time with cash on hand.

Executive Compensation Philosophy and Design
Our executive compensation program is designed to align executive pay with the Company's financial, operational and sustainability performance, and to incentivize the creation of positive stockholder returns throughout industry cycles. Total compensation opportunities for our NEOs are weighted heavily toward variable, performance-based awards. The primary elements of our executive compensation program include a fixed base salary targeted at the median of our comparative peer group, an annual cash incentive opportunity linked to achievement of individual and corporate performance, and a long-term equity-based compensation opportunity allocated between restricted stock units (“RSUs”), vesting ratably over a three-year period, and performance share units (“PSUs”) tied to Company performance against our peer group and other established corporate goals over a three-year period. The following table depicts the components of our 2024 compensation program:

	Compensation Element	Duration	Description	Purpose
FIXED	Base Salary (cash)	Short-term (annual)	Fixed compensation based on position, experience, and expertise; generally targeted at median of peer group.	Attract and retain qualified employees; provide a level of fixed pay based on skills, competencies, experience, and individual performance.
AT-RISK	Annual Cash Bonus	Short-term (annual)	Annual cash incentive opportunity dependent upon individual and corporate performance in key financial, operational, and sustainability-based metrics.
Drive superior annual performance; incentivize achievement of financial, operational, and sustainability-based goals aligned with the Company’s annual business plan. Aligns payout with stockholder outcomes through modifiers that increase/decrease payout based on absolute total shareholder return (“TSR”) and adjusted free cash flow generation.

	Restricted Stock Units	Long-term (3-year)	Time-based restricted equity that vests ratably over a three-year period, generally subject to continued employment.	Promotes retention and stock ownership; incentivizes long-term sustainable value creation through stock price performance.
	Performance Share Units	Long-term (3-year)	Performance-based equity award based on three-year performance of adjusted free cash flow generation, absolute TSR, relative TSR, and sustainability performance, generally subject to continued employment.	Incentivizes long-term sustainable value creation that is aligned with our strategic plan; requires a threshold level of performance to receive any payout under all metrics.

Corporate Governance Highlights

Our Board believes that sound corporate governance principles foster the ethical behavior and integrity owed to all of our stakeholders. This table sets forth certain best practices we employ:

•Majority (67%) of the Board represents gender and ethnic diversity and, as a whole, the Board represents diverse professional experience, viewpoints and tenure	•Meaningful director and executive stock ownership guidelines
•Annual elections of the entire unclassified Board	•Annual evaluations of the Board and each committee
•Independent Chairman of the Board	•Active and consistent stockholder engagement
•Regular Board and committee oversight of financial, risk management and cybersecurity matters	•Standing Board committees composed entirely of independent directors
•Regular Board and committee oversight of sustainability matters	•Directors tender resignation subject to receiving majority vote of stockholders and Board acceptance
•Board and committee oversight of human capital management, including career development, training, and diversity	•Board appropriately tenured to provide effective balance of fresh perspectives and experience
•Independent directors routinely meet in executive sessions	•Director retirement policy in place and demonstrated commitment to Board refreshment
•Code of Conduct and Financial Code of Ethics regularly reviewed by the Board	•Robust director nominee selection process

Stockholder Engagement and Responsiveness
Our Board remains committed to open engagement with our stockholders concerning our business strategy, executive compensation program, risk oversight processes, sustainability initiatives, and other matters of importance. As part of this commitment, our Board and management team regularly engage with stockholders to solicit input, answer questions and ensure that our Board has the information required to understand and respond to our stockholders’ concerns. During 2024, our Board and management team continued this outreach commitment by directly contacting stockholders owning, in aggregate, more than 75 percent of the Company’s shares. For more information about our efforts to engage with and receive feedback from our stockholders, please see the “Corporate Governance - Stockholder Engagement” section of this Proxy Statement.
Commitment to Our Core Values: A Culture of Corporate Responsibility, Sustainability and Integrity
Our purpose is to make people’s lives better by responsibly producing energy supplies, contributing to domestic energy security and prosperity, and having a positive impact in the communities where we live and work. Our long-term vision and strategy is to sustainably grow value for all of our stakeholders as a premier operator of top-tier assets by maintaining and optimizing our high-quality asset portfolio, generating cash flows, and maintaining a strong balance sheet. Our team executes this strategy by prioritizing safety, technological innovation, and stewardship of natural resources, all of which are integral to our corporate culture.
Our vision and values drive the way we conduct business. We pride ourselves on having a positive culture that promotes integrity and ethical behavior in the conduct of our business; environmental, health and safety priorities; the success of others and the team; understanding and communicating the reasons for our actions and how every employee contributes; collaboration and openness to new ideas and technologies that serve business improvement; support for team members’ professional and personal development; and supporting the communities where we live and work. At SM Energy, we consider everyone a leader, regardless of title, position or tenure, and we believe every employee is called to lead every day. To us, leadership is a set of competencies demonstrated through the actions of our managers and each of our employees. Our five key leadership competencies are: strategic perspective, living SM Energy values and ethics, building collaborative relationships, leading change, and servant leadership.

The health and safety of our employees and contractors is our top priority, and we are proud of our strong safety culture at SM Energy. This culture is driven from the top down and upheld by each employee in the organization. As one example of our commitment, our operations team incorporated a Goal Zero Program into its annual objectives: Zero Distractions, Zero Excuses, Zero Shortcuts, and 100% Committed, with an objective of improving behavior-based safety in operations.

As part of our commitment to positively impact the communities where we live and work, we encourage and support charitable giving with our corporate match program. The graphic to the right illustrates 2024 charitable giving by employees and the corresponding corporate match.

Sustainability and Human Capital Highlights
During 2024, we prioritized sustainability and stewardship initiatives by:
•completing key frameworks, including our updated Corporate Sustainability Report, the Task Force on Climate-related Financial Disclosures (“TCFD”), and the Sustainability Accounting Standards Board (“SASB”) metrics relevant to sustainability and stewardship for oil and gas exploration and production companies;
•conducting scenario analysis to consider climate change related risks and opportunities for long-term sustainable development; and
•achieving key qualitative sustainability goals in our Texas operations, including zero routine flaring, non-routine flaring of less than one percent, recycling more than 38% of our water, and continuing evaluation and use of new technologies in support of such goals.

SM ENERGY

2024 SM Energy Charitable Contributions Report

Total Funds Donated - $1,203,924

3 Areas of Focus

Education
$340,290

Civic & Community/Emergency Services
$288,137

Health & Human Services
$345,200

United Way Campaign

Employee Donations
$245,578

Corporate Match Program

Employee Donations Matched - $230,297*

includes United Way match

*$245,577 of 2024 United Way match paid in 2025

Our Corporate Responsibility Report, SASB metrics and our TCFD disclosures are available on our website at www.sm-energy.com (information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this document).
We operate only in the United States. We have established procedures and controls designed to support our objective of remaining, at all times, in material compliance with applicable federal, state, tribal and local laws and governmental regulations. We strive to comply with all applicable employment laws that prohibit unlawful discrimination, regulate wages and compensation, and ensure a safe workplace. On a quarterly basis, we require our executives and other key employees to certify compliance with all such matters, or to report any circumstances of known or perceived non-compliance. On an annual basis, we require every employee to acknowledge their understanding of, and compliance with, our Code of Business Conduct and Conflict of Interest Policy (the “Code of Conduct”), which sets forth the Company’s expectations regarding business conduct and ethical standards. The Audit Committee of our Board (“Audit Committee”) oversees this process. We maintain an ethics and compliance hotline that allows any person to anonymously report any perceived violations of our Code of Conduct, ethical standards, or other compliance-related matters, and our General Counsel directs appropriate investigations and reports to our Audit Committee and senior management concerning all such matters.
We are committed to diversity at all levels of our organization and we strive to provide equal employment opportunities to all employees and job applicants. On an annual basis, we analyze our workforce demographics and review our practices for any indication of discrimination and to ensure pay equity. No discriminatory practices have been identified, and no evidence of discrimination or material pay inequity has been found. Our Board of Directors adopted a Human Rights Policy memorializing the Company’s commitment to operating in a manner that is respectful of human rights and to avoid causing or contributing to adverse human rights impacts.

CORPORATE GOVERNANCE

Overview
Our Board believes that sound corporate governance principles foster the ethical behavior and integrity owed to all of our stakeholders. The framework for our corporate governance principles is established by the charters for the committees of our Board, our Corporate Governance Guidelines, our Financial Code of Ethics and our Code of Conduct. Our Board adopted each of these policies and regularly reviews them for appropriate modifications based on evolving corporate governance standards. A complete copy of these documents is available on our website at www.sm-energy.com or in print, free of charge, to any stockholder who requests a copy, by contacting our Corporate Secretary (information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this document).
Our Financial Code of Ethics establishes ethical standards and principles relating to certain financial compliance and disclosure matters and applies to our Chief Executive Officer, Chief Financial Officer, Vice President – Controller, as well as persons performing similar functions, and other officers and employees identified by our Chief Financial Officer. The Financial Code of Ethics requires that any exception or waiver thereto be made only by the Audit Committee, as required by law, SEC rules and regulations, and New York Stock Exchange (“NYSE”) rules, and that it be disclosed on our website at www.sm-energy.com within two business days after such exception or waiver. To date, the Audit Committee has not granted any exception or waiver of our Financial Code of Ethics.
Board and Committee Independence
With the exception of Mr. Vogel, our President and Chief Executive Officer (sometimes referred to herein as “CEO”), our Board is comprised entirely of independent directors who meet the SEC and NYSE independence standards and have been determined by the Board to not have any material relationship with us other than as a director and stockholder. In reviewing and making its independence determination for each director nominee, our Board considered nominee disclosures concerning past employment, remuneration, and any other relationship with us, as well as the independence tests set forth in Section 303A.02 of the Corporate Governance Standards of the NYSE’s Listed Company Manual. The Audit Committee, the Compensation Committee of our Board (the “Compensation Committee”), and the Governance and Sustainability Committee of our Board (the “G&S Committee”; formerly known as the “Environmental, Social and Governance Committee”) are each comprised solely of independent directors under the applicable requirements of the NYSE and SEC.
Board Leadership Structure
Our Corporate Governance Guidelines require our Board to annually determine whether to keep the roles of CEO and Chairman of the Board separate, or permit one person to serve in both capacities. Our G&S Committee annually evaluates our leadership structure and makes a recommendation to our Board. While recognizing that different leadership structures may be appropriate at different times and under different circumstances, based on the recommendation of the G&S Committee, our Board has, since 2007, determined that it is in the best interests of our stockholders to separate the roles of CEO and Chairman of the Board.
Under this structure, the Chairman of the Board is responsible for providing leadership to the Board, facilitating communications among the directors, setting Board meeting agendas in consultation with our CEO, presiding at Board meetings and executive sessions, and serving as a liaison between our management and directors, while allowing our CEO to focus on leading the Company.
Our Board is not classified, and all directors are elected annually by our stockholders. A number of our independent directors have served in senior management roles with other companies in the oil and gas industry or are currently serving or have served as directors of other public companies. The specific experiences, qualifications, attributes, and skills of each independent director that enable him or her to effectively serve on the Board and on their respective Board committees are described in each director’s biographical information and in the matrix of qualifications, experiences, attributes and skills set forth below. We believe that the independent and experienced directors that make up our Board, the specific experiences and skills that they possess, and the overall leadership of the Board by the Chairman, effectively represent the interests of our stockholders. Mr. Quintana, a member of our Board since 2006 and an experienced executive with over 40 years in the oil and gas exploration and production industry, has served as Chairman of our Board since 2023.
Stockholder Engagement
Our Board is committed to maintaining an open dialogue with our stockholders regarding our business strategy, governance practices, executive compensation program, sustainability initiatives, and other matters of importance. Representatives of our management team regularly engage with stockholders through conference attendance, telephone calls, videoconferences, and one-on-one meetings, and we actively seek to align our risk oversight, stewardship, governance and compensation practices with the expectations of our stockholders. Feedback we receive through engagement and proxy voting has been an important reference point for discussion and decision-making on those topics, and management regularly shares and discusses stockholder feedback with our full Board.
The Company’s 2024 engagement process included contacting stockholders representing more than 75 percent of our outstanding shares, as well as outreach to the holders and potential holders of our senior notes, and other stakeholders in our business. Stakeholders acknowledged our sustainability disclosures with positive feedback. Disclosures included our updated Corporate Sustainability Report, the completion and posting of our responses to the TCFD and SASB frameworks, a letter from our CEO and Quick Reference Metrics and Performance Highlights. We have incorporated scenario analysis into these disclosures, which considers the climate change related risks and opportunities that we believe are relevant to our business for long-term sustainable operations. Our Corporate Sustainability Report presents our philosophy and approach to operating our business in a manner responsive to all of our stakeholders, creating long-term profitability and stockholder value, and responsibly operating our assets in a manner that prioritizes the health and safety of our employees and contractors while protecting the environment. We proactively requested feedback on topics including reporting frameworks, reliance on rankings firms, and advancing technologies to monitor and measure methane emissions. We appreciated the resulting feedback and discussion on these topics. Several stockholders noted our efforts related to the measurement and mitigation of methane emissions and, recognizing that technology in this area is evolving, supported the continued use of cost-benefit analysis in evaluating the evolving technologies to monitor and eventually measure methane emissions. Other topics discussed included our risk oversight processes, capital allocation strategy, director selection and nomination processes, and progress related to our external goals and targets, particularly as it relates to the integration of our new Uinta Basin assets. We appreciate the insight provided by our stakeholders, and look forward to continuing to advance our collective interests.
Corporate Responsibility and our Commitment to Sustainability
At SM Energy, we recognize that our stockholders trust us to conduct business in a responsible and ethical manner designed to protect our employees, contractors and neighbors, and the environments in which we operate, while supporting the communities where we live and work. We recognize that operating in this industry is a privilege, and we take that responsibility seriously. We seek to minimize risk to our communities and promote social, environmental, human and economic benefits, while continuously striving to be a good steward of natural resources. We believe we have earned a reputation of conducting our business in a manner that exemplifies these goals, and we work hard to preserve our reputation.
Among other efforts during 2024, we continued to advance sustainability initiatives and practices throughout the organization as well as identifying and testing certain technologies designed to improve environmental, health and safety performance. We met our publicly announced environmental targets of zero routine flaring and non-routine flaring of less than one percent of natural gas production from our legacy assets, advanced the use of modern technology to identify, monitor and improve our sustainability practices, including for methane emissions intensity reduction, recycled more than 38% of produced water in our Texas operations and prepared for recently released (but not effective) SEC rules related to climate change disclosures by building a central repository for reported data.

In addition to the initiatives discussed above, we have continued to include sustainability metrics in both our short-term and long-term incentive compensation plans in order to align executive pay outcomes with the interests of our stakeholders.
We would like to take this opportunity to thank our stockholders and other stakeholders for sharing their valuable feedback and recognizing our successful efforts to implement this feedback into our business strategy, governance practices, executive compensation programs, and sustainability focus.
Human Capital
Our Company culture recognizes our employees as our most valuable assets, encourages personal and professional development, promotes innovation and leadership among all employees and, in turn, supports our efforts to attract and retain talent. Through our culture, we promote:
• integrity and ethical behavior in the conduct of our business;
• environmental, health, and safety priorities;
• prioritizing the success of others and the team;
• collaboration and openness to new ideas and technologies that serve business improvement;
• support for team members’ professional and personal development; and
• support for the communities where we live and work.
The core values of integrity and ethical behavior are key pillars of our culture, and all employees are responsible for upholding Company-wide standards and values. We have policies designed to promote ethical conduct and integrity, which employees are required to read and acknowledge on an annual basis. The health and safety of our employees and contractors is our highest priority. We strive to achieve performance excellence in environmental, health, and safety management, and compensation of all employees is tied to annual environmental, health, and safety performance goals.
Personal and professional development is an important part of our culture and is employee driven, manager facilitated, and organizationally supported. Employees are routinely provided training opportunities to develop skills in leadership, safety, and technical acumen, which help strengthen our efforts to conduct business with high ethical standards. During 2024, many of our employees participated in four leadership and talent development programs that included more than 7,000 hours of aggregate training, exclusive of safety and other specialized technical training. In 2024, we were honored with two distinguished Leadership Development awards from the Brandon Hall Group. The Gold Award recognized our innovative approach to building competencies and skills, while the Bronze Award celebrated overall excellence in leadership development. These accolades underscore our commitment to cultivating a thriving corporate culture and leadership values.
To continuously improve our work environment, we solicit employee feedback by conducting periodic employee surveys that measure engagement and satisfaction through the lens of our five core leadership competencies. We are pleased to report that the most recent survey had an 88 percent response rate. Results included top quartile scores relative to benchmark in many areas, including trust in senior leaders, employee trust in the executive leaders and the direction of the Company, employee pride in the Company, employee line of sight to the strategic direction of the Company, and employee empowerment.
We are proud of our many outstanding employees who invest their time, talents, and financial resources in their communities. Our annual charitable giving program includes a monetary match of our employees’ personal contributions to qualified organizations and up to 12 hours per employee of Company-granted time to volunteer in the communities where we live and work.
We strive to provide competitive, performance-based compensation and benefits to our employees, including market-competitive pay, short-term and long-term incentive compensation plans, an employee stock purchase program, and various healthcare, retirement, and other benefit packages such as a hybrid work environment that is guided by each employee’s job function and responsibilities. Compensation for our executives and employees under our short-term and long-term incentive plans is determined based on individual performance and Company performance with respect to qualitative and quantitative metrics that include environmental, health, and safety measures. The Compensation Committee oversees our compensation programs and regularly reviews program design to incentivize achievement of our corporate strategy and the matters of importance to our stakeholders. Significant planning for succession of key personnel is performed each year, or more frequently as deemed necessary by management.
As of January 31, 2025, we had 663 full-time employees, none of whom were subject to a collective bargaining agreement. Our employee count grew from 544 employees in February 2024, primarily from our Uinta Basin Acquisition and our commitment to a successful transition by recruiting and retaining legacy XCL and Altamont employees. We regularly perform internal analyses of our workforce demographics and, at times, we retain a third party to conduct discrimination and pay equity testing. No discriminatory practices have been identified and no evidence of discrimination or pay inequity has been found. Additionally, we have established procedures and controls designed to support our objective of remaining, at all times, in material compliance with applicable federal, state, tribal and local laws and governmental regulations.
Board and Committee Meetings
Our Board met 19 times during 2024. Our non-management directors routinely meet in executive session immediately after regularly scheduled meetings of the Board, or as otherwise deemed necessary, and met five times during 2024. No director attended less than 90 percent of the meetings of the Board, and no director missed more than one Board meeting. Further, every director attended 100 percent of the meetings for the Audit, Compensation, and G&S committees for the time period during which such director served on each such committee. It is our policy that each director is expected to attend each annual meeting of stockholders, and each current director, other than Dr. Venkatraman who was not yet appointed, attended the 2024 Annual Meeting of Stockholders. The following tables identify the members of each committee as of March 1, 2025, as well as the number of meetings held in 2024.
Committee Functions

AUDIT COMMITTEE
Members:	Roles and Responsibilities:
Ramiro G. Peru (Chair)
Carla J. Bailo
Barton R. Brookman*
Anita M. Powers
Ashwin Venkatraman**

Meetings Held in 2024: 6

The Board has determined that each member of the Audit Committee is independent under the standards of independence established by SEC rules and regulations and the NYSE listing standards.

The Board has determined that all members of the Audit Committee are financially literate and are “audit committee financial experts” as defined by the SEC.

*Mr. Brookman was appointed to the Audit Committee on February 16, 2024.

**Dr. Venkatraman was appointed to the Audit Committee on November 26, 2024.

The Audit Committee assists our Board in fulfilling its responsibilities for oversight of our financial reporting and internal control processes.

Furthermore, the Audit Committee fulfills the following roles and responsibilities:
•sole responsibility for the engagement and discharge of our independent registered public accounting firm;
•reviews our quarterly and annual financial results;
•reviews the audit plan and the results of the audit with our independent auditors;
•reviews the independence of our auditors and approves the audit fees to be paid;
•assesses the scope and adequacy of our system of internal accounting controls; and
•reviews our financial risk management policies.

The Audit Committee also has oversight responsibility for our internal audit function, Financial Risk Management Committee, cybersecurity risk and business continuity functions, and any related party transactions.

Pursuant to the Audit Committee charter, members are prohibited from serving on more than three audit committees of public companies, and no Audit Committee member currently serves on more than three such committees.

For more information see the “Report of the Audit Committee” contained in this Proxy Statement.

COMPENSATION COMMITTEE
Members:	Roles and Responsibilities:
Rose M. Robeson (Chair)*
Stephen R. Brand
Anita M. Powers
William D. Sullivan

Meetings Held in 2024: 10

The Board has determined that each member of the Compensation Committee is independent under the standards of independence established by SEC rules and regulations and the NYSE listing standards.

*Ms. Robeson was appointed Chair of the Compensation Committee in May 2024.

The Compensation Committee’s primary function is to establish and administer our compensation policies and oversee the administration of our employee benefit plans.

Furthermore, the Compensation Committee also approves and/or recommends to the Board:
•the compensation arrangements for our CEO, other members of senior management and our directors;
•compensation plans in which our officers and directors are eligible to participate; and
•the granting of equity-based compensation or other benefits under compensation plans.

The Compensation Committee also has oversight responsibility for monitoring whether our compensation practices encourage any excessive risk-taking.

The “Compensation Discussion and Analysis” section of this Proxy Statement describes these responsibilities and the manner in which they are discharged.

GOVERNANCE AND SUSTAINABILITY COMMITTEE
Members:	Roles and Responsibilities:
Carla J. Bailo (Chair)
Stephen R. Brand
Barton R. Brookman*
Rose M. Robeson
William D. Sullivan

Meetings Held in 2024: 5

The Board has determined that each member of the Governance and Sustainability Committee is independent under the standards of independence established by SEC rules and regulations and the NYSE listing standards.

*Mr. Brookman was appointed to the G&S Committee on February 16, 2024.

The G&S Committee’s primary functions are to:
•recommend individuals to be elected to the Board;
•evaluate and plan for management succession;
•review the structure and composition of all committees of the Board;
•oversee all of the Company’s corporate governance functions, including the Board and committee self-evaluation process; and
•oversee the development and recommendation of G&S policies, programs and initiatives to the Board, including objective criteria for assessing the same.

Director Nominees: In identifying and recommending potential director nominees to the Board, the G&S Committee considers such factors as character, judgment, diversity, age, expertise, industry experience, length of service, independence, and other board commitments. Our Board and the G&S Committee believes that maintaining a balanced and diverse membership contributes to stronger board dynamics and culture.

Succession Planning: The G&S Committee is committed to ensuring that an effective process is in place to provide continuity of executive leadership into the future and oversees succession planning for the Company’s CEO and other executive officers.

Sustainability Oversight: The G&S Committee is charged with overseeing and assessing the effectiveness of the Company's sustainability initiatives and potential risks, as well as monitoring, responding to, and making recommendations to the Board regarding sustainability-related trends, emerging issues, and stockholder proposals.

Board and Committee Evaluations: Under the direction of the G&S Committee, our Board and each of its committees (other than the Executive Committee) annually evaluates its performance using a written questionnaire, which is subject to annual review for changes in best practices and relevance.

Executive Committee
The Executive Committee of our Board (the “Executive Committee”) has the authority to act on behalf of our Board when our Board is unable to meet, and it may act with respect to limited matters as to which it has been authorized to act by the Board, provided that such matters are not in conflict with our Restated Certificate of Incorporation, our Amended and Restated By-Laws (our “By-Laws”), applicable laws, regulations or rules, or the listing standards of the NYSE. The Executive Committee did not meet in 2024.

There are no arrangements or understandings between any director and any other person pursuant to which a director was or is to be elected.
Risk Oversight
While our Board oversees our risk management processes, with particular focus on the most significant risks we face, management is responsible for day-to-day risk management. Additionally, the Board has delegated oversight of certain risks to its committees with relevant subject matter expertise, as described below. We believe this division of responsibilities is the most effective approach for evaluating and addressing the risks we face, and that our current Board leadership structure, with Mr. Quintana serving as the Chairman of our Board and Mr. Vogel serving as our CEO, supports this approach by facilitating communication between management and our Board. We also believe that this design places our Board in a better position to evaluate the performance of management, more efficiently facilitates communication of the views of the independent directors, and contributes to effective corporate governance.
We have an Enterprise Risk Management Committee (the “ERM Committee”) comprised of our CEO, Executive Vice President and Chief Financial Officer, Executive Vice President – Corporate Development and General Counsel, Executive Vice President and Chief Operating Officer, Assistant Treasurer, Director – Cybersecurity, Risk and Business Continuity, and such other employees appointed from time to time by our CEO. The ERM Committee is governed by an Enterprise Risk Management Policy (the “ERM Policy”) that documents the Company’s overall risk management strategy. The ERM Committee meets regularly to discuss and, as necessary, update the Company’s enterprise risk management processes and plan (the “ERM Plan”), utilizing the Committee of Sponsoring Organizations of the Treadway Commission’s Enterprise Risk Management framework, and incorporating information gathered during our business strategy sessions and interviews with officers. The ERM Committee, which met four times in 2024, identifies and ranks material risks based upon the projected likelihood and impact of occurrence, and develops risk monitoring and mitigation strategies for each identified risk. The ERM Committee keeps minutes of its meetings and regularly reports its activities to the Board. The Company’s Internal Audit Department reviews the ERM Plan annually and provides a written report to our Board addressing, among other matters, process consistency and effectiveness. Further, the ERM Committee annually reviews and discusses the ERM Plan, the ERM Policy, and top-ranked risks with our Board.
We have a Financial Risk Management Committee (the “FRM Committee”) comprised of our CEO, Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Operating Officer, and Vice President – Marketing, and such other employees appointed from time to time by our CEO. The FRM Committee meets at least quarterly, and more frequently as necessary, to discuss the Company’s current exposures to financial risks, including interest rates and commodity prices, along with corresponding risk mitigation strategies. Among other matters, the FRM Committee monitors and implements the Company’s hedging strategy and activities. The FRM Committee keeps minutes of its meetings and regularly reports its activities to the Audit Committee.
The Audit Committee provides significant assistance to our Board in the oversight of our financial risk management and internal control processes. The Audit Committee reviews and discusses with management our risk assessment and risk management guidelines and policies with respect to our significant financial risk exposures, and the steps management has taken to monitor, control, mitigate, and report those exposures. These reviews and discussions include review and approval of our commodity price hedging policy, interest rate risk management, and our insurance programs, as appropriate. In addition, our internal auditors, who report directly to the Audit Committee with respect to internal audit matters, provide the Audit Committee and management with ongoing assessments of our risk management processes and activities. The Audit Committee also has oversight responsibility for the integrity of our financial statements and financial reporting processes and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements.
The Audit Committee also receives a quarterly cybersecurity report and update from management, discusses any relevant issues related thereto, and generally oversees and contributes to our Board’s understanding of information technology and cybersecurity risks, among others that may be relevant at any given time. Upon the recommendation of the Audit Committee, the Company has taken a multi-layered approach to cybersecurity, employing a number of processes and technologies to help safeguard our systems and people. We believe we have built a resilient cybersecurity culture, with a focus on continuous training, risk identification, and awareness with respect to security threats and social engineering. We use modern software tools to protect user authentication and maintain systems to help identify, alert, and respond to abnormal activities. We work with industry experts to partner on activities such as maturity assessments, penetration testing, and incident response plans, including tabletop exercises, to strengthen our ability to quickly assess and respond to potential and actual threats. We continuously monitor the evolving threat landscape and take proactive measures to enhance our cybersecurity program to address developing risks.
The Compensation Committee and its compensation consultants annually review our compensation programs to ensure that they do not encourage excessive risk-taking. The G&S Committee regularly reviews and oversees the Company’s initiatives regarding sustainability-related risks applicable to the Company and its stakeholders, including environmental, climate, health, safety, social and public policy matters. The Audit Committee, Compensation Committee, and G&S Committee report regularly to the Board on their respective risk management oversight activities.
Director Nominations and Qualifications
Our Corporate Governance Guidelines and the charter of the G&S Committee provide that the G&S Committee is responsible for identifying and recommending director nominees to our Board. The G&S Committee selects nominees based on a variety of factors, including the nominee’s character, judgment, diversity, age, expertise, industry experience, length of service, independence, and other board commitments. As set forth in the director qualification standards included in our Corporate Governance Guidelines and reflected in the discussion below, it is our objective that our Board collectively possess broad and relevant experience in high-level business policymaking and a commitment to represent the long-term interests of our stockholders. These standards also provide that each director should have experience in positions of responsibility and leadership, an understanding of our business environment, and a reputation for integrity. In addition, our Corporate Governance Guidelines provide that a director who retires or experiences a significant change in his or her professional or business responsibilities, including a change in his or her principal occupation, position or business affiliation, should, if requested by the G&S Committee, be prepared to offer his or her resignation from our Board. Upon tender of a resignation, the G&S Committee and our Board may review the continued appropriateness of Board membership under the circumstances. In accordance with our Corporate Governance Guidelines, each director has signed and delivered to our Board a resignation letter that is contingent upon (a) his or her failure to receive, in accordance with our By-Laws, the affirmative vote of the holders of a majority of the shares of capital stock present in person or by proxy in an election of directors at the 2025 Annual Meeting of Stockholders; and (b) acceptance of his or her resignation by our Board in accordance with the policies and procedures adopted by our Board for such purpose.
Under the framework of our Corporate Governance Guidelines, the G&S Committee evaluates each potential nominee individually and in the context of our Board as a whole. The objective is to recommend individuals and a group that will effectively contribute to our long-term success and represent the interests of all of our stockholders and other stakeholders. In determining whether to recommend a director for reelection, the G&S Committee also considers the director’s past attendance at meetings and participation in and contributions to Board and committee activities. When seeking new director candidates, the G&S Committee routinely engages consultants and considers suggestions from incumbent directors, management, and our stockholders. The G&S Committee screens all potential candidates in the same manner regardless of the source of the recommendation.
The G&S Committee believes that our Board should reflect diversity in its broadest sense and the charter of the G&S Committee provides that, in addition to the other factors discussed above, the G&S Committee shall consider diversity in identifying individuals qualified to become Board members. In considering diversity, the G&S Committee considers our Board as a whole, without reference to specific representative directors, with the overall objective of having a group of directors that includes diverse viewpoints, experience, and tenure that can work in a collaborative and effective manner, and that can best contribute to our long-term success. The G&S Committee believes that current Board members and director nominees reflect our commitment to diversity. Following the 2025 Annual Meeting, assuming all nine of the current nominees are elected to our Board, we will have three ethnically diverse directors, who have served since 2006, 2014, and 2024, respectively, and three female directors, who have served since 2014, 2018, and 2021, respectively.

In addition to the considerations discussed above, our Board understands that director tenure and refreshment are important to our stockholders and should be regularly evaluated in establishing an effective and well-functioning Board. During 2024, our Board added two new directors, Mr. Barton Brookman and Dr. Ashwin Venkatraman, both of whom we believe possess unique and complementary skill sets that will benefit our Board and stockholders.  Details regarding our new directors’ backgrounds, skills and qualifications are provided in more detail below. In furtherance of this objective, our Corporate Governance Guidelines require the G&S Committee to discuss annually with any director who has reached the age of 72, his or her interest in continuing to serve as a director, and his or her contributions to our Board. With respect to each director who has reached the age of 72, following such discussion, the G&S Committee shall make a recommendation to our Board as to whether it is appropriate for such director to stand for reelection. Our Board determines annually, by a majority-plus-one vote, whether to nominate such person for reelection. Further, our Corporate Governance Guidelines provide that each independent director must retire in conjunction with the annual meeting of stockholders following his or her 75th birthday, unless our Board unanimously waives this requirement based on a determination that it is in the best interests of our stockholders for such person to be nominated for reelection.
In light of increased demands on public company directors and the desire for new and diverse independent director candidates in order to regularly refresh the Board as a whole, the G&S Committee understands the importance of a comprehensive director onboarding process. Under the direction of our Executive Vice President – Corporate Development and General Counsel, with the oversight of, and in consultation with, the Chair of the G&S Committee, new directors receive wide-ranging exposure to the various aspects of our business and Company, as well as a detailed overview of the Company’s policies and governance practices. New director onboarding is tailored to the specific qualifications and experience of the applicable director in order to allow him or her to meaningfully contribute to the work of our Board from the beginning of such director’s term.
The G&S Committee will consider stockholder recommendations for candidates for our Board. All stockholder recommendations must comply with the notice requirements contained in Section 4 of our By-Laws. We will furnish a copy of our By-Laws, without charge, to any person who requests a copy of same. Requests for copies should be directed to our Corporate Secretary. For additional information about stockholder nominations, including nominations for the 2026 Annual Meeting of Stockholders, see “Stockholder Proposals for the 2026 Annual Meeting of Stockholders.” No stockholder director nominations were received in connection with the 2025 Annual Meeting.
Welcoming our New Directors
In February 2024, we welcomed Mr. Bart Brookman to our Board. Mr. Brookman is the former President and Chief Executive Officer of PDC Energy, and his experience as a seasoned executive in the upstream sector of the energy industry has added, and we expect it will continue to add, valuable insights to our Board for the benefit of our stockholders.
In November 2024, we welcomed Dr. Ashwin Venkatraman to our Board. Dr. Venkatraman is the Founder and Chief Executive Officer of Resermine, Inc., a leader in subsurface AI and machine learning solutions with a focus on enhancing oil recovery. We believe his knowledge regarding innovative technologies will be invaluable to our Board for the benefit of our stockholders.
Recognition of Dr. Stephen Brand
In connection with our upcoming Annual Meeting and consistent with the Company’s director retirement policy in our Corporate Governance Guidelines, Dr. Stephen Brand will not be standing for reelection to our Board. Dr. Brand has served on our Board since 2011, and the Company thanks Dr. Brand for his many years of service, expertise and guidance.
Communications with Our Board
Our Board welcomes questions or comments about our Company. Interested parties may contact our Board as a whole, only the non-management directors, or any one or more specified individual directors, by sending a letter to the intended recipients’ attention in care of SM Energy Company, Attn: Corporate Secretary,

1700 Lincoln St., Suite 3200, Denver, CO 80203. All stockholder and other stakeholder communications will be provided to the named addressee or, if none named, to the Chair of the G&S Committee, who will facilitate the review of such communications. For additional information, see “Stockholder Engagement” and “Corporate Responsibility and our Commitment to Sustainability” above.

PROPOSAL 1—ELECTION OF DIRECTORS
Our Board of Directors is unclassified, and directors serve one-year terms until the next annual meeting of stockholders and until their respective successors are elected and qualified, or until their earlier resignation or removal. Based on the recommendations of the G&S Committee, our Board has nominated the following individuals for election as directors at the Annual Meeting:

Carla J. Bailo	Barton R. Brookman
Ramiro G. Peru	Anita M. Powers
Julio M. Quintana	Rose M. Robeson
William D. Sullivan	Ashwin Venkatraman
Herbert S. Vogel
Each nominee is currently a director and all nominees, with the exception of Dr. Venkatraman, who was appointed to our Board in November 2024, were previously elected to our Board by our stockholders. Each nominee has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected. Although our Board does not contemplate that any of the nominees will be unable to serve, if a nominee becomes unable to serve prior to the Annual Meeting, the proxy holders will vote for the election of such other person(s) as may be nominated by our Board.

☑	Our Board recommends voting “FOR” the election of each nominee listed above.

Director Nominee Core Competencies and Composition Highlights

DIRECTOR INDEPENDENCE	DIRECTOR TENURE	DIRECTOR DIVERSITY
Eight of nine director nominees are independent.	Our director nominees provide an effective balance of fresh perspectives and experience.	Our Board is committed to maintaining an appropriately diverse and broadly inclusive membership, with six of nine director nominees gender or ethnically diverse.

* As of December 31, 2024; a full year of credit is given for the year in which the respective directors are appointed.	Including three female and three ethnically diverse nominees.
    As discussed above, the G&S Committee utilizes the framework of our Corporate Governance Guidelines to select nominees based on their skills, achievements, and experience. The overall objective is to identify a group of directors who can best collectively contribute to our long-term success. All nominees discussed below are seasoned leaders who bring to our Board a vast array of oil and gas industry, public and private company, and other business experience, all at the senior executive officer level, and who meet the director qualification standards set forth in our Corporate Governance Guidelines. In addition, the nominees, whose experiences cover various aspects of the energy and related industries, represent diverse backgrounds, skill sets, and viewpoints, with a blend of historical and newer perspectives on our Company, and have a demonstrated ability to work collaboratively with open and candid discussion.

Set forth below for each director nominee is a summary of such director’s specific qualifications, experiences, attributes, and skills.

We believe that each of our director nominees possesses knowledge and experience applicable to the topics set forth above. The marks above are intended to designate areas in which each director nominee has particularly prominent qualifications, characteristics, skills, or experience that they bring to the Board, and the lack of a mark is not intended to suggest such nominee is devoid of experience in such area.
The skills and experiences set forth above, combined with the biographical and other information set forth below regarding each nominee’s principal occupation, business experience and public company directorships, led the G&S Committee and our Board to conclude that these individuals should continue to serve as our directors at this time in light of our business, structure, long-term strategy, and the overall energy industry environment. There are no family relationships between any of our directors and any executive officer. The information presented below is as of March 1, 2025.
Director Nominees

Business Experience
•President and Chief Executive Officer (2014 – present), ECOS Consulting LLC, an energy efficiency solutions provider
•Chief Executive Officer, Center for Automotive Research (2017 – 2022), a non-profit think tank that provides leading edge research to promote the sustainability of the automotive and mobility industry
•Assistant Vice President of Mobility Research and Business Development (2015 – 2017), a division of the Ohio State University, College of Engineering
•Senior Vice President, R&D Americas (2011 – 2014), Nissan North America, Inc.
•Held a variety of technical and managerial positions with Nissan Motor Company Limited (1988 – 2011), a global automobile manufacturer
•Started her career in 1978 at General Motors Company, a global automobile manufacturer, and held positions of increasing responsibility, ultimately serving as Engineer, Vehicle Test, General Motors Truck & Bus until 1988

Key Attributes, Experience and Skills
•Senior Executive Leadership Experience gained over her 35 years in the automotive industry while serving in senior roles at Nissan and leading the Center for Automotive Research and ECOS Consulting, which allows her to bring to our Board a diverse technical and executive leadership background, including a unique perspective on the future of transportation fuels
•Finance, Capital Management and Accounting Expertise
•Human Resources Management Experience and Expertise
•Corporate Governance Experience gained from her service on other public company boards including Advance Auto Parts and EVe Mobility Acquisition Corp.; NACD Directorship Certification
•Enterprise Risk Management and Hedging Experience
•Cybersecurity, Data Analytics and Technology Experience; Digital Directors Network Certification in Cybersecurity

Education
•BS, Mechanical Engineering, Kettering University
•MS, Mechanical Engineering, University of Michigan

Other Public Company Boards
•Advance Auto Parts (NYSE: AAP) (2020 – present), a leading automotive aftermarket parts provider
•Vesuvius plc (LSE: VSVS) (2023 - present), a global leader in metal flow engineering
•EVe Mobility Acquisition Corp. (NYSE: EVE) (2021 – 2024), a blank check company targeting the acquisition of a business operating in the automotive and mobility industry

Carla J. Bailo
Director since 2018
Member, Audit and G&S (Chair) Committees
Number of other public company boards: Two
Age: 64

Business Experience
•President and Chief Executive Officer of PDC Energy, Inc. (2015 - 2023), an independent exploration and production company acquired by Chevron Corporation in 2023
•Joined PDC Energy, Inc. in 2005 as Senior Vice President - Exploration and Production and served in various roles of increasing responsibility, including President and Chief Operating Officer (2014) and Executive Vice President and Chief Operating Officer (2013)
•Started his career in 1984 with Ladd Petroleum; joined Patina Oil and Gas (predecessor to Snyder Oil) as a Petroleum Engineer in 1988 and served in various roles of increasing responsibility ending his service as Vice President of Operations in 2005

Key Attributes, Experience and Skills
•Senior Executive Leadership Experience, Enterprise Risk Management and Hedging Experience, Exploration and Production Industry Experience and Operations Management Expertise gained during his more than 40 years in the energy industry holding roles in various aspects of oil and gas exploration and production, including President and Chief Executive Officer of PDC Energy, where he developed strong experience in upstream operations and a deep understanding of drilling and asset management technologies
•Corporate Governance Experience obtained during his service as President and CEO of PDC Energy
•Finance and Capital Management Expertise

Education
• BS, Petroleum Engineering, Colorado School of Mines
• MS, Finance, University of Colorado

Other Public Company Boards
• None

Barton R. Brookman
Director since February 2024
Member, Audit and G&S Committees
Number of other public company boards: None
Age: 62

Business Experience
•Spent nearly 28 years at Phelps Dodge Corporation, a North America mining company, where he held various finance and accounting positions of increasing responsibility, including Executive Vice President and Chief Financial Officer (2004 - 2007) and Senior Vice President and Chief Financial Officer (1999 - 2004)

Key Attributes, Experience and Skills
•Senior Executive Leadership Experience, Enterprise Risk Management and Hedging Experience, and Finance, Capital Management and Accounting Expertise acquired while serving in senior leadership positions with responsibility for the oversight of all financial operations including during his almost decade as CFO at Phelps Dodge and his public company audit committee experience
•Corporate Governance Experience obtained through his board service with Elevance Health and UNS Energy Corporation
•Cybersecurity, Data Analytics and Technology

Education
•BS, University of Arizona

Other Public Company Boards
•Elevance Health Inc., fka Anthem, Inc. (NYSE: ELV) (2004 – present), a provider of health plans and other healthcare related solutions

Ramiro G. Peru
Director since 2014
Member, Audit (Chair) and Executive Committees
Number of other public company boards: One
Age: 69

Business Experience
•Spent more than 35 years at Occidental Petroleum Corporation (NYSE: OXY), an international energy company now operating under the name Oxy, serving in various exploration and geological roles across the globe with increasing responsibility and most recently served as Executive Vice President of Worldwide Exploration of Occidental Oil and Gas Corporation and Vice President of Occidental Petroleum (2007 – 2016)

Key Attributes, Experience and Skills
•Exploration and Production Industry Experience, Strategic Planning and Project Management Expertise and Geology & Exploration Expertise gained during her more than 42 years in various aspects of the oil and gas exploration and production industry, which resulted in the development of strong experience in the Permian Basin and a deep understanding of geology and project management
•Finance, Capital Management and Accounting Expertise
•Cybersecurity, Data Analytics and Technology

Education
•BS, Geology, Texas A&M University

Other Public Company Boards
•EQT Corporation (NYSE: EQT) (2018 – 2025), a leading independent natural gas producer
•California Resources Corporation (NYSE: CRC) (2017 – 2020), a leading producer of oil and natural gas focused exclusively on California

Anita M. Powers
Director since 2021
Member, Audit and Compensation Committees
Number of other public company boards: One
Age: 69

Business Experience
•President and Chief Executive Officer (2005 – 2015), Executive Vice President and Chief Operating Officer (2004 – 2005), Tesco Corporation (NASDAQ: TESO), an oilfield services company
•Held various executive roles, including Vice President Integrated Project Management and Vice President of Marketing for the Americas Schlumberger Corporation (1999 – 2004), a global technology company driving energy innovation now operating as SLB
•Spent nearly 20 years in various operational and managerial roles at Unocal Corporation, an integrated E&P company

Key Attributes, Experience and Skills
•Senior Executive Leadership Experience, Enterprise Risk Management and Hedging Experience, Exploration and Production Industry Experience and Operations Management Expertise gained during his more than 41 years holding roles in various aspects of the oil and gas exploration and production industry, including President and Chief Executive Officer and Executive Vice President and Chief Operating Officer of Tesco Corporation and Vice President of Integrated Project Management of Schlumberger, where he developed strong experience in upstream operations and a deep understanding of drilling and asset management technologies
•Executive Compensation and Human Resources Management Expertise and Experience acquired during his participation in compensation, benefits and related decisions in senior executive, public company roles
•Corporate Governance Experience obtained during his service on other public company boards
•Cybersecurity, Data Analytics and Technology

Education
•BS, Mechanical Engineering, The University of Southern California

Other Public Company Boards
•Newmont Mining Company (NYSE: NEM) (2015 – present), the world’s leading gold company and a producer of copper, silver, zinc and lead
•California Resources Corporation (NYSE: CRC) (2020 – 2024), a leading producer of oil and natural gas focused exclusively on California
•Basic Energy Services (NYSE: BAS) (2016 – 2021), provider of well site services to oil and gas companies

Julio M. Quintana
Director since 2006
Chairman of the Board; Member, Executive Committee
Number of other public company boards: One
Age: 65

Business Experience
•Senior Vice President and Chief Financial Officer (2012 – 2014), DCP Midstream GP LLC, the general partner of DCP Midstream, LP (formerly DCP Midstream Partners, LP), a Fortune 500 midstream natural gas company
•Group Vice President and Chief Financial Officer (2002 – 2012), Vice President and Treasurer (2000 – 2002), DCP Midstream LLC
•Vice President & Treasurer (1996 – 2000), Kinder Morgan, Inc. (formerly KN Energy, Inc.), one of the largest energy infrastructure companies in North America

Key Attributes, Experience and Skills
•Exploration and Production Industry Experience gained during her more than 35 years in various aspects of the oil and gas industry, including exploration and production, midstream, refining, and marketing
•Senior Executive Leadership Experience, Enterprise Risk Management and Hedging Experience, and Finance, Capital Management and Accounting Expertise acquired while serving in senior leadership positions with responsibility for the oversight of all financial operations including her more than a decade as CFO at DCP Midstream
•Corporate Governance Experience obtained through her service on other public company boards
•Cybersecurity, Data Analytics and Technology

Education
•BS, Accounting, Northwest Missouri State University

Other Public Company Boards
•NPK International Inc. (NYSE: NPKI; formerly Newpark Resources, Inc.) (2018 – present), a leading provider of site access solutions for critical infrastructure markets
•The Williams Companies, Inc. (NYSE: WMB) (2020 – present), an owner and operator of energy infrastructure delivering natural gas
•Antero Midstream Corporation (NYSE: AM) (2019 – 2022), an Appalachian Basin midstream company

Rose M. Robeson
Director since 2014
Member, Compensation (Chair) and G&S Committees
Number of other public company boards: Two
Age: 64

Business Experience
•Spent more than 20 years holding positions of increasing responsibility including Executive Vice President, Exploration and Production (2001 – 2003), Vice President, Operations—International, Gulf of Mexico, and Alaska (2001), Vice President—International Operations (1998 – 2000), Vice President—Algeria (1995 – 1998), Vice President—U.S. Onshore Operations (1993 – 1995) at Anadarko Petroleum Corporation, a large independent oil and natural gas exploration and production company

Key Attributes, Experience and Skills
•Exploration and Production Industry Experience, Enterprise Risk Management and Hedging Experience, and Geology & Exploration Expertise gained over his 42 years of strong and broad experience in the oil and gas industry, with particular expertise in the exploration and production sector of the industry, where he served as a senior executive, which enables him to contribute significant independent insights on our business and operations, and the economic environment and long-term strategic issues that we face
•Corporate Governance Experience obtained while serving on the boards of other companies

Education
•BS, Mechanical Engineering, Texas A&M University

Other Public Company Boards
•Tetra Technologies, Inc. (NYSE: TTI) (2007 – 2022) Chairman (2015 – 2022), a solutions provider to the upstream energy industry for completion fluids and water management.
•CSI Compressco Partners GP, Inc., the general partner of CSI Compressco, L.P. (NASDAQ: CCLP) (2011 - 2021), a publicly traded limited partnership providing wellhead compression-based production enhancement services. CSI Compressco GP, Inc. was a minority-owned subsidiary of Tetra Technologies, Inc. until January 2021.

William D. Sullivan
Director since 2004
Member, Compensation and G&S Committee
Number of other public company boards: None
Age: 68

Business Experience
•President and Chief Executive Officer of Resermine, Inc., a leader in subsurface artificial intelligence and machine learning solutions with a focus on enhancing oil recovery, which he founded in 2017.
•Associate Professor of Petroleum and Geological Engineering at the University of Oklahoma from January 2019 to December 2020
•From 2015 to 2017, held academic appointments as a Postdoctoral Fellow in The Institute of Computational & Engineering Sciences at The University of Texas at Austin, and as a Postdoctoral Research Associate at Princeton University
•From 2004 to 2015, held various positions of increasing responsibility at Shell International Exploration and Production Inc., including Senior Reservoir Engineer; Research Reservoir Engineer; Concept Engineer; and Operations Engineer, Panna-Mukta Field

Key Attributes, Experience and Skills
•Senior Executive Leadership Experience and Operations Management Expertise acquired while serving as CEO of Resermine, Inc.
•Geology & Exploration Experience gained during his 20+ years in the oil and gas industry, with specific expertise in subsurface recovery solutions
•Cybersecurity, Data Analytics and Technology Expertise focused on innovative solutions applicable to the upstream oil and gas industry

Education
• BS and MS, Technology and Chemical Engineering, Indian Institute of Technology, Bombay, India
• Ph.D, Engineering, The University of Texas at Austin

Other Public Company Boards
• None

Ashwin Venkatraman
Director since November 2024
Member, Audit Committee
Number of other public company boards: None
Age: 44

Business Experience
•Chief Executive Officer (November 2020 – present), President (July 2020 – present), Chief Operating Officer (2019 – November 2020), Executive Vice President (2019 – July 2020), Executive Vice President—Operations (2014 – 2019), Senior Vice President—Portfolio Development and Technical Services (2012 – 2014), SM Energy
•Worked for 28 years at BP and ARCO, integrated energy businesses, where he held positions including most recently as President of BP Energy Co. and Regional Business Unit Leader of North American Gas & Power (2010 – 2012), COO-NGL, Power & Financial Products (2009 – 2010), Managing Director Gas Europe & Africa, and Sr. VP of the Tangguh LNG Project. Started his career as a reservoir engineer with ARCO Alaska, Inc., and progressed through a series of positions of increasing responsibility in engineering, operations management, new ventures development, and business unit management at ARCO and then BP, when it acquired ARCO in 2000.

Key Attributes, Experience and Skills
•Senior Executive Leadership Experience, Operations Management Expertise and Enterprise Risk Management and Hedging Experience acquired while serving as CEO and COO at the Company and in senior leadership roles at BP including LNG and gas marketing and trading in London, Madrid, and Houston, and E&P in Indonesia and at ARCO in Indonesia, the Permian Basin and Alaska; all of which are critical to our success as we execute our business plan following our strategic transformation to a Company operating top tier assets
•Exploration and Production Industry Experience and Geology & Exploration Expertise gained during his more than 39 years in the oil and gas industry
•Cybersecurity, Data Analytics and Technology gained during his more than 40 years in the oil and gas industry

Education
•BS, Mechanical Engineering, University of Colorado Boulder
•MSE, Mechanical Engineering, The University of Texas at Austin

Other Public Company Boards
•None

Herbert S. Vogel
Director since 2020
Member, Executive Committee
Number of other public company boards: None
Age: 64

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The following table sets forth the names, ages (as of March 24, 2025) and positions of SM Energy’s executive officers:

Name	Age	Position
Herbert S. Vogel	64	President, Chief Executive Officer and Director
A. Wade Pursell	60	Executive Vice President and Chief Financial Officer
Elizabeth A. McDonald	46	Executive Vice President and Chief Operating Officer
James B. Lebeck	44	Executive Vice President - Corporate Development and General Counsel
Richard A. Jenkins	40	Senior Vice President - Utah
Kenneth J. Knott	60	Senior Vice President - Business Development and Land
Mary Ellen Lutey	53	Senior Vice President - Texas
Patrick A. Lytle	44	Senior Vice President of Finance
Alan D. Bennett	42	Vice President - Controller
Herbert S. Vogel. Mr. Vogel was appointed President and Chief Executive Officer of the Company, and to the Board of Directors, in November 2020, having previously served as the President and Chief Operating Officer since July 2020, as Executive Vice President and Chief Operating Officer since May 2019, and Executive Vice President—Operations of the Company since August 2014. Mr. Vogel joined the Company in March 2012 as Senior Vice President—Portfolio Development and Technical Services, and has over 40 years of experience in the oil and gas industry. Mr. Vogel joined the Company after his retirement from BP, where he most recently served as the President of BP Energy Co. and Regional Business Unit Leader of North American Gas & Power. His previous roles included COO-NGL, Power & Financial Products in Houston, Managing Director Gas Europe & Africa in London, and Sr. VP of the Tangguh LNG Project in Indonesia. Mr. Vogel started his career as a reservoir engineer with ARCO Alaska, Inc., and progressed through a series of positions of increasing responsibility in engineering, operations management, new ventures development, and business unit management at ARCO and BP.
A. Wade Pursell. Mr. Pursell joined the Company in September 2008 as Executive Vice President and Chief Financial Officer. Mr. Pursell was Executive Vice President and Chief Financial Officer for Helix Energy Solutions Group, Inc., a global provider of life-of-field services and development solutions to offshore energy producers and an oil and gas producer, from February 2007 to September 2008. From October 2000 to February 2007, he was Senior Vice President and Chief Financial Officer of Helix. He joined Helix in May 1997, as Vice President—Finance and Chief Accounting Officer. From 1988 through May 1997, Mr. Pursell was with Arthur Andersen LLP, serving lastly as an Experienced Manager specializing in the offshore services industry. Mr. Pursell has over 37 years of experience in the energy industry.
Elizabeth A. McDonald. Ms. McDonald joined SM Energy as Executive Vice President and Chief Operating Officer in September 2024. Prior to joining SM Energy, Ms. McDonald most recently served as Executive Vice President – Strategic Planning, Field Development and Marketing for Pioneer Natural Resources Company. For approximately the last twenty years, Ms. McDonald worked in roles of increasing responsibility at Pioneer, holding leadership positions focusing on both the Permian Basin and South Texas. Prior to joining Pioneer, Beth held various engineering roles at Hess Corporation and Total E&P USA. Ms. McDonald has over 23 years of experience in the oil and gas industry. Ms. McDonald currently serves as an Industry Board Member for the Harold Vance Department of Petroleum Engineering at Texas A&M University and is a member of Advancing Women Executives in Energy.
James B. Lebeck. Mr. Lebeck was appointed Executive Vice President - Corporate Development and General Counsel of the Company in September 2024, having previously served as Executive Vice President and General Counsel since February 2024. Mr. Lebeck rejoined the Company as Senior Vice President and General

Counsel in January 2023. Mr. Lebeck has more than 17 years of experience in the energy industry. Prior to rejoining the Company, Mr. Lebeck was Vice President and Chief Legal Officer of Encino Energy from 2018 to 2023. From 2011 until 2018, Mr. Lebeck served in roles of increasing responsibility at the Company, ultimately serving as Deputy General Counsel. Prior to 2011, he practiced law at Davis Graham & Stubbs LLP in Denver and Vinson & Elkins LLP in Houston and clerked for the U.S. Court of Appeals for the Tenth Circuit in Denver.
Richard A. Jenkins. Mr. Jenkins was appointed Senior Vice President - Utah of the Company in March 2025, having previously served as Vice President - Utah since September 2024 and Vice President - Operations since January 2023. Mr. Jenkins joined the Company as a Senior Reservoir Engineer in January 2010. Prior to joining the Company, Mr. Jenkins was with Chevron Corporation serving in several roles including production engineering, completion engineering and reservoir engineering in conventional and unconventional fields across the Permian Basin. Mr. Jenkins has more than 18 years of experience in the energy industry.
Kenneth J. Knott. Mr. Knott was appointed Senior Vice President - Business Development and Land of the Company in August 2014, having previously served as Vice President Land and Assistant Secretary since October 2012, and Vice President of Business Development & Land and Assistant Secretary since August 2008. Mr. Knott joined the Company in November 2000 as Senior Landman for the Gulf Coast region in Lafayette, Louisiana, and later assumed the position of Gulf Coast Regional Land Manager when the office was moved to Houston in March 2004. Mr. Knott has more than 36 years of business development and land experience in the energy industry.
Mary Ellen Lutey. Ms. Lutey was appointed Senior Vice President - Texas of the Company in September 2024, having previously served as the Senior Vice President - Exploration, Development and EHS since November 2020. Ms. Lutey has held various positions of increasing responsibility since first joining the Company in 2008, including Senior Vice President—Development and EHS beginning December 2019; Senior Vice President and Regional Manager for the South Texas and Gulf Coast region beginning May 2015; and Vice President and Regional Manager for the Company’s Mid-Continent region beginning December 2012. Ms. Lutey joined the Company in June 2008 as North Rockies Asset Manager. Before joining the Company, Ms. Lutey worked for Chesapeake Energy, ConocoPhillips and its predecessor companies, and Burlington Resources. Ms. Lutey currently serves on the Board of Directors of NuVista Energy Ltd. (TSX: NVA), a Canadian exploration and production company focusing on operations in the Western Canadian Sedimentary Basin. Ms. Lutey has over 32 years of technical, operating and leadership experience in the energy industry.
Patrick A. Lytle. Mr. Lytle was appointed Senior Vice President of Finance of the Company in March 2025, having previously served as Vice President - Chief Accounting Officer and Controller since April 2021 and Controller and Principal Accounting Officer since November 2018. Mr. Lytle has held roles of increasing responsibility since first joining the Company in 2007, including Senior Director of Financial Planning and Analysis, Director of Financial Planning and Financial Reporting, and Assistant Secretary. Prior to joining the Company, Mr. Lytle was an Audit Manager with Hiratsuka & Schmitt, LLP. Mr. Lytle is a certified public accountant in the State of Colorado. Mr. Lytle has more than 20 years of accounting and finance experience.
Alan D. Bennett. Mr. Bennett was appointed Vice President - Controller of the Company in March 2025, having previously served as Senior Director of Financial Planning and Analysis since 2023, Director of Financial Planning and Analysis since 2019, and Director of Operations Accounting since 2018. Mr. Bennett joined the Company in 2011 as a Senior Accountant. Prior to joining the Company, Mr. Bennett was a Senior Associate at Ernst & Young and has more than 18 years of accounting and finance experience.
No familial relationships exist between any executive officer and any director, any other executive officer, or any person nominated to become such, except that Ms. Lutey’s husband is the Company’s Senior Vice President - Chief Information Officer. Further details regarding the compensation paid to Ms. Lutey’s husband are described under “Certain Relationships and Related Transactions.” No executive officer has been involved in any legal proceeding that occurred within the last ten years and that is material to an evaluation of their ability or integrity as an executive officer.

COMPENSATION DISCUSSION AND ANALYSIS
This compensation discussion and analysis (“CD&A”) describes the key objectives, elements and rationale for each component of the executive compensation program for our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers employed at the end of the 2024 fiscal year, whom we collectively refer to in this CD&A as our “NEOs” or “Named Executive Officers.”

2024 Named Executive Officers
Herbert S. Vogel	President, Chief Executive Officer and Director
A. Wade Pursell	Executive Vice President and Chief Financial Officer
Elizabeth A. McDonald	Executive Vice President and Chief Operating Officer
James B. Lebeck	Executive Vice President - Corporate Development and General Counsel
Kenneth J. Knott	Senior Vice President - Business Development and Land
This CD&A is divided into the following sections:

Section 1	—	Preliminary Note About This Year’s Summary Compensation Table
Section 2	—	Aligning Strategy with Stockholder Value Creation: Our Compensation Philosophy and Objectives
Section 3	—	2024 Business Highlights and Continuation of our Capital Return Program
Section 4	—	Competitive Positioning: Selection and Purpose of Our Comparative Peer Group
Section 5	—	Primary Elements of 2024 Compensation and Executive Compensation Results
Section 6	—	Compensation Determination Process
Section 7	—	Other Compensation Matters
SECTION 1—Preliminary Note About This Year’s Summary Compensation Table
•Changes to our LTIP Design in 2020 and 2021. During 2020 and 2021, in response to the global COVID-19 pandemic (the “Pandemic”) and its impact on our Company, our industry, and the broader macroeconomic environment, the Compensation Committee modified the design of our Long-Term Incentive Plan (“LTIP”) by suspending the issuance of PSUs and replacing them with performance-based cash awards.
◦The Compensation Committee made this change in order to avoid the potential for significant dilution at a time when stock prices, particularly in our industry, were severely depressed. Our Compensation Committee believed that our stock price would rebound as global health systems adjusted to the challenges presented by the Pandemic and markets stabilized—which turned out to be the case.
◦By replacing PSUs with performance-based cash awards, the Compensation Committee acted in the best interests of our stockholders to avoid the significant dilution, transfer of value, and depletion of our existing equity pool that would have occurred if PSUs had been awarded at that time. Additionally, the Compensation Committee granted 2020 LTIP awards at 50 percent of target value, and delayed the grant awards until December of 2020 when our stock price had begun to rebound.
•The Impact of Such Changes on This Year’s Summary Compensation Table. Although the grant of performance-based cash awards was disclosed in detail in our 2021 and 2022 Proxy Statements (including in the “Grant of Plan-Based Awards” table), such awards were not presented in the corresponding Summary Compensation Table.
◦This is because, pursuant to Item 402(c)(2)(vii) of Regulation S-K, non-equity incentive awards are to be presented in the Summary Compensation Table for the year in which the underlying performance metrics are satisfied and earned, which occurred in 2023 and 2024, rather than the year in which the award was first made. Accordingly, the Summary Compensation Table set forth in this Proxy Statement shows, in accordance with SEC rules, both the grant date fair value of our NEO’s 2023 and

2024 LTIP awards (inclusive of RSUs and PSUs, which we discuss in more detail below), as well as the settlement of the 2020 and 2021 performance-based cash awards that were granted in lieu of PSUs in 2020 and 2021.
◦While at first glance the Summary Compensation Table may appear to reflect a large increase in 2023 and 2024 total compensation (as compared to 2022) for our NEOs who received performance-based cash awards in 2020 and 2021, this is not the case. Rather, it more accurately reflects (i) the value of the earned 2020 and 2021 performance-based cash awards that were not, pursuant to SEC rules, disclosed in the Summary Compensation Table in the 2021 or 2022 Proxy Statement; and (ii) the value of the 2023 and 2024 LTIP awards (inclusive of PSUs), for which the grant date value is also disclosed, as required by SEC rules.
We believe it is important to clarify this potential for misconception and welcome any questions our stockholders may have about the 2024 Summary Compensation Table or the Proxy Statement more generally.
SECTION 2—Aligning Strategy with Stockholder Value Creation: Our Compensation Philosophy and Objectives
Executive Compensation Philosophy and Stockholder-Focused Objectives
We designed our executive compensation program to incentivize long-term value creation by linking pay to a balanced mix of financial, operational, and sustainability-based metrics over time. Our Compensation Committee regularly evaluates and, as appropriate, modifies our program to align executive pay with Company performance and our stockholders’ experience throughout industry cycles. The philosophy and objectives of our executive compensation program include:
•linking compensation and performance incentives to our short-term and long-term financial and operational objectives, ensuring that our executives remain focused on Company performance over varying time periods;
•incorporating TSR and adjusted free cash flow generation into our incentive programs in order to align with our stockholders’ priorities;
•heavily weighting total target compensation toward variable and performance-based program designs;
•utilizing sustainability-focused metrics to prioritize responsible deployment of capital for the long-term benefit of all stakeholders while maintaining standards consistent with evolving best practices;
•maintaining rigor in goal setting, measurement, review and accountability;
•providing competitive total compensation opportunities that allow us to attract, retain, compensate, and motivate talented leaders; and
•discouraging excessive or imprudent risk-taking.
Compensation Best Practices and Corporate Governance Highlights
Our leadership and culture encourage long-term stockholder value creation through the implementation of best practices in compensation and corporate governance matters. We align certain areas of our employee compensation structure with that of our executives to maintain internal equity and ensure consistent pay practices across the Company. We evaluate performance using both quantitative and qualitative factors and review not only “what” is achieved, but also “how” it is achieved. Our stockholder engagement efforts serve an important role in conducting this evaluation and ensuring that our executive compensation practices meet or exceed the expectations of our Board and our stockholders. Some best practices of our executive compensation program are set forth in the table below:

WHAT WE DO:
✓
Pay-for-Performance: A significant majority of our executive pay is variable and linked to meeting our short-term and long-term financial, operational, and sustainability-based goals, aligning incentives with long-term stockholder value creation.
✓
Caps on Incentive Awards: Performance-based equity awards are capped at target payout if absolute TSR is negative for the performance period. The annual cash bonus for executives with the title of Senior Vice President and above is subject to a downward adjustment if absolute TSR is negative by 10 percent or more.

✓
Performance-Weighted Compensation: A significant portion of executive compensation is in the form of performance-based awards, with 60 percent of our CEO’s 2024 target LTIP value delivered in performance-based awards and 88% of our CEO’s total target direct compensation variable and tied to performance.
✓
Clawback Policy: We maintain a clawback policy applicable to our executive officers that requires the repayment of certain incentive-based compensation following an accounting restatement resulting from material noncompliance with financial reporting requirements, and that otherwise conforms to SEC rules and NYSE listing standards.

✓
Proper Incentives: Our short-term incentive plan (“STIP”) includes mechanisms to modify payout based on TSR and adjusted free cash flow performance to align incentives with our stockholders’ priorities.
✓
Equity Ownership Requirements: We require executive officers and directors to maintain meaningful ownership of our stock to ensure their interests are appropriately aligned with the long-term financial interests of our stockholders.

✓
Compensation Risk Assessment: The Compensation Committee annually reviews an analysis of our incentive compensation plans prepared by its independent compensation consultant to ensure our plans are designed appropriately and do not encourage excessive risk taking, while considering market changes and peer group comparisons.
✓
Sustainability-Based Incentives: Quantitative and qualitative sustainability metrics, including measures related to safety performance and training, spill performance, and greenhouse gas emissions (gross and methane intensity) comprise substantial weightings in our incentive plans.

✓	Target the Median: We generally target pay opportunities for our executives at the market median.	✓	Independent Compensation Consultant: The Compensation Committee retains an independent compensation consultant.

WHAT WE DO NOT DO:
✗	No Excise Tax Gross-ups: We do not provide golden parachute excise tax payments or gross-ups.	✗
Prohibited Transactions: We do not permit officers, employees, or directors to enter into transactions that hedge the value of our securities owned by them, hold our securities in margin accounts, pledge our securities to secure indebtedness, or buy or sell options or derivatives with respect to our securities.

✗	Limited Severance: We typically do not provide severance benefits in the event of termination without cause, unless it is related to a change of control.

✗	No Single-Trigger Change of Control Severance: We do not provide “single-trigger” cash severance or equity vesting acceleration upon a change of control.	✗	No Excess Perquisites: Executive perquisites are minimal and comprise a very small portion of the executive compensation package.

✗	No Dividends on Unvested Equity: We do not pay dividends or dividend equivalents on unvested equity awards.	✗	No Unlimited Cash Bonuses: Annual cash incentive awards are capped regardless of performance against our short-term metrics.

✗	No Guaranteed Base Salary Increases: Base salary levels are reviewed annually and periodically adjusted based on market conditions, competitiveness, and internal considerations.	✗	No Employment Contracts: The employment of our executives is “at will,” and there are no written employment agreements with any executive officers.

SECTION 3—2024 Business Highlights and Continuation of Our Capital Return Program
In 2024, we returned substantial capital to our stockholders, delivered excellent financial and operating results, substantially increased acreage and inventory through the Uinta Basin Acquisition, and increased our estimate net proved reserves to achieve a Company record.
____________________________
All metrics given for the full year 2024 unless otherwise noted.
(1)    As of December 31, 2024; year-over-year increase compared to December 31, 2023
(2)    From $190 million on October 1, 2024 to $68.5 million at year-end 2024
Beginning in September 2022, our Board approved a stock repurchase program that authorized the repurchase of up to $500 million in aggregate value of our common stock through year-end 2024 (the “Stock Repurchase Program”). In total, the Company has repurchased approximately 10.1 million shares from the announcement of the Stock Repurchase Program through year-end 2024.
During the first half of 2024, we repurchased 1.8 million shares of our common stock for a total cost of $84 million, and during the full year, we paid annual dividends of $0.74 per share, an increase from annual dividends of $0.60 per share paid in 2023. Inclusive of the Stock Repurchase Program and our payment of fixed dividends (collectively, our “Capital Return Program”), we returned a total of $169 million of capital to stockholders in 2024.
In June 2024, our Board approved an 11 percent increase to our fixed dividend, to $0.80 per share annually, to be paid in increments of $0.20 per share per quarter, beginning in the fourth quarter of 2024; and further, reauthorized and extended our existing Stock Repurchase Program to $500 million through 2027. We believe that our Capital Return Program, which we intend to fund with cash flows from operations, will be sustainable and will create long-term value for our stockholders, while our callable senior notes provide the opportunity to reduce absolute debt over time with cash on hand.
The graph below illustrates the Company’s stock price performance as compared to the average of our 2024 peer companies’ stock price performance (excluding those peers that did not exist for the duration of the period shown), the price of crude oil, and the S&P 500 during the period from January 2020 through December 31, 2024.

SECTION 4—Competitive Positioning: Selection and Purpose of Our Comparative Peer Group
Comparative Peer Group
The establishment of an appropriate peer group is crucial to the design of our executive compensation program. This ensures that the total compensation opportunities provided to our executive officers are competitive in our market, considering factors such as business competition, investment dollars, and executive talent. The Compensation Committee selected our peer companies based on (i) industry, including companies in the exploration and production sector of the energy industry; (ii) organization size, with financial characteristics such as revenue, market capitalization, and enterprise value similar to those of the Company; and (iii) market competition, comprising companies that compete with us for executive talent and investors. The Compensation Committee, aided by analysis from the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), assesses the composition of the peer group annually to ensure it continues to remain appropriate, reflecting changes in business profile and relative size. In April 2024, the Compensation Committee approved the peer group used for 2024 compensation comparisons (except that base salaries for our NEOs were set in early 2024 and assessed against the 2023 peer group), which included the following companies:

2024 Peer Group
Antero Resources	Gulfport Energy Corporation	Northern Oil & Gas
California Resources Corporation	Kosmos Energy Ltd.	Ovintiv Inc.
Chord Energy	Magnolia Oil & Gas Corporation	Permian Resources
Civitas Resources	Marathon Oil Corporation	Range Resources Corporation
CNX Resources Corporation	Matador Resources Company	Talos Energy Inc.
Comstock Resources	Murphy Oil Corporation	Vital Energy

The following chart depicts the changes to our 2024 peer group as compared to our 2023 peer group:

2023 Peers Removed from 2024 Peer Group	New 2024 Peers
Chesapeake Energy Corporation	California Resources Corporation
Callon Petroleum Company	Gulfport Energy Corporation
Denbury Inc.	Kosmos Energy Ltd.
PDC Energy Inc.	Marathon Oil Corporation
Southwestern Energy Company	Murphy Oil Corporation
Ovintiv Inc.
Talos Energy Inc.
Companies in the 2023 peer group that were not included in the 2024 peer group were removed because of acquisitions by substantially larger companies that do not meet the qualifications assessed by the Compensation Committee (or in the case of Chesapeake Energy Corporation and Southwestern Energy Company, the combination of such companies). Companies added to the 2024 peer group were included because they meet the qualifications assessed by the Compensation Committee, and because the Compensation Committee believes that a larger sample size of peer companies improves the statistical validity of compensation comparisons and provides a more representative sample of market practices, which reduces the potential for outliers to unduly influence benchmarking outcomes and enables the Compensation Committee to discern trends and make informed adjustments to align executive pay with industry standards. Marathon Oil Corporation was added to the 2024 peer group for the reasons given in the prior sentence; however, following its acquisition by ConocoPhillips, it has been removed from the Company’s 2024 peer group.
SECTION 5—Primary Elements of 2024 Compensation and Executive Compensation Results

	Compensation Element	Duration	Description	Purpose
FIXED	Base Salary (cash)	Short-term (annual)	Fixed compensation based on position, experience, and expertise; generally targeted at median of peer group.	Attract and retain qualified employees; provide a level of fixed pay based on skills, competencies, experience, and individual performance.
AT-RISK	Annual Cash Bonus	Short-term (annual)	Annual cash incentive opportunity dependent upon individual and corporate performance in key financial, operational, and sustainability-based metrics.
Drive superior annual performance; incentivize achievement of financial, operational, and sustainability-based goals aligned with the Company’s annual business plan. Aligns payout with stockholder outcomes through modifiers that increase/decrease payout based on absolute TSR and adjusted free cash flow generation.

	Restricted Stock Units	Long-term (3-year)	Time-based restricted equity that vests ratably over a three-year period, generally subject to continued employment.	Promotes retention and stock ownership; incentivizes long-term sustainable value creation through stock price performance.
	Performance Share Units	Long-term (3-year)	Performance-based equity award based on three-year performance of adjusted free cash flow generation, absolute TSR, relative TSR, and sustainability performance; generally subject to continued employment.	Incentivizes long-term sustainable value creation that is aligned with our strategic plan; requires a threshold level of performance to receive any payout under all metrics.

2024 Incentive Plan Results
The graphic below illustrates the relationship between our STIP and LTIP performance metrics and our incentive plan results.

HOW WE MEASURE PERFORMANCE	2024 PERFORMANCE RESULTS		PAYOUT RESULTS

2024 STIP METRICS(1)	2024 STIP PERFORMANCE		2024 STIP PAYOUT RESULTS
QUANTITATIVE METRICS	METRIC WEIGHTING	RESULTS(2)
Cash Flow	25%	8% above target	STIP MULTIPLIER
		1.40 multiplier(3)
Proved Developed Reserve Additions	20%	5% above target	1.31x
		1.28 multiplier(3)
Finding & Development Costs	15%	8% above target	2024 LTIP PAYOUT RESULTS
		1.32 multiplier	CASH PERFORMANCE AWARD MULTIPLIER
Sustainability	15%	10% below target
		0.67 multiplier	1.69x
Production Volume	15%	3% above target
▪Free Cash Flow Generation: Performance ($1.99 billion) exceeded the maximum performance level ($1.70 billion), resulting in a capped 2.0 multiplier.

▪Net Debt-to-Adjusted EBITDAX: Performance (0.60x) exceeded the maximum performance level (1.00x), resulting in a capped 2.0 multiplier.

▪Sustainability Metrics: Performance for 2 of 3 sustainability metrics fell short of target and performance for 1 sustainability metric exceeded target resulting in a 0.76 multiplier.

▪Absolute TSR: Performance (28% annualized TSR) exceeded the maximum performance level (20% annualized TSR) resulting in a capped 2.0 multiplier.

		1.16 multiplier(3)
Cash Operating Costs	10%	9% above target
		1.36 multiplier
QUALITATIVE METRIC	QUANTITATIVE MULTIPLIER	1.21x multiplier

Exploration Success & Inventory Additions	Modifier (up to +/- 0.10)	0.10 adjustment

	Initial STIP Multiplier Absolute TSR Modifier Final Multiplier	1.31x No Impact(4) 1.31x

2021-2024 LTIP METRICS(1)	2021-2024 LTIP PSU PERFORMANCE		AVG. LTIP PAYOUTS OVER TIME
	METRIC WEIGHTING	RESULTS	5yr. Trailing Average: 1.48x 10yr. Trailing Average: 0.86x (Target = 1.00x)
Free Cash Flow Generation	25%	2.0 multiplier
Net Debt-to-Adjusted EBITDAX	25%	2.0 multiplier
Sustainability Metrics	25%	0.76 multiplier
Absolute TSR	25%	2.0 multiplier
	Final LTIP Multiplier	1.69x
(1) The definitions and methods of calculating results for each of our STIP and LTIP performance metrics are given in greater detail below.
(2) Expressed as a percentage of performance compared to our 2024 targets; 2024 targets were not modified and results exclude impacts of the Uinta Basin Acquisition.
(3) Performance measured on an adjusted free cash flow basis; the multiplier is given after application of the adjusted free cash flow modifier.
(4) Absolute TSR was +2%; because threshold (+10%) was not reached, the Absolute TSR modifier had no impact.

Total Direct Compensation Mix
The graphs below show the 2024 target total direct compensation mix for our Chief Executive Officer and other NEOs. As the charts illustrate, 88 percent and 81 percent of target total direct compensation for our Chief Executive Officer and other NEOs, respectively, is attributable to performance-based STIP and LTIP awards, and thus is variable and tied to performance (i.e., “at risk”).
Base Salary
Base salary is intended to provide a foundation of cash compensation that recognizes the level of responsibility, authority, and experience of each individual executive, and compensates such executive for day-to-day contributions to our success. The Compensation Committee generally sets base salaries at or near the median of our peers, but considers individual circumstances such as responsibilities, skills, and experience. The table below reflects the 2024 base salaries of each of our NEOs, which were effective as of April 2, 2024, and a comparison to their respective 2023 base salaries. Our NEOs’ base salary increases in 2024 reflect market adjustments based on peer data comparative analysis.

Name	2024 Base Salary	2023 Base Salary	Percent Change Between 2024 and 2023
Vogel	$864,006	$826,800	4.5%
Pursell	$565,429	$541,080	4.5%
McDonald	$560,000	N/A(1)	N/A(1)
Lebeck	$449,350	$430,000	4.5%
Knott	$401,652	$384,356	4.5%
____________________________
(1)    Ms. McDonald was not an employee of the Company during 2023.
Short-Term Incentive Plan
Short-Term Incentive Plan—Objectives
Our STIP is designed to incentivize the successful execution of our annual business plan, measured by achievement of the Company’s annual performance goals. These performance objectives are established in the first quarter of each year by the Compensation Committee in consultation with management and FW Cook. At the discretion of the Compensation Committee, these goals may be adjusted from time-to-time during the year due to significant changes in our business. The Compensation Committee did not modify our STIP performance goals or target performance levels during 2024, and accordingly, excluded the impacts of the Uinta Basin Acquisition in determining our quantitative performance results. The Compensation Committee determined not to make such modifications because the transaction closed in the fourth quarter of the year and the seller continued to operate the acquired assets under a transition services arrangement through the end of the year. STIP awards are paid in cash under the SM Energy Company Section 162(m) Cash Bonus Plan, effective as of May 21, 2014 (the “Cash Bonus Plan”).
The Compensation Committee determines amounts earned under the STIP not only by the extent to which management achieved the designated performance goals, but also by evaluating how management achieved those goals, as well as overall market and industry conditions. The Compensation Committee’s exercise of judgment and discretion protects the STIP from having an illogical outcome if circumstances change during the year such that the formulaic goals do not reflect reasonable outcomes.
For the 2024 plan year, the Compensation Committee made no changes to the prior year’s STIP design, determining that it appropriately incentivized stockholder value creation in the current environment. The 2024 STIP metrics, including weighting and target and actual performance, are reflected in the table below under the heading titled “Short-Term Incentive Plan - 2024 Performance.”
Consistent with prior years, the Compensation Committee believes that generation of free cash flow is an important component of our business strategy and absolute TSR reflects the experience of our stockholders. Accordingly, the Compensation Committee continued to incorporate these metrics into the 2024 STIP design through two mechanisms:
•Adjusted Free Cash Flow: The cash flow, production volume and proved developed reserve addition metrics are calculated on an adjusted free cash flow basis. Any adjustment to these metrics on the basis of the Company’s generation of adjusted free cash flow is limited to a range of 80 percent to 120 percent of the unadjusted result.
•Absolute TSR Modifier: The STIP multiplier is subject to a modifier that increases payout for all employees, or decreases payout for our NEOs, if absolute TSR for the year increases or decreases by an amount between 10 and 30 percent in either direction. Specifically, if absolute TSR increases by an amount between 10 percent and 30 percent, then payout for all employees may be increased by up to 1.2 times (subject to an overall payout cap of 2.0 times), and if absolute TSR for the year decreases between negative 10 percent and negative 30 percent, then payout for our NEOs may be reduced down to 0.8 times. The modifier is determined by interpolating the change in TSR within the stated range, capping the upside adjustment at 1.2 times and limiting downside adjustment for our NEOs to 0.8 times.
Each NEO is assigned a target bonus as a percentage of his or her base salary, based on the pay level that the Compensation Committee deems to be competitive and appropriate assuming all of our performance goals are achieved at the “target” level. Actual bonuses can range from zero to two times a participant’s target percentage, regardless of the level of outperformance that may be achieved in any given year.
Actual awards are based on the Compensation Committee’s assessment of the Company’s performance and the individual performance of each of our NEOs. Target bonuses as of December 31, 2024, as a percentage of base salary for each of the NEOs, were as set forth in the following table.

Name	2024 Target STIP Level, % of Base Salary
Vogel	120%
Pursell	100%
McDonald	100%
Lebeck	80%
Knott	75%
Short-Term Incentive Plan— 2024 Performance
In determining 2024 annual cash bonus awards for our NEOs, the Compensation Committee assessed Company performance with respect to the six quantitative metrics and one qualitative metric described below. The

Compensation Committee’s evaluation of our performance under the quantitative metrics is set forth below, and resulted in an initial multiplier of 1.21 times each NEO’s target bonus level:

Quantitative Goals
Performance Measure	Factor Weight	Threshold	Target(2)	Max	Actual Result	Weighted STIP Multiplier
Cash Flow ($ in millions)(1)	0.25	1,453.00	1,720.00	2,141.00	1,858.00	0.35
Proved Developed Reserve Additions (MMBOE)(1)	0.20	75.50	89.40	111.30	94.00	0.26
Finding and Development Costs ($ per BOE)	0.15	15.44	13.38	10.09	12.35	0.20
Sustainability	0.15	0.85	1.00	1.25	0.90	0.10
Production Volume (MMBOE)(1)	0.15	48.50	57.40	71.50	59.10	0.17
Cash Operating Costs ($ per BOE)	0.10	14.49	12.56	9.47	11.48	0.14
Preliminary Result						1.21
(1) Performance measured on an adjusted free cash flow basis; the multiplier is given after application of the adjusted free cash flow modifier.
(2) Performance targets were not modified during 2024. Therefore, performance results exclude the impacts of the Uinta Basin Acquisition, which was closed during the fourth quarter of 2024 and operated by the seller of the assets through the end of the year.

Target performance for each 2024 STIP performance metric was set at a more challenging level as compared to target performance for the corresponding metric under the 2023 STIP design, reflecting the rigorous nature of the program. Target performance with regard to three metrics (Proved Developed Reserve Additions, Finding and Development Costs and Cash Operating Costs) were set at levels below 2023 actual performance. The reason for this is generally due to updated assumptions incorporated into our business plan and public guidance. More specifically, for Proved Developed Reserve Additions and Finding and Development Costs, our 2024 target was set below 2023 performance primarily due to the timing of when we expected to complete certain wells (which impacts the timing of incurring capital expenditures and booking reserves). For Cash Operating Costs, our 2024 target is set below 2023 actual performance as a result of higher expected lease operating expenses in our Permian region.
Our method of calculating our results, and the reasons that we believe such performance metrics incentivize superior business performance and stockholder value creation, are as follows:

Performance Measure	Description
Cash Flow	Our cash flow target is calculated based on Adjusted EBITDAX, which represents net income (loss) before interest expense, interest income, income taxes, depletion, depreciation, amortization and asset retirement obligation liability accretion expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures, gains and losses on extinguishment of debt, and certain other items. This measure is important because our cash flow is the primary source of funding for our ongoing capital program, working capital needs and our Capital Return Program, as well as a key factor in stockholder value creation.
Proved Developed Reserve Additions
The proved developed reserve additions target represents the proved developed reserves estimated to be added from projects funded under our capital program during 2024. This measure is important because proved developed reserves are the primary source of future production and cash flow for us and, as such, relate directly to the value of our Company.

Sustainability
In 2022, we modified the sustainability component of our STIP from a qualitative to a quantitative performance metric. We maintained the quantitative nature of this metric in 2024, with goals to reduce our total recordable incident rate, spill volumes, GHG emissions intensity and methane emissions intensity. This measure is important because it highlights the Company’s commitment to sustainability and the importance of integrating sustainability performance into our Company’s culture. In addition to the quantitative performance targets, the Company’s sustainability goal included meeting routine and non-routine flaring goals, recycling water in Texas operations, preparing for compliance with SEC climate change disclosure rules, and evaluating and incorporating modern technology in sustainability goals.

Finding and Development Costs
Finding and development costs are a measure of the efficiency of our capital program in generating value. The finding and development costs target represents the estimated cost of proved developed reserve additions on a dollar per barrel of oil equivalent (“BOE”) basis projected under our 2024 business plan.

Production Volume	The production volume target represents the volume of oil, gas, and NGLs forecast to be produced under our 2024 business plan. This measure is important because proceeds from the sale of production generate essentially all of our revenue.
Cash Operating Costs
Our cash operating costs are calculated as the sum of our lease operating expenses, ad valorem taxes, transportation costs, production taxes, and general and administrative expenses (less stock compensation expense), on a per BOE basis.

Qualitatively, our inventory growth goals were to:
•grow the Company’s total resources by 80 MMBOE;
•advance our plans for upcoming inventory opportunities, including testing exploration wells and applying advanced technology on existing acreage;
•identify exploration plays and make investment-ready recommendations;
•identify and recommend acreage or acquisition targets of sufficient scale and capable of competing with 2027-2029 inventory;
•enhance our existing processes to track industry-wide exploration activity to identify new prospects; and
•demonstrate application of new technologies that enhance returns or inventory.
With respect to these qualitative measures, the Compensation Committee may adjust the initial multiplier either upward or downward by up to 0.10. A determination of 0.00 represents performance in line with expectations during the year. Following its evaluation of the Company’s quantitative STIP metrics and initial determination of a 1.21 multiplier, the Compensation Committee determined that the Company achieved and, particularly in light of the Company’s successful consummation of the Uinta Basin Acquisition, significantly exceeded expectations with regard to the Company’s qualitative inventory goals. Total resources added during the year totaled 303 MMBOE (as compared to the target goal of 80 MMBOE), and the Compensation Committee determined that the Company was successful in accomplishing all of the other growth goals. As a result, the Compensation Committee adjusted the quantitative result by the maximum amount of 0.10.
As stated above, the STIP multiplier may be further adjusted if the Company’s TSR for the annual performance period (inclusive of dividends) increases by an amount greater than 10 percent or decreases by an amount less than negative 10 percent. Any increase or decrease within the range of positive 10 percent and negative 10 percent has no impact on the multiplier. The Company’s 2024 TSR was equal to positive 2 percent

(inclusive of dividends); therefore, no adjustment was made to the multiplier based on the TSR modifier. Accordingly, the total pool multiplier for the 2024 STIP was 1.31, as shown in the following table:

STIP Multiplier
Initial STIP Multiplier: Quantitative Metrics	1.21
STIP Multiplier: Adjusted for Qualitative Metric	0.10
STIP Multiplier: Applying TSR Modifier(1)	0.0
Final STIP Multiplier:	1.31
(1) Absolute TSR was +2%; because threshold (+10%) was not reached, the modifier had no impact.
The table below sets forth our NEO’s base salaries actually earned in 2024, their target STIP payouts as a percentage of base salary, the STIP multiplier applied to each NEO’s STIP calculation, and their actual STIP payouts.

Name	Salary Paid in 2024	Target STIP %(1)	STIP Multiplier	STIP
Vogel	$853,989	120%	1.31	$1,342,471
Pursell	$558,874	100%	1.31	$732,124
McDonald	$161,539(2)	100%	1.31	$211,615(2)
Lebeck	$444,141	79%(3)	1.31	$459,641
Knott	$396,996	75%	1.31	$390,048
____________________________
(1)    Expressed as a percentage of base salary.
(2)    Ms. McDonald’s 2024 base salary and STIP payment was prorated in 2024 based on her hire date of September 9, 2024.
(3)    Mr. Lebeck’s 2024 STIP target percentage was prorated in 2024 based on his promotion from a senior level vice president (75% target STIP) to an executive level vice president (80% target STIP).

In addition to the prorated 2024 STIP bonus paid to Ms. McDonald as reflected in the table above, Ms. McDonald received a sign-on bonus of $1,750,000 that is intended to serve as a make-whole award to replace forfeited compensation opportunities she would have been due from her prior employer. The sign-on bonus is economically equivalent to the forfeited value, and was paid 50 percent with Ms. McDonald’s first paycheck with the remaining 50 percent to be paid with the first paycheck following the first anniversary of her employment; provided, if Ms. McDonald voluntarily resigns or terminates employment with the Company within 12 months of the payment of either portion of the sign-on bonus, that portion must be repaid. The value and design of Ms. McDonald’s equity compensation awards made under the LTIP are discussed in greater detail below.

Long-Term Incentive Plan
Long-Term Incentive Plan—Design
Our LTIP is an equity compensation program that typically utilizes PSUs and RSUs to compensate our NEOs and other key employees for execution of our long-term business strategy. Awards of PSUs and RSUs are issued pursuant to our stockholder-approved 2006 Equity Incentive Compensation Plan, as amended (the “Equity Plan”). RSUs are generally granted with a three-year vesting schedule, with one-third of the RSUs in each grant vesting on each of the first three anniversaries of the award date, subject to continued employment. RSUs are settled in shares of our common stock at the time of vesting. PSUs are performance-based awards that are settled in shares of our common stock, with the number of resulting shares falling within a range of zero to 200 percent of the number of PSUs originally granted, dependent on the Company’s performance with respect to certain metrics determined by the Compensation Committee over a three-year performance period, and also generally subject to continued employment.
Other types of long-term incentive based awards, such as the performance-based cash grants that we awarded in lieu of PSUs in 2020 and 2021, and that are discussed in more detail below, are occasionally granted with the structure of such awards being dependent upon the circumstances in which they were granted, the

Compensation Committee’s design of such awards, and the business objectives sought to be achieved at the time of issuance.
2021-2024 LTIP Performance Period Results
As discussed in greater detail at the beginning of the CD&A, in 2020 and 2021, our Compensation Committee granted performance-based cash awards to our NEOs in lieu of PSUs to avoid the potential for significant dilution at a time when stock prices, particularly in our industry, were severely depressed as a result of the Pandemic.
At the completion of the 2021-2024 performance period on June 30, 2024, performance-based cash awards were earned and settled at 169 percent of target. The four performance metrics applicable to this period are set forth in the table below, and we achieved the stated result based upon our actual performance with regard to these metrics, as compared to the targets set at the beginning of the performance period. Notably, the Company’s actual performance with regard to the Free Cash Flow Generation, Net Debt-to-Adjusted EBITDAX and Absolute TSR performance metrics, which collectively comprised 75 percent of the weighting of the plan, significantly exceeded the high-end of the applicable performance ranges, and therefore were capped at 200 percent of target payout.

LTIP Multiplier (2021-2024)
Metric (weighting)	Description	3-Year Performance Goals			Actual Performance	Payout Result
		Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)
Free Cash Flow Generation(1) (25%)	Measurement of gross free cash flow generation during the period beginning on July 1, 2021, and ending on June 30, 2024.	$300 Million	$1 Billion	$1.7 Billion	$1.99 Billion	200%
Net Debt-to-Adjusted EBITDAX(2) (25%)	Determination of the Company’s Net Debt-to-Adjusted EBITDAX ratio at the end of the performance period on June 30, 2024.	2.5x	1.5x	1.0x	0.60x	200%
Sustainability Metrics (25%)	Measurement of the Company’s performance with regard to the following metrics: (10%) GHG Emissions Intensity Reduction(3) (5%) Employee and Contractor Safety(4) (5%) Spill Performance(5)	GHG Emissions Intensity Reduction:			13% Reduction	76%
		10% Reduction	20% Reduction	55% Reduction
		Employee and Contractor Safety:			63rd Percentile
		2nd Quartile	Top Quartile	Top Decile
		Spill Performance:			83rd Percentile
		2nd Quartile	Top Quartile	Top Decile
Absolute TSR (25%)	Annualized shareholder return comparing the trailing 20-day average stock price of the Company’s stock as of June 30, 2021 to the trailing 20-day average of the Company’s stock price as of June 30, 2024, adjusted for cumulative dividends paid.	+5%	+10%	+15%	+28%	200%
LTIP Multiplier:						1.69x
(1) Free Cash Flow is measured as net cash provided by operating activities less net cash used in investing activities excluding acquisitions and before all returns of capital.
(2) Net Debt: total principal amount of outstanding senior unsecured notes plus amounts drawn on the revolving credit facility less cash and cash equivalents.
Adjusted EBITDAX: net income (loss) before interest expense, interest income, income taxes, depletion, depreciation, amortization and asset retirement obligation liability accretion expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains/losses net of settlements, gains/losses on divestitures, gains/losses on extinguishment of debt, and certain other items.
(3) Reduction in metric tons of CO2e per gross MBoe produced (scope 1 + scope 2) from FY 2020 to FY 2023.
(4) Total recordable incident rate as compared to the AXPC three-year average relative ranking.
(5) Spill volumes (bbls/1000 bbls produced) as compared to the AXPC three-year average relative ranking.

2024-2027 LTIP Performance Period Design and Awards
As noted in greater detail above, during 2020 and 2021, the Compensation Committee replaced the issuance of PSUs with performance-based cash awards under our LTIP in order to limit the potential for excessive dilution and value transfer during the Pandemic. In 2022, following recovery of commodity prices and the Company’s stock price, the Compensation Committee returned to its pre-Pandemic practice of granting equity-based PSUs rather than cash-based performance awards. The Compensation Committee retained this design in 2024 and granted LTIP awards to our NEOs comprised of an equal mix of PSUs and RSUs, based on target grant date fair value (except for our CEO, who received 60 percent of his LTIP value in PSUs with the remaining 40 percent in RSUs).
For the 2024-2027 performance period, the Compensation Committee made no changes to the prior year’s PSU performance metrics after determining that such metrics appropriately incentivized execution of our long-term business strategy and achievement of the metrics that the Compensation Committee believes are most important to our stockholders. The performance metrics and weighting comprising the PSU awards for the 2024-2027 performance period are set forth below.

In determining the total LTIP grant values for 2024, the Compensation Committee considered various factors, including share price performance, historical fair value transfer (or the percentage of market capitalization transferred to employees annually in the form of stock-based awards, “FVT”) under our long-term incentive compensation system compared to our peer group companies, input from FW Cook on expected trends in LTIP design and FVT for the subject period as well as the value of our compensation peers’ long term incentive awards following FW Cook’s executive compensation review, and shares available under our Equity Plan. Following such consideration, the Compensation Committee made the following 2024 LTIP awards:

Name	2024 LTIP Grant Value
Vogel	$5,499,984
Pursell	$2,499,999
McDonald	$2,300,009(1)
Lebeck	$1,600,001
Knott	$800,019
______________________
(1) Ms. McDonald’s 2024 LTIP Grant Value was approved in connection with her hiring on September 9, 2024, and is subject to the same vesting dates (except for the initial vesting date, which is the one year anniversary of her hire date), performance period, performance metrics, and other terms applicable to the other NEOs. Ms. McDonald’s sign-on bonus does not include an equity component.

RSUs were approved in June 2024 and awarded on July 1, 2024, consistent with our typical equity grant timing (except for Ms. McDonald, whose 2024 RSU award was made at the time of her hire in September 2024). PSUs were awarded during the fourth quarter of 2024, with the PSUs subject to the measurement period beginning October 1, 2024, and ending June 30, 2027 (except for performance measures related to sustainability metrics, for which greenhouse gas emissions intensity will be measured from January 1, 2024, through December 31, 2026, and safety and spill performance will be measured from July 1, 2024 to June 30, 2027). PSU awards are typically made on July 1 of any given year; however, 2024 PSU awards were delayed until October 1, 2024, in order to allow for the closing of the Uinta Basin Acquisition and inclusion of the acquired assets in setting the performance targets for the 2024 PSU awards. The graphic below reflects the structure of our 2024 long-term incentive awards to our NEOs:
(1) Sustainability performance metrics include reduction in greenhouse gas emissions intensity, employee and contractor safety, and spill performance.

With respect to each metric, a threshold level of performance is required in order to receive any payout, a target level of performance is set to achieve target payout, and a maximum level of performance is established in order to receive maximum payout, with payout interpolated for performance falling between the minimum and maximum levels. No payout is awarded for performance below the minimum level, negative absolute TSR caps the payout at target, above median relative TSR is required for target payout with respect to the relative TSR metric and, in all cases, payout is capped if actual performance meets or exceeds the maximum level. With respect to the sustainability metrics, reduction in greenhouse gas emissions intensity and employee and contractor safety each comprise 10 percent of the overall weighting of the award, whereas spill performance accounts for five percent of the overall weighting. The greenhouse gas emissions intensity reduction target is based on the Company’s projected greenhouse gas emission intensity reduction goals, and will incorporate the assets acquired in connection with the Uinta Basin Acquisition. The targets for safety and spill metrics are based upon the top quartile of the trailing three-year average of reporting American Exploration Production Council (“AXPC”) members (and in the case of spills, based upon the trailing three-year average of AXPC oil-weighted reporting companies).
The Compensation Committee believes that the inclusion of absolute TSR, relative TSR and adjusted free cash flow metrics incentivizes management’s continuing efforts to deliver stockholder value by aligning incentives with the long-term interests of our stockholders, while the use of sustainability-focused metrics recognizes the importance of, and incentivizes management to deliver, sustainable and responsible deployment of capital for the long-term benefit of all stakeholders.
SECTION 6—Compensation Determination Process
Responsibilities of the Compensation Committee
Our executive compensation is determined by the Compensation Committee. During 2024, the Compensation Committee was comprised of four independent directors and continued to operate under the framework of a written charter. Members of the Compensation Committee are appointed by our Board for, among other things, the purposes of:
•reviewing and approving our general compensation strategy and objectives, as well as disclosure required by SEC and listing exchange rules and regulations;
•reviewing and recommending our compensation plans, policies and programs to the Board for its approval;
•reviewing the performance and approving the compensation of our directors and executive officers, including our Chief Executive Officer; and
•overseeing the administration of our employee compensation and benefit plans.
In 2024, the Compensation Committee met ten times to administer the matters noted above and address other matters required under its charter.
Independent Compensation Consultant
FW Cook serves as the independent executive compensation consultant for, and reports directly to, the Compensation Committee. The Compensation Committee may replace FW Cook or hire additional consultants or other advisors as it deems necessary. A Principal of FW Cook regularly attends Compensation Committee meetings and communicates with the Compensation Committee between meetings, as requested. The services that FW Cook provides, based upon direction from the Compensation Committee, include advising the Compensation Committee on the design of our executive compensation programs and the evolving best practices related thereto, providing market information and analysis regarding the competitiveness of our executive compensation opportunities, conducting compensation risk assessments, and providing analysis concerning the equity compensation practices of our peers. After consideration of various independence factors, the Compensation Committee determined in 2024 that FW Cook’s work did not raise any potential conflicts of interest. In 2024, FW Cook did not provide any services to us other than those requested by the Compensation Committee and related to FW Cook’s engagement as the independent consultant to the Compensation Committee.

Independence of the Compensation Committee
Based upon the independence tests set forth in Section 303A.02 of the Corporate Governance Standards of the NYSE Listed Company Manual, our Board has determined that all members of the Compensation Committee are independent.
Compensation Risk Assessment
Each year, the Compensation Committee, in consultation with FW Cook, reviews and evaluates our compensation policies and practices for all employees to assess to what extent, if any, these policies and practices could result in risk taking incentives, whether our compensation policies and practices mitigate such risk taking incentives by properly aligning the interests of our employees with the interests of our stockholders, and whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us. In 2024 and 2025, the Compensation Committee determined that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us.
Role of Management in Determination Process
Under the oversight of our Chief Executive Officer and our Vice President - Human Resources, management provides recommendations to the Compensation Committee on matters of compensation philosophy and plan design. Our Chief Executive Officer recommends pay levels for executives, other than himself, based on competitive market data, past performance, and future potential. Our Human Resources department supports management and the Compensation Committee by providing information on historical compensation levels, employee evaluations and its analysis of comparative industry data, and by interfacing with FW Cook. While members of the management team attend Compensation Committee meetings, they are not generally present during executive sessions, and individual members of the management team are never present during discussions of their respective compensation. The Compensation Committee and our Board, as required under the charter of the Compensation Committee, make all final decisions with respect to compensation of our executive officers.
Tally Sheets
To enhance the analytical data the Compensation Committee uses to evaluate the compensation of our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Operating Officer, and Executive Vice President - Corporate Development and General Counsel and to provide the Compensation Committee with a consolidated view of the aggregate value of all material elements of compensation for those executives, our Human Resources department provides the Compensation Committee and FW Cook with a tally sheet summary of all of the compensation and benefit arrangements for each of those executives, including severance arrangements and all benefits provided in connection with termination of employment. The tally sheets show the amount the executive would receive under various foreseeable circumstances (e.g., termination with or without cause, resignation, and retirement or termination in connection with change of control). The Compensation Committee does not assign a specific weighting to the tally sheets in its overall decision-making process concerning compensation, but rather uses the information provided to gain additional perspective and as a reference.

SECTION 7—Other Compensation Matters
The other components of our executive compensation program include the following:

Compensation Element	Description	Purpose
Employee Stock Purchase Plan	Employees, including our executives, may purchase shares of our common stock at a 15 percent discount to the fair market value, subject to certain limits.	Facilitate share ownership among employees and align employees’ interests with those of stockholders.
Qualified Retirement Plans	Includes qualified defined benefit pension plan and 401(k) plan with Company match.	Attract and retain employees; and support succession planning objectives by ensuring sufficiency of retirement replacement income.
Supplemental Retirement Plan	Provides benefits to certain of our executives under qualified pension plan formula on earnings above the IRC limits for the qualified plan ($345,000 for 2024).	Attract and retain executives; encourage retention; and support succession planning objectives by ensuring sufficiency of retirement replacement income.
Non-Qualified Deferred Compensation Plan	Provides tax planning opportunities for our executives, and enables our executives to receive the full benefit of matching contributions in excess of IRC limits applicable to 401(k) plans.	Attract and retain executives; encourage retention; and support succession planning objectives by ensuring sufficiency of retirement replacement income.
Benefits and Perquisites	Medical, dental, vision, life, and disability insurance.	Attract and retain highly qualified employees and support the overall health and well-being of employees.
Employee Stock Purchase Plan
The purpose of our Employee Stock Purchase Plan (“ESPP”) is to provide an opportunity for eligible employees, including our NEOs, to purchase shares of our common stock at a discount to the market price. The plan cycle consists of two periods each year, with plan periods for the six months ending June 30 and December 31 of each year. The ESPP allows employees to purchase our common stock through payroll deductions of up to 15 percent of their base compensation. The purchase price of the stock is the lower of 85 percent of the fair market value of the stock at the beginning or ending of the period. The maximum amount an employee can purchase through the plan is the lesser of (1) $25,000 per year, pursuant to the Internal Revenue Code of 1986, as amended (“IRC”), restrictions, or (2) 2,500 shares per offering period (5,000 shares per year).
Retirement Programs - Pension, Supplemental Executive Retirement Plan, 401(k) and Non-Qualified Deferred Compensation Plans
Our executives are eligible to participate in our qualified, non-contributory defined benefit pension plan (the “Qualified Pension Plan”) and a 401(k) plan on the same basis as our eligible employees. Certain of our executives are also eligible to participate in our Supplemental Executive Retirement Plan (“SERP”) and all of our executives are eligible to participate in our Non-Qualified Deferred Compensation Plan (the “NQDC”). The SERP is an unfunded, non-qualified plan that is intended to restore the benefits that would otherwise accrue to certain executive-level employees in the absence of IRC limits on the Qualified Pension Plan. The NQDC is intended to provide executives with tax planning opportunities and the opportunity to receive the full benefit of matching contributions in excess of IRC limits applicable to our 401(k) plan. We provide these plans to remain competitive in the hiring and retention of qualified personnel, and to support our succession planning objectives with a goal of providing retirement replacement income.
For certain executive-level employees, the Qualified Pension Plan, in combination with the SERP, provides a benefit after 25 years of credited service to the Company equal to 35 percent of final average compensation (or a lesser prorated percentage for qualifying employees that have not reached 25 years of credited service). Final average compensation is the average of the highest three consecutive years of the ten years preceding termination of employment. For each NEO, the level of compensation used to determine benefits payable under the Qualified Pension Plan and the SERP is that executive’s average base salary, excluding bonuses and equity compensation awarded under the LTIP.

Our 401(k) plan is a defined contribution plan also intended to be qualified under the IRC and subject to the Employee Retirement Income Security Act of 1974, as amended. The 401(k) plan allows eligible employees to contribute up to 60 percent of their income on a pretax basis through contributions to the 401(k) plan, subject to annual limits determined by IRC regulations. With respect to employees who were hired prior to January 1, 2015, and who are eligible to participate in the Qualified Pension Plan, we match 100 percent of employee deferrals in cash on a dollar-for-dollar basis, up to six percent of the employee’s base salary and cash bonus. With respect to employees hired after January 1, 2015, who are not eligible to participate in the Qualified Pension Plan, we match 150 percent of employee deferrals on a dollar-for-dollar basis up to six percent of the employee’s base salary and cash bonus, which results in a nine percent cap on the Company’s matching contributions. Company contributions vest ratably on an annual basis over an employee’s first three years of employment with the Company.
The NQDC is designed to provide executives with the opportunity to defer a portion of base salary and cash bonuses paid pursuant to the Cash Bonus Plan. Each year, participating employees may elect to defer (i) between zero percent and 50 percent of their base salary, and (ii) between zero percent and 100 percent of the cash bonus paid pursuant to the Cash Bonus Plan. The NQDC requires us to make contributions for each eligible employee equal to 100 percent of the deferred amount for such employee, limited to six percent of such employee’s base salary and cash bonus. Each eligible employee’s interest in the contributions we make will vest ratably on an annual basis over an employee’s first three years of employment with the Company. A participant’s account will be distributed based upon the participant’s payment election made at the time of deferral. A participant may elect to have distributions made in a lump sum or in annual installments ranging for a period from one to 10 years.
Benefits and Perquisites
The NEOs and all other executives are eligible to participate in our various competitive medical and dental programs on the same basis as all other employees. These plans are intended to provide benefits that support the well-being and overall health of executives and employees. Our NEOs are also provided, at no cost, consistent with all employees, group term life insurance up to two times their respective base salaries up to $2,000,000.
Timing of Equity Grants
Equity grants awarded as part of the LTIP and pursuant to our Equity Plan are generally made during the third quarter of each year. The Compensation Committee generally approves these grants at its June meeting. In 2024, grants of PSU awards were delayed until October 1, 2024, in order to allow for the closing of the Uinta Basin Acquisition and inclusion of the acquired assets in setting the performance targets for the 2024 PSU awards. The Compensation Committee, our Board or our CEO have in the past, and may in the future, make limited off-cycle grants of equity on other dates for newly hired or other executives and other employees as part of compensation packages designed to recruit, retain, or reward such persons; however, our CEO may only make such grants to non-executives. Ms. McDonald’s RSU award was made at the time of her hiring, and her PSU award was made at the same time as all other NEOs.

We do not time the grant of equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take material nonpublic information into account when determining the timing and terms of such awards, as the timing of awards is in accordance with the annual compensation cycle. Although we do not have a formal policy with respect to the timing of our equity award grants, the Compensation Committee has historically granted equity awards on a predetermined annual schedule as described above. In 2024, we did not grant stock options to our NEOs during the time period described in Item 402(x) of Regulation S-K.
No Written Employment Agreements
The employment of all executives is “at will,” subject to and in accordance with the terms and conditions of written offers of employment. There are no written employment agreements with any executive officers.

Change of Control Severance Benefits
Change of control severance protection is provided to executives at the level of Vice President and above, including each of our NEOs, and certain other key employees, through change of control executive severance agreements. See “Potential Payments Upon Termination or Change of Control—Change of Control Arrangements” for more information about these agreements and potential payments in the event of a termination of employment following a change of control. No excise tax “gross up” payments are provided.
Clawback Policy
We maintain a written clawback policy that meets the requirements of SEC rules and NYSE listing standards, requires the repayment by executive officers of certain incentive-based compensation upon the occurrence of an accounting restatement that results from material noncompliance with a financial reporting requirement. The clawback policy provides that any repayment obligation shall be determined regardless of fault and that our Board, subject to limited exceptions set forth in the recently adopted rules and listing standards, shall not have discretion to waive such obligation. Repayment obligations under the clawback policy apply to current and former executive officers of the Company that received incentive-based compensation based on a financial reporting measure during the three fiscal years preceding the date upon which the Company determined that a qualifying financial restatement was necessary, and the amount of the repayment obligation is equal to the excess of the amount that was actually paid to the executive officer over the amount that would have been paid if calculated in accordance with the restated amounts.
Stock Ownership Guidelines
To further align the interests of our executives with the interests of our stockholders with respect to long-term growth of stockholder value, the Compensation Committee has established, and our Board has approved, equity ownership guidelines for our executives and directors as follows:

Directors	5 times annual cash retainer
Chief Executive Officer	5 times annual base salary
Executive Vice Presidents	3 times annual base salary
Senior Vice Presidents and Vice Presidents	1 times annual base salary
Equity holdings include the value of unvested RSUs for purposes of these calculations, but exclude the value of unvested PSUs. Until a director or executive achieves the required ownership level, except for net settlements of equity awards for purposes of paying tax withholding obligations, such person may not sell equity without the prior approval of the Compensation Committee for the Chief Executive Officer or any Executive Vice President, and by the Chief Executive Officer for all other officers. The Compensation Committee will continue to review compliance with these guidelines annually, and more often as appropriate.
Securities Trading Policy and Prohibitions on Certain Hedging Transactions
We maintain a Securities Trading Policy, the overall goal of which is to inform our officers, employees, and directors of the risks of trading in public company securities at a time when they may be in possession of material, non-public information. In addition, our policy provides mechanisms to specifically address trading by officers, certain other employees and directors during prescribed periods of time when the risk of being in possession of material, non-public information is perceived to be highest, and generally prohibits our officers, certain other employees, and directors from trading in any of our securities without obtaining pre-clearance. Our policy also prohibits officers, employees, and directors from engaging in transactions designed to mitigate, off-set, or avoid the risks associated with a decrease in the market value of our securities, including: (a) entering into transactions that “hedge” the value of our stock through the use of financial instruments, such as prepaid variable forward contracts, equity swaps, collars, exchange funds, or any other instrument that permits an officer, director, or employee to own Company securities without the full risks and rewards of ownership; (b) holding our securities in margin accounts; (c) pledging our securities to secure indebtedness; (d) buying or selling options or derivatives with respect to our securities; (e) short selling Company securities; and (f) placing standing or limit orders on

Company securities (other than pursuant to approved Rule 10b5-1 Plans). A copy of our adopted Securities Trading Policy is filed as Exhibit 19.1 to our 2024 Annual Report.
Compensation Committee Report
The Compensation Committee of the Board of Directors of SM Energy Company reviewed and discussed the CD&A with management and FW Cook and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the disclosures set forth in the CD&A be included in this Proxy Statement and incorporated by reference into SM Energy Company’s 2024 Annual Report.

Respectfully submitted by the Compensation Committee of the Board of Directors,

Rose M. Robeson, Chair
Stephen R. Brand
Anita M. Powers
William D. Sullivan

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
As noted at the beginning of the CD&A, in response to the Pandemic and its impact on our stock price, the Compensation Committee modified the design of our LTIP in 2020 and 2021 by suspending the issuance of PSUs and replacing them with performance cash awards. This change in plan design was made to avoid the potential for significant dilution and disproportionate FVT at a time when stock prices, particularly in our industry, were severely depressed. Although the grants of performance-based cash awards were disclosed in detail in our 2021 and 2022 Proxy Statements, such awards were not presented in the corresponding Summary Compensation Tables because, pursuant to SEC rules, non-equity incentive awards are to be presented in the Summary Compensation Table for the year in which the underlying performance metrics are satisfied and earned, which occurred in 2023 and 2024, rather than the year in which the awards were made. Accordingly, the Summary Compensation Table set forth below (the “SCT”) shows both the grant date fair value of our NEO’s 2023 and 2024 LTIP awards (inclusive of RSUs and PSUs), as well as the settlement of the 2020 and 2021 performance-based cash awards that were granted in lieu of PSUs in 2020 and 2021.
While at first glance this may appear to reflect a large increase in 2023 and 2024 total compensation (as compared to 2022) for our NEOs who received performance-based cash awards in 2020 and 2021, this is not the case. Rather, it more accurately reflects (i) the value of the 2020 performance-based cash awards (which were made at 50 percent of target) and 2021 performance-based cash awards that were not, pursuant to SEC rules, disclosed in the 2021 and 2022 Proxy Statements; and (ii) the grant date fair value of the 2023 and 2024 LTIP awards. We feel it is important to clarify the figures reported for 2023 and 2024 in the SCT to reduce the potential for misunderstandings, and direct your attention to “Section 1 - Preliminary Note About This Year’s Summary Compensation Table” at the beginning of the CD&A for additional disclosure on this topic.
The SCT sets forth the annual and long-term compensation of our NEOs during each of the last three years. In addition to base salaries, the table reflects performance-based cash awards granted in 2020 (for which the underlying performance metrics are satisfied and earned in 2023) and performance-based cash awards granted in 2021 (for which the underlying performance metrics are satisfied and earned in 2024), as well as RSUs and PSUs granted in 2022, 2023, and 2024 and cash bonuses and other compensation earned during the same periods.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change In Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Herbert S. Vogel	2024	$853,989	$—	$5,499,984	$5,398,471	$319,552	$168,666	$12,240,662
President, Chief Executive Officer and Director	2023	$814,200	$—	$4,999,989	$4,815,816	$295,736	$134,889	$11,060,630
	2022	$773,077	$—	$4,500,021	$1,103,954	$188,143	$167,841	$6,733,036
A. Wade Pursell	2024	$558,874	$—	$2,499,999	$2,422,124	$165,015	$20,700	$5,666,712
Executive Vice President and Chief Financial Officer	2023	$532,834	$—	$2,249,983	$1,784,000	$116,994	$20,011	$4,703,822
	2022	$505,923	$—	$2,149,991	$602,048	$—	$18,300	$3,276,262
Elizabeth A. McDonald	2024	$161,539	$875,000	$2,300,009	$211,615	$—	$11,631	$3,559,794
Executive Vice President and Chief Operating Officer
James B. Lebeck	2024	$444,141	$—	$1,600,001	$459,641	$—	$68,858	$2,572,641
Executive Vice President - Corporate Development and General Counsel	2023	$396,923	$—	$1,500,042	$826,000	$—	$167,116	$2,890,081
	2022	$—	$—	$—	$—	$—	$—	$—
Kenneth J. Knott	2024	$396,996	$—	$800,019	$875,923	$121,847	$72,618	$2,267,403
Senior Vice President - Business Development and Land	2023	$378,499	$—	$750,005	$717,175	$85,311	$61,755	$1,992,745
	2022	$359,382	$—	$649,987	$320,748	$—	$68,474	$1,398,591
____________________________
(1)    The value disclosed for Ms. McDonald represents an $875,000 payment made upon hire. See “Section 5--Primary Elements of 2024 Compensation and Executive Compensation Results” for additional discussion of Ms. McDonald’s sign-on payment.
(2)    The amounts in this column represent the aggregate grant date fair values of PSU and RSU awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“FASB ASC Topic 718”), excluding the effect of estimated forfeitures related to service-based vesting conditions. These grant date fair values have been determined based on the assumptions and methodologies discussed in Note 10 of the Notes to Consolidated Financial Statements included in our 2024 Annual Report. PSU awards are subject to market-based performance conditions relating to our total stockholder return and relative stockholder return compared to a peer company index over a three-year performance period. No PSUs were awarded in 2020 or 2021. The value disclosed for Ms. McDonald is inclusive of the grant of 29,070 RSUs awarded upon hire. For additional information about long-term performance based-awards granted in 2024 see “2024-2027 LTIP Performance Period Design and Awards.”
(3)    The amounts in this column represent the aggregate of: (i) the cash bonuses paid in 2025, 2024, and 2023, but earned during the 2024, 2023, and 2022 performance periods, respectively, under the STIP, and (ii) the payout of the performance-based cash awards granted in 2021 and 2020 and paid in 2024 and 2023, respectively. See “Section 1—Preliminary Note About This Year’s Summary Compensation Table“ above for additional detail. The following table provides a detailed breakout of STIP bonuses paid in 2025 but earned in 2024, as well as the payout of the performance-based cash awards granted in 2021 and paid in 2024 for each NEO:

Name	2024 STIP Value	Performance-based cash awards granted in 2021
Herbert S. Vogel	$1,342,471	$4,056,000
A. Wade Pursell	$732,124	$1,690,000
Elizabeth A. McDonald	$211,615	$—
James B. Lebeck	$459,641	$—
Kenneth J. Knott	$390,048	$485,875
(4)    The amounts shown in this column are attributable to the increase, if any, in the actuarial value of each NEO’s combined benefits under our qualified and non-qualified benefit plans determined using interest rate and mortality assumptions consistent with those used in our financial statements. No NEO received preferential or above market earnings on deferred compensation.
(5)    For 2024, amounts consist of the following contributions and other compensation: (i) for Mr. Vogel: $147,966 to the Company’s Non-Qualified Compensation Plan and $20,700 to the Company’s 401(k) Profit Sharing Plan; (ii) for Mr. Pursell: $20,700 to the Company’s 401(k) Profit Sharing Plan; (ii) for Ms. McDonald: $11,631 to the Company’s 401(k) Profit Sharing Plan; (iv) for Mr. Lebeck: $29,460 to the Company’s Non-Qualified Compensation Plan, $31,050 to the Company’s 401(k) Profit Sharing Plan, $8,348 in ESPP Disqualifying Disposition income; and (v) for Mr. Knott: $51,918 to the Company’s Non-Qualified Compensation Plan and $20,700 to the Company’s 401(k) Profit Sharing Plan.
Grants of Plan-Based Awards in 2024
Pursuant to our STIP, and in accordance with our Cash Bonus Plan, the Compensation Committee established the quantitative and qualitative metrics for our 2024 STIP on February 14, 2024. As discussed above, the bonus payments associated with the 2024 STIP were earned in 2024, but were paid in 2025. In addition, pursuant to our LTIP and in accordance with the Equity Plan, the Compensation Committee approved grants of RSUs to our NEOs on June 10, 2024, and PSUs to our NEOs on October 1, 2024. These RSU grants were made effective as of July 1, 2024, and these PSU grants were made effective as of October 1, 2024. These grants are summarized in the table below.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Awards			All Other Stock Awards: Number of Shares of Stock or Units(7)	Grant Date Fair Value of Stock and Option Awards(8)
		Threshold (1)	Target (2)	Maximum (3)	Threshold (4)	Target (5)	Maximum (6)
Herbert S. Vogel	2/14/24	$512,394	$1,024,787	$2,049,574	—	—	—	—	—
	7/1/24	—	—	—	—	—	—	50,389	$2,199,984
	10/1/24	—	—	—	19,294	77,177	154,354	—	$3,300,000
A. Wade Pursell	2/14/24	$279,437	$558,874	$1,117,748	—	—	—	—	—
	7/1/24	—	—	—	—	—	—	28,630	$1,249,986
	10/1/24	—	—	—	7,309	29,234	58,468	—	$1,250,013
Elizabeth A. McDonald	9/9/24	$80,770	$161,539	$323,078	—	—	—	—	—
	9/9/24	—	—	—	—	—	—	29,070	$1,150,009
	10/1/24	—	—	—	6,724	26,895	53,790	—	$1,150,000
James B. Lebeck	2/14/24	$175,436	$350,871	$701,742	—	—	—	—	—
	7/1/24	—	—	—	—	—	—	18,323	$799,982
	10/1/24	—	—	—	4,678	18,710	37,420	—	$800,019
Kenneth J. Knott	2/14/24	$148,874	$297,747	$595,494	—	—	—	—	—
	7/1/24	—	—	—	—	—	—	9,162	$400,013
	10/1/24	—	—	—	2,339	9,355	18,710	—	$400,006
(1)    This amount represents the award earned under the Cash Bonus Plan, assuming we achieve the threshold performance for each metric under the plan, resulting in an earned percentage of 50 percent of target. However, as described above in “Section 4—Primary Elements Of Compensation and Select Executive Compensation Decisions,” actual bonuses range from zero to two times a participant’s target percentage.
(2)    This amount represents the salary amount actually paid to each of our NEOs in 2024, multiplied by the applicable STIP target percentage.
(3)    This amount represents the maximum possible award; as described above in “Section 4—Primary Elements Of Compensation and Select Executive Compensation Decisions,” actual bonuses range from zero to two times a participant’s target percentage.
(4)    This amount represents the number of shares of common stock to be issued upon settlement of PSUs granted under our Equity Plan, assuming we achieve the threshold performance level established for each metric under the plan, resulting in an earned percentage of 25 percent.
(5)    This amount represents the number of shares of common stock to be issued upon settlement of PSUs granted under our Equity Plan, assuming we achieve the target performance level established by the Compensation Committee, resulting in an earned percentage of 100 percent. PSUs represent the right to receive, upon settlement of the PSUs after the completion of a three-year performance period ending June 30, 2027, a number of shares of our common stock that may be from zero percent to 200 percent of the number of PSUs granted on the award date, depending on the extent to which we have achieved the performance criteria and the extent to which the PSUs have vested. The performance criteria for the PSUs are based on the Company’s TSR relative to the TSR of certain peer companies, the Company’s absolute TSR, adjusted free cash flow (“FCF”) generation, and the achievement of certain sustainability targets, in each case as defined by the award agreement. The PSUs will vest on July 1, 2027. The PSUs granted to Mr. Vogel are subject to the three-year performance period; however because he was of retirement eligible age, as defined in the award agreement, on the award date, if retirement occurs before the end of the performance period, these PSUs will vest in pro-rata increments on a daily basis over the three-year performance period beginning on the award date. For additional detail regarding the 2024 performance-based equity awards, please see “2024-2027 LTIP Performance Period Design and Awards.”
(6)    This amount represents the number of shares of common stock to be issued upon settlement of PSUs granted under our Equity Plan, assuming we achieve the maximum performance level established by the Compensation Committee, resulting in an earned percentage of 200 percent.
(7)    This amount represents RSUs granted under our Equity Plan. The RSUs vest one-third on July 1, 2025, one-third on July 1, 2026, and one-third on July 1, 2027 (with the exception of Mr. Vogel, who is entitled to one-sixth vesting as noted below, and Ms. McDonald whose first vest date will occur on September 9, 2026, the first anniversary of her hire date). Prior to vesting, the RSUs are subject to transfer restrictions and may be forfeited to us upon termination of employment. The RSUs are not eligible for dividends and are not credited with dividend equivalents. Holders of RSUs have no rights as stockholders of common stock until such time as the RSUs are settled for shares of common stock on the settlement date. The RSUs granted to Mr. Vogel are subject to pro rata vesting due to Mr. Vogel attaining retirement eligible age, as defined in the award agreement, on the award date. As such, the awards vest one-sixth on January 1, 2025, one-sixth on July 1, 2025, one-sixth on January 1, 2026, one-sixth on July 1, 2026, one-sixth on January 1, 2027, and one-sixth on July 1, 2027. Shares are only released on the July 1 dates.
(8)    Represents the grant date fair value of the RSU grant based on the closing market price on the grant date. The grant date fair value of a PSU is calculated using a Geometric Brownian Motion Model, and the aggregate grant date fair value represented in this column for PSUs is calculated based upon the number of PSUs granted.

Outstanding Equity Awards at 2024 Year-End
The following table shows outstanding equity awards for our NEOs as of December 31, 2024:

Name	Stock Awards
	Equity Incentive Plan Awards:
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Herbert S. Vogel
RSUs (3)	17,606	$682,409	—	$—
RSUs (5)	42,153	$1,633,850	—	$—
RSUs (7)	50,389	$1,953,078	—	$—
PSUs (10)	—	$—	101,229	$3,923,636
PSUs (12)	—	$—	100,240	$3,885,302
PSUs (14)	—	$—	77,177	$2,991,381

A. Wade Pursell
RSUs (2)	10,515	$407,561	—	$—
RSUs (4)	23,711	$919,038	—	$—
RSUs (6)	28,630	$1,109,699	—	$—
PSUs (9)	—	$—	40,304	$1,562,183
PSUs (11)	—	$—	37,590	$1,456,988
PSUs (13)	—	$—	29,234	$1,133,110

Elizabeth A. McDonald
RSUs (8)	29,070	$1,126,753	—	$—
PSUs (13)	—	$—	26,895	$1,042,450

James B. Lebeck
RSUs (4)	10,538	$408,453	—	$—
RSUs (6)	18,323	$710,199	—	$—
RSUs (15)	14,698	$569,694	—	$—
PSUs (11)	—	$—	16,707	$647,563
PSUs (13)	—	$—	18,710	$725,200

Kenneth J. Knott
RSUs (2)	3,179	$123,218	—	$—
RSUs (4)	7,904	$306,359	—	$—
RSUs (6)	9,162	$355,119	—	$—
PSUs (9)	—	$—	12,185	$472,291
PSUs (11)	—	$—	12,530	$485,663
PSUs (13)	—	$—	9,355	$362,600
____________________________
(1)    The market value of RSUs and PSUs that have not vested is calculated using the closing price of $38.76 of our common stock on December 31, 2024. The market value of PSUs is calculated based upon an earned percentage of 100 percent.
(2)    These RSUs were granted on July 1, 2022 and vest in 1/3 increments with the remaining vesting scheduled to occur 1/3 on July 1, 2025.
(3)    These RSUs were granted on July 1, 2022 and vest(ed) in 1/6 increments with the remaining vesting scheduled to occur (or having occurred) 1/6 on January 1, 2025 and 1/6 on July 1, 2025.
(4)    These RSUs were granted on July 1, 2023 and vest in 1/3 increments with the vesting scheduled to occur 1/3 on July 1, 2025, and 1/3 on July 1, 2026.

(5)    These RSUs were granted on July 1, 2023 and vest(ed) in 1/6 increments with the remaining vesting scheduled to occur (or having occurred) 1/6 on January 1, 2025, 1/6 on July 1, 2025, 1/6 on January 1, 2026, and 1/6 on July 1, 2026.
(6)    These RSUs were granted on July 1, 2024 and vest in 1/3 increments with the vesting scheduled to occur 1/3 on July 1, 2025, 1/3 on July 1, 2026, and 1/3 on July 1, 2027.
(7)    These RSUs were granted on July 1, 2024 and vest(ed) in 1/6 increments with the remaining vesting scheduled to occur (or having occurred) 1/6 on January 1, 2025, 1/6 on July 1, 2025, 1/6 on January 1, 2026, 1/6 on July 1, 2026, 1/6 on January 1, 2027 and 1/6 on July 1, 2027.
(8)    These RSUs were granted on September 9, 2024 and vest in 1/3 increments with the vesting scheduled to occur 1/3 on September 9, 2025, 1/3 on July 1, 2026, and 1/3 on July 1, 2027.
(9)    These PSUs were granted on July 1, 2022 and vest on July 1, 2025. The PSUs are subject to a three-year performance period ending June 30, 2025. The award is reported at an earned percentage of 100 percent.
(10)    These PSUs were granted on July 1, 2022 and vest on July 1, 2025. The PSUs are subject to a three-year performance period ending June 30, 2025. The award is reported at an earned percentage of 100 percent. However, for retirement eligible employees, if retirement occurs before the end of the performance period, these PSUs vest in pro-rata increments on a daily basis over the three-year performance period beginning at the grant date.
(11)    These PSUs were granted on July 1, 2023 and vest on July 1, 2026. The PSUs are subject to a three-year performance period ending June 30, 2026. The award is reported at an earned percentage of 100 percent.
(12)    These PSUs were granted on July 1, 2023 and vest on July 1, 2026. The PSUs are subject to a three-year performance period ending June 30, 2026. The award is reported at an earned percentage of 100 percent. However, for retirement eligible employees, if retirement occurs before the end of the performance period, these PSUs vest in pro-rata increments on a daily basis over the three-year performance period beginning at the grant date.
(13)    These PSUs were granted on October 1, 2024 and vest on July 1, 2027. The PSUs are subject to a three-year performance period ending June 30, 2027. The award is reported at an earned percentage of 100 percent.
(14)    These PSUs were granted on October 1, 2024 and vest on July 1, 2027. The PSUs are subject to a three-year performance period ending June 30, 2027. The award is reported at an earned percentage of 100 percent. However, for retirement eligible employees, if retirement occurs before the end of the performance period, these PSUs vest in pro-rata increments on a daily basis over the three-year performance period beginning at the grant date.
(15)    These RSUs were granted on January 23, 2023 and cliff vest on January 23, 2026.
2024 Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Herbert S. Vogel	59,591	$2,576,119
A. Wade Pursell	35,437	$1,531,942
Elizabeth A. McDonald	—	$—
James B. Lebeck	5,270	$227,822
Kenneth J. Knott	10,888	$470,688
____________________________
(1)    This column represents the number of shares of common stock issued upon the vesting and settlement of RSUs during 2024. As discussed above, each RSU represents a right to receive one share of our common stock upon settlement pursuant to the terms of the award agreement.
(2)    The value realized on vesting and settlement of the RSUs is computed by multiplying the number of shares of common stock issued upon the vesting and settlement of RSUs by the per share closing market price of the underlying shares on the day prior to settlement date, or, if the day prior to the settlement date was not a market trading date, then on the last market trading date which preceded the day prior to the settlement date. The per share closing market prices utilized for this computation were $43.23 on June 28, 2024, for the vesting and settlement of the third vesting tranche of the 2021 RSU awards, the vesting and settlement of the second vesting tranche of the 2022 RSU awards, and the vesting and settlement of the first vesting tranche of the 2023 RSU awards, all of which were settled on July 1, 2024. No PSUs vested and settled in 2024.
Pension Benefits
Our Qualified Pension Plan is a qualified, noncontributory defined benefit plan, which is available to substantially all of our employees who joined SM Energy prior to January 1, 2015, and meet age and service requirements. In addition, we sponsor the SERP to provide an equivalent benefit on earnings above the qualified plans IRC limits (the 2024 limit was $345,000 in annual base salary income, for certain executive officers with a title of at least vice president). The following table represents the value of the NEO’s pension benefits as of December 31, 2024:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payment During Last Fiscal Year
Herbert S. Vogel	Qualified Pension Plan	13	$714,550	$—
	Non–Qualified SERP Pension Plan	13	$1,082,618	$—
A. Wade Pursell	Qualified Pension Plan	16	$711,665	$—
	Non–Qualified SERP Pension Plan	16	$461,178	$—
Elizabeth A. McDonald	Qualified Pension Plan	—	$—	$—
	Non–Qualified SERP Pension Plan	—	$—	$—
James B. Lebeck	Qualified Pension Plan	—	$—	$—
	Non–Qualified SERP Pension Plan	—	$—	$—
Kenneth J. Knott	Qualified Pension Plan	24	$920,256	$—
	Non–Qualified SERP Pension Plan	24	$149,540	$—
Non-Qualified Deferred Compensation for 2024
This Non-Qualified Deferred Compensation table sets forth the NEOs participation in the Non-Qualified Deferred Compensation Plan. This plan allows eligible employees to defer part of their salary and annual incentive bonus on a voluntary basis.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals in Last FY	Aggregate Balance at Last FYE
Herbert S. Vogel	$147,966	$147,966	$234,013	$—	$2,527,911
A. Wade Pursell	$—	$—	$143,147	$—	$1,084,258
Elizabeth A. McDonald	$—	$—	$—	$—	$—
James B. Lebeck	$39,280	$29,460	$10,867	$—	$79,607
Kenneth J. Knott	$70,650	$51,918	$138,500	$—	$1,422,368
____________________________
(1)    The amounts in this column are also included in the Summary Compensation Table under the Salary column or the Non-Equity Incentive Plan Compensation column, as applicable.
(2)    The amounts in this column represent the matching contributions. The matching contributions are included in the “All Other Compensation” column of the Summary Compensation Table. We match deferred compensation up to an amount equal to six percent of base salary plus any STIP cash bonus.
(3)    The earnings reflected in this column represent deemed investment earnings or losses from voluntary deferrals and Company contributions, as applicable. The Non-Qualified Deferred Compensation Plan does not guarantee a return on deferred amounts.
Our SERP is a non-qualified deferred compensation plan. The SERP is a non-contributory plan, and additional information about the SERP, including the present value of the accumulated benefits under the SERP for each NEO, is set forth in the “Pension Benefits” section above. In addition, annual increases in the actuarial value of benefits under the SERP are included in the Change In Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table above.
Potential Payments Upon Termination or Change of Control
Change of Control Arrangements
Change of control severance protection is provided through change of control executive severance agreements to executives at the level of vice president and above, including each of our NEOs, and to certain other key employees. These agreements have a “double trigger” mechanism, which requires first that a qualifying change of control event has occurred, and second that the executive has been terminated or that certain other conditions are met, as summarized below, before severance benefits will be provided.
A “Change of Control” is defined to include (a) an acquisition of more than 50 percent of the common stock or assets of the Company in a reorganization, merger, or consolidation of our Company, or (b) a change in more than 50 percent of the composition of the Board, other than as a result of the election of new members of the Board by a vote of the incumbent members of the Board or by our stockholders pursuant to the recommendation of the incumbent members of the Board.
Executive officers are entitled to receive severance payments in the event that their employment is terminated within two and one-half years after a Change of Control (a) without “cause” by our Company or (b) for “good reason” by the officer, each as defined in the agreements. The term “good reason” incorporates the concept of a change in the executive’s status, authority, position, offices, titles, duties, or responsibilities that are reasonably viewed as a diminution of duties at any time within the ninety (90) days preceding a Change of Control or within two and one-half years thereafter. The term “good reason” also contemplates a reduction in the executive’s base salary and benefits over this same time frame, or the requirement that an executive relocate his or her base of employment outside a 25-mile radius from the executive’s location at the time of the Change of Control.
Particularly in view of the propensity for mergers, acquisitions, and consolidations in our industry, we believe that change of control executive severance agreements promote stability and continuity among our executives, allowing them to remain neutral in the face of a transaction that would benefit our stockholders, but would result in their involuntary termination. Such agreements are customary for executives in our industry and are offered by companies who compete with us for executive talent. The double trigger feature provides a sufficient level of protection for the executive as well as a retention incentive benefiting the Company and our stockholders without creating an unreasonable impediment to a potential acquirer of the Company. We believe that the severance payment amounts under these agreements for our executives are comparable to payment amounts offered under similar arrangements by other companies in our industry, and are designed to facilitate reasonable compensation and insurance and benefits protection during a reasonable period of time to allow the executive to obtain comparable employment.
With respect to our NEOs, the following table sets forth the estimated gross taxable compensation payable upon (i) a Change of Control without termination; (ii) termination in connection with a Change of Control; (iii) death or disability; and (iv) voluntary termination or retirement. The amounts set forth below assume a termination date of December 31, 2024, under the executive severance and change of control agreements that were in place at that time. In the event the executive is subject to golden parachute excise taxes under Section 4999 of the IRC, severance benefits may be reduced to avoid excise taxes, if doing so would increase the net after tax benefits to the executive. No excise tax “gross-up” payments are provided.

Potential Payments upon Termination or Change of Control
Name	Base Salary	Cash Bonus	Accelerated Vesting of RSUs and Performance-Based Awards (1)	Continued Employee Benefits	Total
Herbert S. Vogel
Change of Control/No Termination	$—	$—	$—	$—	$—
Change of Control Termination	$2,592,018	$4,147,228	$13,269,346	$34,765	$20,043,357
Termination upon Death or Disability	$—	$—	$13,269,346	$—	$13,269,346
Voluntary Termination/Retirement	$—	$—	$4,305,878	$—	$4,305,878

A. Wade Pursell
Change of Control/No Termination	$—	$—	$—	$—	$—
Change of Control Termination	$1,413,573	$1,979,002	$5,886,316	$61,044	$9,339,935
Termination upon Death or Disability	$—	$—	$5,886,316	$—	$5,886,316
Voluntary Termination/Retirement	$—	$—	$—	$—	$—

Elizabeth A. McDonald
Change of Control/No Termination	$—	$—	$—	$—	$—
Change of Control Termination	$1,400,000	$1,960,000	$2,276,753	$61,044	$5,697,797
Termination upon Death or Disability	$—	$—	$2,276,753	$—	$2,276,753
Voluntary Termination/Retirement	$—	$—	$—	$—	$—

James B. Lebeck
Change of Control/No Termination	$—	$—	$—	$—	$—
Change of Control Termination	$1,123,375	$1,258,180	$2,988,375	$58,027	$5,427,957
Termination upon Death or Disability	$—	$—	$2,988,375	$—	$2,988,375
Voluntary Termination/Retirement	$—	$—	$—	$—	$—

Kenneth J. Knott
Change of Control/No Termination	$—	$—	$—	$—	$—
Change of Control Termination	$1,004,130	$1,054,337	$1,884,702	$58,027	$4,001,196
Termination upon Death or Disability	$—	$—	$1,884,702	$—	$1,884,702
Voluntary Termination/Retirement	$—	$—	$—	$—	$—
(1)    The amounts reflected in the “Accelerated Vesting of RSUs and Performance-Based Awards” column represents (i) the market-value of all unvested RSUs as of December 31, 2024, and (ii) the target value of all unvested PSUs as of the applicable date of the award. Upon termination due to death or disability, (i) RSUs immediately vest and are settled; and (ii) performance-based awards immediately vest, but the payout of such awards is not settled and released until the end of the respective performance period and determination of the final settlement factor.

Equity Compensation Plans

The Company has equity compensation plans under which options and shares of the Company’s common stock are authorized for grant or issuance as compensation to eligible employees, consultants, and members of our Board of Directors. The following table is a summary of the shares of common stock authorized for issuance under equity compensation plans as of December 31, 2024:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
Equity Incentive Compensation Plan
Stock options and incentive stock options(1)	—	—
Restricted stock units(1)(2)	1,048,631	N/A
Performance share units(1)(2)(3)	710,316	N/A
Total for Equity Incentive Compensation Plan	1,758,947	—	2,562,713
Employee Stock Purchase Plan(4)	—	—	3,213,180
Equity compensation plans not approved by security holders	—	—	—
Total for all plans	1,758,947	—	5,775,893
____________________________
(1)    In May 2006, our stockholders approved the Equity Plan to authorize the issuance of restricted stock, restricted stock units, non-qualified stock options, incentive stock options, stock appreciation rights, performance shares, performance units, and stock-based awards to key employees, consultants, and members of the Board of the Company or any affiliate of the Company. The Company’s Board of Directors approved amendments to the Equity Plan in 2009, 2010, 2013, 2016 and 2018 and each amended plan was approved by stockholders at the respective annual stockholders’ meetings. The number of shares of the Company’s common stock underlying awards granted in 2024, 2023, and 2022 under the Equity Plan were 774,687, 943,979, and 832,257, respectively.
(2)    RSUs and PSUs do not have exercise prices associated with them, but rather a weighted-average per unit fair value which is presented in order to provide additional information regarding the potential dilutive effect of the awards. The weighted-average grant date per unit fair value for the outstanding RSUs and PSUs was $37.73 and $32.83, respectively.
(3)    The number of awards to be issued assumes a multiplier of one. The final number of shares of the Company’s common stock issued upon settlement may vary depending on the three-year multiplier determined at the end of the performance period under the Equity Plan, which ranges from zero to two.
(4)    Under the ESPP, eligible employees may purchase shares of the Company’s common stock through payroll deductions of up to 15 percent of their eligible compensation. The purchase price of the common stock is 85 percent of the lower of the fair market value of the common stock on the first or last day of the six-month offering period, and shares issued under the ESPP on or after December 31, 2011, have no minimum restriction period. The ESPP is intended to qualify under Section 423 of the IRC. The number of shares of the Company’s common stock issued in 2024, 2023, and 2022 under the ESPP were 97,500, 114,427, and 113,785, respectively.
CEO Pay Ratio
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), certain U.S. public companies must disclose the ratio of the CEO’s annual total compensation to the median annual total compensation of all employees (excluding the CEO).
We identified our current median employee as of December 21, 2024 using the consistently applied compensation measure determined by calculating the sum of 2024 annual base salary and actual cash bonus paid to each employee, including any overtime pay. In making this determination we annualized bonus, base salary, and any overtime pay for employees that were not employed for the entirety of 2024.
We determined that the amount of the annual total compensation of our median employee for 2024 was $190,364. This amount represents the total compensation that would have been reported in the Summary Compensation Table in accordance with the requirements of Item 402(c)(x) of Regulation S-K for the median employee if the employee had been an NEO for fiscal year 2024. We then determined that the amount of our

CEO’s annual total compensation for 2024 was $12,240,662, which represents the amount reported for our CEO in the “Total” column of the 2024 Summary Compensation Table.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change In Pension Value and Non-Qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Herbert S. Vogel	2024	$853,989	$5,499,984	$5,398,471	$319,552	$168,666	$12,240,662
President, Chief Executive Officer and Director
Median Employee	2024	$132,005	$14,844	$29,640	$—	$13,875	$190,364
____________________________
(1)    The amounts in this column represent the aggregate grant date fair values of PSU and RSU awards computed in accordance with FASB ASC Topic 718. These grant date fair values have been determined in accordance with Note 1 to the Summary Compensation Table set forth above.
(2)    The amounts in this column represent (i) the cash bonuses paid in 2025, but earned during 2024, under the STIP, and (ii) the payout of the performance-based cash awards granted in 2021 and paid in 2024.
(3)    The amounts shown in this column are attributable to the increase, if any, in the actuarial value of each individual’s combined benefits under our qualified and non-qualified benefit plans determined using interest rate and mortality assumptions consistent with those used in our financial statements. Neither individual received preferential or above market earnings on deferred compensation.
(4)    Amounts consist of our respective contributions to our 401(k) Profit Sharing Plan, contributions to our Non-Qualified Deferred Compensation Plan, and any anniversary gift cards.
Based on the foregoing, for 2024, the ratio of the annual total compensation of our CEO to the annual total compensation for our median employee is 64:1. This pay ratio is a reasonable estimate, calculated in a manner consistent with SEC rules and based on our payroll and employment records.
As noted above under the heading “Section 1 - Preliminary Note About This Year’s Summary Compensation Table” and immediately prior to the SCT, the total compensation for our CEO, as required by SEC rules, reflects both the grant date fair value of our CEO’s 2024 LTIP awards (inclusive of RSUs and PSUs), as well as the settlement value of the 2021 performance-based cash awards that were granted in lieu of PSUs in 2021. Conversely, because our median employee did not receive a performance-based cash award in 2021 (the median employee’s 2021 LTIP grant did not include a performance-based component), the total compensation for our median employee does not include 2021 performance-based cash awards.
We believe it is important to note this distinction, as the increase in CEO pay ratio between 2024 and 2022 is largely attributable to the fact that, for our CEO, both 2024 LTIP awards as well as the settlement of the 2021 performance-based cash awards are accounted for in the calculation; whereas, for our median employee, there is no corresponding performance-based cash item due to the median employee’s 2021 LTIP grant having been made exclusively in the form of time-based cash vesting. Given the Compensation Committee’s decision to return to awarding PSUs in 2022 (for which grant date fair value was disclosed in the Company’s 2023 Proxy Statement), we would expect the CEO Pay Ratio in our 2026 Proxy Statement to revert to a ratio more consistent with our 2023 Proxy Statement, which is the last proxy statement in which RSUs and PSUs (rather than performance-based cash) were awarded to our NEOs.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (“CAP”) (as defined by SEC rules) and certain financial performance of the Company. The Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the Company’s performance, see “Compensation Discussion and Analysis” above. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs.

Pay Versus Performance
	Herbert S. Vogel		Javan D. Ottoson				Value of Initial Fixed $100 Investment Based on:
Year (1)	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (2)	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (2)	Total Shareholder Return	Peer Group Total Shareholder Return (3)	Net Income (Loss)	Adjusted Free Cash Flow (4)
									(in thousands)
2024	$12,240,662	$11,928,971	$—	$—	$3,516,638	$3,473,519	$362.02	$156.18	$770,293	$305,989
2023	$11,060,630	$12,463,744	$—	$—	$2,891,619	$3,247,712	$354.89	$163.02	$817,880	$285,403
2022	$6,733,036	$11,113,208	$—	$—	$2,083,619	$3,751,637	$313.93	$161.56	$1,111,952	$804,025
2021	$4,295,321	$14,520,242	$—	$—	$1,639,759	$5,005,015	$263.18	$105.95	$36,229	$482,538
2020	$2,325,154	$(320,679)	$1,879,774	$(6,639,951)	$1,132,654	$(27,157)	$54.57	$63.98	$(764,614)	$240,883
____________________________
(1)    Our principal executive officer (“PEO”), Herbert S. Vogel, succeeded Javan D. Ottoson as Chief Executive Officer in November of 2020. The remaining NEOs (“Non-PEO NEOs”) for each year presented above consisted of the following:
•2024: A. Wade Pursell, Elizabeth A. McDonald, James B. Lebeck, Kenneth J. Knott
•2023: A. Wade Pursell, James B. Lebeck, Kenneth J. Knott, Mary Ellen Lutey
•2022 and 2021: A. Wade Pursell, David W. Copeland, Mary Ellen Lutey, Lehman E. Newton, III
•2020: A. Wade Pursell, David W. Copeland, Mary Ellen Lutey, Kenneth J. Knott
(2)    See “Adjustments to Determine Compensation Actually Paid” table below for additional detail.
(3)    The peer group used for comparison of cumulative total shareholder return is the Dow Jones Exploration and Production Index - DJUSOS.
(4)    We deemed adjusted free cash flow to be the most important financial performance measure used to link Company performance to compensation actually paid to our PEO and non-PEO NEOs for all years presented. See “Performance Measure” table below for additional detail.

The following table sets forth the adjustments made during each year presented in the Pay Versus Performance table to arrive at compensation actually paid to our PEO and non-PEO NEOs:

Adjustments to Determine Compensation Actually Paid
	2024		2023		2022		2021		2020
	PEO (Herbert S. Vogel)	Average for Non-PEO NEOs	PEO (Herbert S. Vogel)	Average for Non-PEO NEOs	PEO (Herbert S. Vogel)	Average for Non-PEO NEOs	PEO (Herbert S. Vogel)	Average for Non-PEO NEOs	PEO (Herbert S. Vogel)	PEO (Javan D. Ottoson)	Average for Non-PEO NEOs
Total Compensation as reported in SCT	$12,240,662	$3,516,638	$11,060,630	$2,891,619	$6,733,036	$2,083,619	$4,295,321	$1,639,759	$2,325,154	$1,879,774	$1,132,654
Deduction of “Change in Pension Value and Nonqualified Deferred Compensation Earnings” reported in SCT	(319,552)	(71,716)	(295,736)	(65,794)	(188,143)	(23,199)	(245,600)	(93,022)	(170,465)	(321,131)	(154,328)
Service cost for pension plans	130,499	33,544	128,937	45,633	107,434	61,727	103,247	59,304	82,313	144,709	63,939
Deduction of “Stock Awards” reported in SCT	(5,499,984)	(1,800,007)	(4,999,989)	(1,312,508)	(4,500,021)	(1,174,993)	(1,600,013)	(537,496)	(1,179,998)	—	(254,687)
Fair value of awards granted during year, unvested as of year-end	5,263,498	1,728,295	6,486,117	1,668,271	5,205,221	1,332,750	1,849,015	621,144	1,207,623	—	260,649
Change in fair value of awards granted in prior years that were outstanding and unvested as of year-end	(430,307)	(28,344)	399,804	83,338	575,601	151,575	7,337,985	2,397,458	(1,360,713)	—	(581,562)
Change in fair value of awards granted in prior years that vested during the year	544,155	95,109	(316,019)	(62,847)	3,180,080	1,320,158	2,780,287	917,868	(1,224,593)	(2,576,757)	(493,822)
Deduction of fair value as of prior year-end of awards forfeited during the year	—	—	—	—	—	—	—	—	—	(5,766,546)	—
Compensation Actually Paid	$11,928,971	$3,473,519	$12,463,744	$3,247,712	$11,113,208	$3,751,637	$14,520,242	$5,005,015	$(320,679)	$(6,639,951)	$(27,157)

Unvested equity awards presented in the table above are computed in accordance with FASB ASC Topic 718.
The following is an unranked list of the most important performance measures that link compensation actually paid to our PEO and non-PEO NEOs to Company performance. See the CD&A section above for additional discussion of why we think these measures are important.

Performance Measure	Description
Adjusted Free Cash Flow	Net cash provided by (used in) operating activities less capital expenditures, less budgeted stockholder returns actually paid in the period.
Relative TSR	Measurement of the compounded annual growth rate of the Company’s TSR compared to that of the applicable peer group.
Adjusted EBITDAX	Adjusted EBITDAX represents net income (loss) before interest expense, interest income, income taxes, depletion, depreciation, amortization and asset retirement obligation liability accretion expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures, gains and losses on extinguishment of debt, and certain other items.

In accordance with Item 402(v) of Regulation S-K, we are providing the following charts depicting the relationships between compensation actually paid to the PEO and non-PEO NEOs, and the following financial performance metrics: adjusted free cash flow, TSR, and net income (loss). The graph presenting TSR includes a comparison of the Company’s TSR to the peer group TSR. As described in greater detail in the CD&A, we utilize multiple performance measures to align executive compensation with annual and long-term performance, and all of those measures are not presented in the following charts.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION
Our stockholders are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of our named executive officers, as disclosed in this Proxy Statement. As an advisory vote, this Proposal 2 is not binding on our Board or the Compensation Committee, will not overrule any decisions made by our Board or the Compensation Committee, and will not require our Board or the Compensation Committee to take any action. Although the vote is non-binding, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions and executive compensation program design. In particular, to the extent there is any significant vote against our named executive officers’ compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
As described in the CD&A, our executive compensation programs are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to incentivize them to achieve short-term and long-term corporate goals that enhance stockholder value. In order to align executive pay with both our financial performance and the creation of sustainable stockholder value, a significant portion of our named executive officers’ compensation is allocated to performance-based short-term and long-term incentive programs that are dependent on our performance (and thereby “at-risk”). In addition, as an executive officer’s responsibility and ability to affect our financial results increases, the portion of his or her total compensation deemed “at-risk” increases in relation to base salary. Furthermore, our NEOs’ targeted total direct compensation (base salary plus target cash bonus plus long-term incentive compensation) is generally designed to approximate the median of our peer group.
As discussed in greater detail in the CD&A, during 2024 we achieved all of our strategic objectives and delivered record results on multiple fronts. We achieved record oil production (up 20 percent from 2023) and record year-end estimated net proved reserves (up 12 percent from 2023). Further, we increased gross drilling inventory locations by approximately 40 percent, primarily driven by the Uinta Basin acquisition, organic growth in the Permian Woodford-Barnett, and continued expansion of the Austin Chalk. We also reduced the balance on our revolving credit facility by $121.5 million, from $190 million at October 1, 2024 (the closing date of the Uinta Basin Acquisition), to $68.5 million at year-end-2024, and we continued to return capital to our stockholders by paying record dividends totaling approximately $85 million and repurchasing approximately $84 million of our common stock.
Our STIP measures and rewards annual performance using metrics that we believe are the key drivers of long-term stockholder value creation. Upon evaluation of our performance with respect to the six quantitative and one qualitative metrics that are described in greater detail in the CD&A, the Compensation Committee applied a 1.31 times multiplier to our NEOs’ target cash bonus awards.
With respect to the 2021-2024 LTIP performance period, we exceeded the maximum performance level (which capped payout) for the free cash flow generation, leverage ratio and absolute TSR performance metrics and performed slightly below target with respect to the sustainability performance metric, which resulted in a PSU multiplier of 1.69 times. Over a five year period, our average LTIP multiplier is 1.48 times, and over a ten year period is 0.86 times, reflecting the rigorous nature of our LTIP.
As you consider this Proposal 2, we urge you to read the CD&A, which more thoroughly discusses how our compensation policies and procedures are designed to reflect and implement our compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals, and significantly align the interests of our management with those of our stockholders.

In light of these circumstances, we are asking stockholders to vote “FOR” the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of the named executive officers as disclosed in the Proxy Statement for SM Energy Company’s 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including under the “Compensation Discussion and Analysis” section, and in the Summary Compensation Table and the other related tables and disclosures in the Proxy Statement.”

☑	Our Board recommends voting “FOR” the advisory vote to approve named executive officer compensation.

DIRECTOR COMPENSATION
2024 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(2)(3)(4)	Option Awards(5)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation(6)	Total
Carla J. Bailo	$110,000	$185,031	$—	$—	$—	$—	$295,031
Stephen R. Brand	$95,000	$185,031	$—	$—	$—	$25,000	$305,031
Barton R. Brookman(1)	$—	$352,742	$—	$—	$—	$—	$352,742
Ramiro G. Peru	$120,000	$185,031	$—	$—	$—	$22,718	$327,749
Anita M. Powers	$95,000	$185,031	$—	$—	$—	$—	$280,031
Julio M. Quintana	$95,000	$325,078	$—	$—	$—	$8,867	$428,945
Rose M. Robeson	$115,000	$185,031	$—	$—	$—	$—	$300,031
William D. Sullivan	$95,000	$185,031	$—	$—	$—	$5,000	$285,031
Ashwin Venkatraman(1)	$46,456	$90,465	$—	$—	$—	$—	$136,921
____________________________
(1)    Barton R. Brookman joined the Board on February 16, 2024, and received an initial grant of 1,839 shares of common stock of the Company. Ashwin Venkatraman joined the Board on November 26, 2024, and received an initial grant of 2,027 shares of common stock of the Company. The shares became unrestricted on December 31, 2024. The value of the stock awards represents the grant date fair value.
(2)    The Company issued to Ms. Bailo, Mr. Brand, Mr. Brookman, Mr. Peru, Ms. Powers, Mr. Quintana, Ms. Robeson and Mr. Sullivan their respective equity retainer of 3,850 shares of our common stock on May 24, 2024, after each such director’s election to the Board on May 24, 2024. Mr. Brookman elected to receive his 2024 cash retainer in shares of the Company’s common stock, which resulted in a grant on May 24, 2024, of 1,977 additional shares of the Company’s common stock under the Company’s Equity Plan. The Company issued to Mr. Quintana an additional 2,914 shares of the Company’s common stock on May 24, 2024, for serving as the non-executive Chairman of the Board. These stock awards are for the annual service period from May 24, 2024, through May 22, 2025. The shares became unrestricted on December 31, 2024. The value of the stock awards represents the grant date fair value.
(3)    The grant date fair value of each share of our common stock issued to non-employee directors over their past year of service to us is set forth in the following table and is computed in accordance with FASB ASC Topic 718, based on the grant date fair value. There were no forfeitures by directors during fiscal year 2024.

Grant Date	Shares	Value	Grantee
11/26/2024	2,027	$90,465	Venkatraman
5/24/2024	3,850	$185,031	Bailo, Brand, Peru, Powers, Robeson, Sullivan
5/24/2024	5,827	$280,046	Brookman
5/24/2024	6,764	$325,078	Quintana
2/16/2024	1,839	$72,696	Brookman
(4)    As of December 31, 2024, the restrictions on the shares granted to our non-employee directors during 2024 expired.
(5)    For the year ended December 31, 2024, no stock options were issued to directors, nor have any stock options been issued to the directors since December 2004. As of December 31, 2024, the non-employee directors do not hold any outstanding stock options.
(6)    The amounts in this column represent matching charitable contributions made on the behalf of Messrs. Brand, Peru, Quintana, and Sullivan for the year 2024 under our matching charitable gift program.
General
The annual service period for our directors begins immediately following each annual meeting of our stockholders and continues until the successive annual meeting of our stockholders. For service during the 2024-2025 term, target base compensation for each member of the Board of Directors was set at $280,000 annually, and was split between (i) an equity grant comprised of the Company's common stock valued at $185,000 at the time of election; and (ii) a cash retainer of $95,000, paid in lieu of Board and Committee meeting attendance fees. Mr. Vogel, who served as our President and Chief Executive Officer and the only employee director during 2024, did not receive additional compensation for serving on our Board or any committee of our Board.
The annual compensation for each non-employee director is as follows, plus reimbursement for expenses incurred in attending Board and committee meetings and director education programs:

•Cash Retainer—A $95,000 retainer (in lieu of Board and committee meeting attendance fees) payable at the individual director’s option, either entirely in cash or shares of our common stock. All of our directors elected to receive their retainer in cash, other than Mr. Brookman, who elected to have his 2024-2025 retainer paid in shares of our common stock, which resulted in a grant on May 24, 2024, of 1,977 shares of our common stock under our Equity Plan. In the event any director attends in excess of 30 board and committee meetings in the aggregate during the annual service period, such director shall receive $1,500 per meeting for each meeting in excess of 30.
•Equity Retainer—A grant of shares of our common stock with a value of $185,000. This grant, which equated to 3,850 shares of our common stock, was issued under the Equity Plan on May 24, 2024. These shares and any shares issued pursuant to the retainer became unrestricted on December 31, 2024. The related compensation expense that we record is the fair value of the share grant as calculated under the valuation provisions required by FASB ASC Topic 718.
We pay the chairs of the following committees the specified cash retainers at the beginning of the annual director service period in recognition of the additional responsibilities of their respective committee assignments:
•Audit Committee Chair—$25,000
•Compensation Committee Chair—$20,000
•G&S Committee Chair—$15,000
We paid Mr. Quintana a retainer equal to $140,000 for his service as non-executive Chairman of the Board during the 2024-2025 annual service period. The retainer was paid in the form of shares of our common stock on May 24, 2024, and resulted in a grant of 2,914 shares. The retainer was paid in addition to his non-employee director compensation.
We maintain a matching charitable gift program to encourage financial support for organizations that are exempt from federal income taxation in which employees and our non-management directors may participate. Our annual charitable contributions budget, which includes this matching program, is determined by management at the beginning of each year, and all budgeted funds are expended for charitable purposes. Messrs. Brand, Peru, Quintana, and Sullivan participated in this program during 2024, and we matched a total of $61,585 in non-employee director contributions under this program. We may suspend, change, revoke or terminate the charitable gift program at any time.
Certain directors are eligible to participate in our Company-wide health, pharmacy, dental, and vision insurance programs at a premium cost that is equal to the COBRA rates associated with our plan. Participation in Company plans is considered non-compensatory, and directors currently participating in such plans are no longer eligible to participate upon the later to occur of June 1, 2023, or such director reaching the age of Medicare eligibility.
The Compensation Committee has established equity ownership guidelines for non-employee directors of five times the annual cash retainer amount. Directors are allowed time to meet this guideline and are not required to acquire shares in the open market for this purpose.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Common Stock
The following table shows beneficial ownership of shares of our common stock as known to us as of March 24, 2025, by all beneficial owners of more than five percent of the outstanding shares of our common stock, by each director, director nominee, and named executive officer, and all directors and executive officers as a group. RSUs and PSUs are not included in this table as no actual shares have been issued with respect to our outstanding RSUs and PSUs. A supplemental table has been included later in this section describing the number of RSUs and PSUs owned by the individuals described below. Except as otherwise indicated, the address for each of the named security holders is 1700 Lincoln Street, Suite 3200, Denver, Colorado 80203.

Name of Beneficial Owner	Shares Beneficially Owned	Percent Beneficially Owned(1)
Name and Address of Stockholders Owning More Than 5%
BlackRock Inc.(2)	17,929,282	15.7%
40 East 52nd Street
New York, NY 10022
The Vanguard Group, Inc.(3)	14,337,306	12.5%
100 Vanguard Blvd.
Malvern, PA 19355
State Street Corporation(4)	6,674,610	5.8%
State Street Financial Center, One Congress Street, Suite 1
Boston, MA 02114
Dimensional Fund Advisors LP(5)	6,536,728	5.7%
6300 Bee Cave Road, Building One
Austin, TX 78746
Name and Position of Directors, Director Nominees and Named Executive Officers
Carla J. Bailo, Director	98,848	*
Stephen R. Brand, Director	103,341	*
Barton R. Brookman, Director	14,666	*
Ramiro G. Peru, Director	82,535	*
Anita M. Powers, Director	21,809	*
Julio M. Quintana, Director	95,792	*
Rose M. Robeson, Director	33,381	*
William D. Sullivan, Director	93,007	*
Ashwin Venkatraman, Director	2,027	*
Herbert S. Vogel, President, Chief Executive Officer and Director	487,101	*
A. Wade Pursell, Executive Vice President and Chief Financial Officer	384,167	*
Elizabeth A. McDonald, Executive Vice President and Chief Operating Officer	0	*
James B. Lebeck, Executive Vice President Corporate Development and General Counsel	532	*
Kenneth J. Knott, Senior Vice President - Business Development and Land	123,343	*
All Executive Officers and Directors as a group (18 persons)	1,720,090	1.5%
____________________________
* Less than 1 percent.
(1)    Based on an aggregate of 114,461,934 shares of outstanding common stock as of March 24, 2025.
(2)    According to a Statement on Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on November 8, 2024, by reason of advisory and other relationships with persons who own shares of our common stock, BlackRock may be deemed to be the beneficial owner of a total of 17,929,282 shares, with shared voting power as to zero shares, shared dispositive power as to zero shares, sole voting power as to 17,539,573 shares, and sole dispositive power as to 17,929,282 shares.
(3)    According to a Statement on Schedule 13G/A filed by The Vanguard Group Inc. (“Vanguard”) on February 13, 2024, by reason of advisory and other relationships with persons who own shares of our common stock, Vanguard may be deemed to be the beneficial owner of a total of 14,337,306 shares, with shared voting power as to 109,147 shares, shared dispositive power as to 219,847 shares, sole voting power as to zero shares, and sole dispositive power as to 14,117,459 shares.
(4)    According to a Statement on Schedule 13G/A filed by State Street Corporation together with certain of its affiliates (“State Street”) on January 24, 2024, by reason of advisory and other relationships with persons who own shares of our common stock, State Street may be deemed to be the beneficial owner of a total of 6,674,610 shares, with shared voting power as to 6,475,806 shares, shared dispositive power as to 6,674,610 shares, sole voting power as to zero shares, and sole dispositive power as to zero shares.
(5)    According to a Statement on Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on October 31, 2024, by reason of advisory and other relationships with persons who own shares of our common stock, Dimensional may be deemed to be the beneficial owner of a total of 6,536,728 shares, with shared dispositive power as to zero shares, shared voting power as to zero shares, sole voting power as to 6,425,899 shares, and sole dispositive power as to 6,536,728 shares.
Delinquent Section 16(a) Reports
Pursuant to Section 16(a) of the Exchange Act, the Company’s executive officers, Directors, and all persons who own more than 10 percent of a registered class of the Company’s equity securities must file reports of ownership and ownership changes with the SEC. All requisite Section 16(a) filings were timely filed in 2024.

Restricted Stock Units and Performance Share Units
Restricted stock units represent the right to receive shares of our common stock to be delivered upon settlement, subject to risk of forfeiture and cancellation. The holders of RSUs do not have voting rights, nor are they entitled to receive any cash dividends and other distributions paid in cash on our common stock. The RSU awards vest pursuant to dates established by their corresponding Restricted Stock Unit Award Agreements.
Performance share units represent the right to receive, upon settlement of the PSUs after the completion of a three-year performance period, a number of shares of our common stock that may be from zero to 200 percent of the number of PSUs granted on the award date, depending on the extent to which we have achieved our performance goals and the extent to which the PSUs have vested. The holders of PSUs do not have voting rights, nor are they entitled to receive any cash dividends or other distributions paid in cash on our common stock.
The following table shows the number of RSUs and PSUs owned by each of the directors, our named executive officers and all directors and executive officers as a group, as of March 24, 2025.

Name	Total Restricted Stock Units	Total Performance Share Units	Total Vested Performance Share Units(1)
Carla J. Bailo	—	—	—
Stephen R. Brand	—	—	—
Barton R. Brookman	—	—	—
Julio M. Quintana	—	—	—
Ramiro G. Peru	—	—	—
Anita M. Powers	—	—	—
Rose M. Robeson	—	—	—
William D. Sullivan	—	—	—
Ashwin Venkatraman	—	—	—
Herbert S. Vogel	110,148	278,646	—
A. Wade Pursell	62,856	107,128	—
Elizabeth A. McDonald	29,070	26,895	—
James B. Lebeck	43,559	35,417	—
Kenneth J. Knott	20,245	34,070	—
All Executive Officers and Directors (18 persons)	319,615	559,145	—
____________________________
(1)    PSUs granted on July 1, 2022, will vest on July 1, 2025. PSUs granted on July 1, 2023, will vest on July 1, 2026. PSUs granted on October 1, 2024, will vest on July 1, 2027. The amounts shown reflect the vested portion of the PSUs owned by each director, named executive officer and all directors and executive officers as a group. The actual number of shares of our common stock issued to settle the PSUs at the end of the performance period may vary from zero to 200 percent of the number of PSUs indicated, depending on the extent to which we have achieved our performance goals.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is appointed by our Board of Directors to assist the Board in fulfilling its oversight responsibilities with respect to (a) the integrity of SM Energy Company’s financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements; (b) the qualifications, independence, and performance of SM Energy Company’s independent registered public accounting firm; (c) the performance of SM Energy Company’s internal audit function; and (d) other matters as set forth in the charter of the Audit Committee approved by the Board.
Management is responsible for SM Energy Company’s financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. Ernst & Young LLP, our independent registered public accounting firm for the year ended December 31, 2024, was responsible for performing an independent audit of SM Energy Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of SM Energy Company for the year ended December 31, 2024. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including critical audit matters arising from the current period audit. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements of SM Energy Company be included in SM Energy Company’s 2024 Annual Report.
Respectfully submitted by the Audit Committee of the Board of Directors,
Ramiro G. Peru, Chair
Carla J. Bailo
Barton R. Brookman
Anita M. Powers
Ashwin Venkatraman
Audit Committee Pre-Approval Policy and Procedures
Prior to the engagement of the independent registered public accounting firm, the Audit Committee’s policy requires the Audit Committee to review and pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm (including the related fees and other terms of such services). Per the Audit Committee charter, the Audit Committee shall approve the fees and any other significant compensation to be paid to the independent registered public accounting firm. Further, any non-audit services to be performed by the independent registered public accounting firm require advance approval from the Audit Committee, unless the non-audit services meet a de minimis exception allowed by law in which case the pre-approval may be waived. The Audit Committee establishes a process for annually evaluating the independent auditor. That evaluation includes several factors related to the independent auditor, including qualifications and expertise, past performance, obtaining an annual assessment from the Company’s management, interactions with the independent auditor, the results of any PCAOB inspection, and the appropriateness of fees.
In connection with this policy, the following procedures are followed: (a) if applicable, each year the Audit Committee reviews and pre-approves a schedule of services and estimated fees for proposed audit and non-audit services to be provided by the independent registered public accounting firm during the next annual audit cycle, which schedule is detailed as to the particular services to be performed by the independent registered public accounting firm; (b) actual amounts paid to the independent registered public accounting firm are monitored by financial management of our Company, which are reviewed, negotiated, and approved by the Audit Committee; (c) any services proposed to be provided by the independent registered public accounting firm and the related fees that have not been pre-approved during the annual review by the Audit Committee must be pre-approved by the Audit Committee in advance of any work performed; and (d) incremental fees for previously approved services that are expected to exceed the previously approved fee estimate must also be pre-approved by the Audit Committee.
2024 Annual Report
We filed our 2024 Annual Report with the SEC on February 20, 2025. Our 2024 Annual Report is being made available to our stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a stockholder, we will mail, without charge, a copy of the Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. Such requests may be made by writing to our Corporate Secretary at 1700 Lincoln Street, Suite 3200, Denver, Colorado 80203.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the knowledge of management, neither Ernst & Young LLP nor any of its members had any direct or material indirect financial interest in our Company or any connection with our Company in any capacity other than as our independent registered public accounting firm for the years ended December 31, 2024, and 2023.
We incurred the following fees for the audit of the consolidated financial statements and for other services related to the last two fiscal years. All services and fees, including tax service fees, were pre-approved by the Audit Committee.

	2024	2023
Audit Fees(1)	$2,102,500	$1,395,000
Audit Related Fees	$—	$—
Tax Fees(2)	$20,000	$15,000
All Other Fees	$—	$—
Total Fees	$2,122,500	$1,410,000
____________________________
(1)    Includes fees associated with (i) the audit of our annual financial statements and review of our quarterly financial statements, (ii) the audit of internal control over financial reporting, (iii) reviews of registration statements, unregistered securities transactions and related consents and comfort letters, and (iv) services rendered in connection with other statutory and regulatory filings.
(2)    Includes basic tax compliance services and assistance with technical research.
The Audit Committee concluded that the provision of the non-audit services, such as tax services, does not compromise Ernst & Young LLP’s independence.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our stockholders are being asked to ratify the appointment by the Audit Committee of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2025. EY has served as our independent registered public accounting firm since 2013, and the Audit Committee plans to engage EY to perform the audit of our financial statements as of and for the year ending December 31, 2025.
The Audit Committee is solely responsible for selecting our independent auditors. Although stockholder ratification of the appointment of EY is not required by law or our organizational documents, our Board has determined that it is desirable to seek stockholder ratification as a matter of good corporate governance in view of the critical role played by independent registered public accounting firms in maintaining the integrity of financial controls and reporting. If our stockholders do not ratify the appointment of EY, the Audit Committee will consider whether to engage another independent registered public accounting firm, but will not be obligated to do so. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

A representative of EY is expected to participate in the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

☑	Our Board recommends voting “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025.

PROPOSAL 4—APPROVAL OF THE COMPANY'S 2025 EQUITY INCENTIVE COMPENSATION PLAN
Overview

Subject to our stockholders' approval, on March 24, 2025, our Board approved the SM Energy Company 2025 Equity Incentive Compensation Plan (the “2025 Equity Plan”) to succeed the SM Energy Company Equity Incentive Compensation Plan, as amended and restated effective as of May 22, 2018 (the “Predecessor Plan”). If stockholders approve the 2025 Equity Plan, we will cease granting awards under the Predecessor Plan. If this proposal is not approved by the Company's stockholders, the Predecessor Plan, as currently in effect, will continue to operate according to its terms.

The purpose of the 2025 Equity Plan is to promote the success and enhance the value of the Company by linking the personal interests of the participants to those of the Company’s stockholders, and by providing participants with an incentive for outstanding performance. The plan is further intended to provide flexibility to the Company in its ability to attract, motivate, and retain the services of participants upon whose judgment, interest, and special effort the success of the Company is substantially dependent. The 2025 Equity Plan authorizes the grant and issuance of awards that may take the form of stock options (non-qualified stock options and incentive stock options), stock appreciation rights (“SARs”), restricted stock, RSUs, PSUs, and other stock-based awards. All employees and members of the Board of the Company and of any affiliate of the Company are eligible to participate in the 2025 Equity Plan.

We are asking stockholders to approve the 2025 Equity Plan. As of the effective date of the 2025 Equity Plan, a total of 4,492,289 shares of the Company's common stock will be authorized for awards granted under the new plan, less one share for every one share that was subject to an award granted after March 20, 2025, under the Predecessor Plan and prior to the effective date of the 2025 Equity Plan. We believe the new plan, including the maximum number of shares available for awards thereunder, is necessary to ensure that we have adequate capacity to continue to attract and retain talented employees and non-employee directors. We believe that this number represents a reasonable amount of potential equity dilution and allows the Company to continue to award equity incentives, which are an important component of our overall compensation program.

As of March 20, 2025, there were 2,540,289 shares available for grant under the Predecessor Plan. If the 2025 Equity Plan is approved by stockholders, the total number of shares available for awards to employees and non-employee directors will increase by 1,952,000, which increase represents approximately 1.7% of the Company's outstanding common equity as of the Record Date.

Key Features of the 2025 Equity Plan

The 2025 Equity Plan has a number of special terms and limitations that are supportive of sound corporate governance practices, including:

•stock options and SARs granted at no less than fair market value, subject to a limited exception for awards that are assumed or substituted in corporate transactions;

•express prohibition on “repricing” stock options and SARs without stockholder approval;
•prohibition on liberal recycling for appreciation awards;
•prohibition on paying dividends or dividend equivalents on unvested options or SARs;
•limit on non-employee director equity and cash compensation;
•no single trigger equity acceleration upon a change in control;
•no liberal change in control definition;
•no 280G change in control excise tax gross-up payments;
•all time- and performance-based awards granted under the plan are subject to our clawback policy;
•robust transfer restrictions; and
•fixed term and fixed share authorization.

General Background; Share Usage

The 2025 Equity Plan, subject to the approval of our stockholders, shall serve as the successor to the Predecessor Plan, which was previously approved by our stockholders, and no further grants shall be made under the Predecessor Plan from and after the effective date of the 2025 Equity Plan. Each outstanding award under the Predecessor Plan immediately prior to the effective date of the 2025 Equity Plan shall continue to be governed solely by the terms and conditions of the instruments evidencing such grant or issuance, and, except as otherwise expressly provided in the 2025 Equity Plan or by the Committee that administers the 2025 Equity Plan, no provision of the 2025 Equity Plan shall affect or otherwise modify the rights or obligations of holders of such outstanding awards under the Predecessor Plan.

Summarized below is the total number of shares outstanding pursuant to awards granted and shares available for issuance for future equity awards under the Predecessor Plan as of March 20, 2025. Also shown are the number of shares that would be available for future grant if the 2025 Equity Plan is approved. The Predecessor Plan is currently our only active plan under which we can grant equity awards:

	Shares Subject to Outstanding Stock Options	Shares Subject to Outstanding Full-Value Awards(1)	Shares Remaining Available for Future Grant(2)
As of March 20, 2025	0	1,780,442	2,540,289
Total Shares Available for Future Grant if the 2025 Equity Plan is Approved			4,492,289
(1)Assumes the target performance requirements for outstanding performance-based awards are achieved.
(2)The total shares available includes the 2,540,289 shares available (assuming target performance for performance-based awards) under the Predecessor Plan as of March 20, 2025. The total shares available, if maximum performance is assumed for performance-based awards, would be equal to 1,829,980. The new share reserve will be reduced by grants made after March 20, 2025, and prior to stockholder approval of the 2025 Equity Plan, and any new grants made under the 2025 Equity Plan will be counted as one share for each one share granted.

Under the Predecessor Plan, in fiscal years 2024, 2023 and 2022, we granted equity awards representing a total of approximately 735,130 shares, 887,107 shares, and 802,786 shares, respectively (assumes one share for every PSU issued and one share for every RSU issued). For fiscal years 2024, 2023 and 2022, our compensation share usage rate (commonly referred to as "burn rate") was 0.44%, 0.68% and 1.58%, respectively (calculated based upon the weighted average number of shares outstanding, one share for every RSU issued, and the actual number of shares issued to settle PSUs for that year). The Compensation Committee and our Board intend to continue to consider our equity expenditures in a manner that allows us to compete effectively with others in our industry to attract, retain, and motivate individuals to achieve long-term value creation for our stockholders, and we believe that our burn rate combined with our overhang indicates that an increase of 1,952,000 shares available for issuance under the 2025 Equity Plan out of a total of 114,461,934 shares issued and outstanding on March 24, 2025 (an increase of 1.7%) is unlikely to result in material dilution to our stockholders.

We expect this new amount to last for approximately five years of awards. This estimate assumes that we continue our current practices of issuing grants. While we believe this modeling provides a reasonable estimate of how long such a share reserve would last, there are a number of factors that could impact our future actual equity share usage and the shares available under the 2025 Equity Plan may last longer or shorter than five years.

On March 24, 2025, the closing price of our common stock as reported on the NYSE was $31.81 per share.

Please see the discussion of our LTIP above under the caption "Compensation Discussion and Analysis—Section 5—Primary Elements of 2024 Compensation and Executive Compensation Results" for details concerning our current compensation policies related to equity-based incentives.

Summary of the 2025 Equity Plan

The following is a summary of the principal features of the 2025 Equity Plan. The summary is qualified in its entirety by reference to the complete text of the 2025 Equity Plan document, assuming our stockholders approve the same, a copy of which is attached to this Proxy Statement as Annex A. In addition, we will furnish a copy of the 2025 Equity Plan to any stockholder upon written request to our Corporate Secretary. We encourage you to carefully review the entire 2025 Equity Plan. Any capitalized and not defined terms below have the definition as set forth in the plan document.

Types of Awards

The 2025 Equity Plan shall permit the grant of restricted stock, RSUs, PSUs, non-qualified stock options (“NSOs”), incentive stock options (“ISOs”), SARs, and stock-based awards.

Administration

The Compensation Committee of the Board, or any other duly authorized committee of the Board appointed by the Board (the “Committee”), will be responsible for administering the 2025 Equity Plan. The Committee shall be comprised of two or more members of the Board, and each member of the Committee shall be a "non-employee director" as such term is defined in Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") and an "independent director" for purposes of the rules and regulations of the NYSE. Subject to the provisions of the 2025 Equity Plan, the Committee shall have complete discretion in determining the nature, terms, conditions, and amounts of awards granted under the 2025 Equity Plan. In making such determinations, the Committee may take into account the nature of services rendered by such employees and members of the Board, their present and potential contributions to the Company, and such other factors as the Committee in its discretion shall deem relevant.

Shares Subject to the 2025 Equity Plan

Subject to certain equitable and other adjustments as described in the 2025 Equity Plan and below, the total number of shares of the Company's common stock made available and reserved for issuance will be 4,492,289, less one share for every one share granted under the Predecessor Plan after March 20, 2025 and prior to the effective date of the 2025 Equity Plan. Any shares issued pursuant to awards shall be counted against the total share authorization limit as one share for every one share issued. The maximum total number of shares that may be issued through ISOs is 4,492,289.

If (i) any shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the shares subject to such Award, or (ii) after March 20, 2025, any shares subject to an award under the Predecessor Plan are forfeited, an award under the Predecessor Plan expires or otherwise terminates without issuance of such shares, or an award under the Predecessor Plan is settled for cash (in whole or in part), or otherwise does not result in the issuance of all or a portion of the shares subject to such award, then in each such case the shares subject to the Award under the 2025 Equity Plan or the award under the Predecessor Plan will, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the shares available for grant under the 2025 Equity Plan.

In the event that withholding tax liabilities arising from an Award other than an option or SAR under the 2025 Equity Plan, or after March 20, 2025, an award other than an option or stock appreciation right granted under the Predecessor Plan, are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld will be added to the shares available for Awards under the 2025 Equity Plan on a one-for-one basis.

Notwithstanding anything to the contrary contained herein, the following shares will not be added to the shares authorized for grant under the plan: (i) shares tendered or withheld in payment of the purchase price of an option, (ii) shares tendered or withheld to satisfy any tax withholding obligation with respect to options or SARs, (iii) shares subject to a SAR that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options. These restrictions apply as well to options or SARs granted under the Predecessor Plan.

Equitable Adjustments

In the event of a merger, consolidation, reorganization, recapitalization, separation, stock dividend, extraordinary or special dividend, stock split, reverse stock split, or similar event or transaction involving the Company, in order to prevent dilution or enlargement of participants’ rights under the plan, the Committee shall make or provide for appropriate proportionate substitutions or adjustments, as applicable, to the number and kind of shares that may be issued under the plan, the number and kind of shares subject to outstanding Awards, the option price or grant price applicable to outstanding Awards, the application and computation of any dividend equivalents that may be provided for, and any other value determinations applicable to outstanding Awards or to the 2025 Equity Plan. In addition, the Committee may make appropriate proportionate adjustments or substitutions in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us or our financial statements or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the 2025 Equity Plan.

Adjustments shall be made automatically, without the necessity of Committee action, on the customary and appropriate arithmetical basis, in the case of any stock split, including a stock split affected by means of a stock dividend and in the case of any other dividend paid in shares of common stock. Adjustments shall be made in the discretion of the Committee with respect to other corporate events or transactions.

Eligibility and Participation

Certain eligible employees, including our NEOs and members of the Board, will be eligible to participate in the 2025 Equity Plan and be granted awards under the 2025 Equity Plan. As of March 24, 2025, we had 676 employees and nine members of the Board currently eligible to participate, and 328 of our employees were participants in the LTIP. Subject to the provisions of the 2025 Equity Plan, the Committee may from time to time, in its sole discretion, select from among eligible employees and members of the Board to whom awards shall be granted under the 2025 Equity Plan and shall determine in its discretion the nature, terms, conditions, and amount of each award.

Duration

Subject to the right of the Committee or the Board to amend or terminate the 2025 Equity Plan subject to the requirements of the plan and applicable law, the 2025 Equity Plan shall remain in effect, until the earlier of the tenth anniversary of the effective date of the 2025 Equity Plan, which will be May 22, 2035, subject to stockholder approval, or when all shares of common stock subject to the 2025 Equity Plan have been purchased or acquired according to the 2025 Equity Plan's provisions. Any previously granted awards under the 2025 Equity Plan that remain outstanding as of the date of expiration or other termination of the 2025 Equity Plan shall not be affected by such expiration or other termination and shall continue in effect in accordance with their respective terms.

Director Award and Compensation Limits

The maximum number of shares subject to Awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid during the fiscal year to the non-employee director in respect of the director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), will not exceed $800,000 in total value (based on the grant date fair value of such Awards for financial reporting purposes). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later.

Dividends and Dividend Equivalents

In no event shall dividends or dividend equivalents be paid with respect to Options or SARS. With respect to other equity awards issued pursuant to the 2025 Equity Plan, such awards will not receive or be credited with any dividend or dividend equivalent, unless such dividend or dividend equivalent is accumulated and remains subject to the same vesting requirements and risks of forfeiture as the underlying award.

Restricted Stock Awards

Restricted stock may be issued for services rendered with any or no additional purchase price as shall be determined by the Committee in its discretion and may be subject to certain restrictions and to a risk of forfeiture as set forth in the award agreement. A participant to whom shares of restricted stock are granted shall, upon delivery of the shares issued (which may be in book-keeping form), have all of the rights of ownership with respect to the shares subject to such restricted stock award, including the right to vote the same and receive any dividends paid thereon (subject to the limitations on dividends as described above and subject to any additional terms and conditions contained in the 2025 Equity Plan and in the applicable award agreement.

Restricted Stock Unit Awards

Each RSU awarded shall represent a right for one share of common stock (or the equivalent value in cash, or a combination thereof) to be delivered upon settlement of the award, which right shall be subject to a risk of forfeiture and cancellation and to the other terms and conditions set forth in the 2025 Equity Plan and the award agreement. An RSU award agreement may provide for cancellation of RSUs upon termination of the participant's employment or other relationship with us or nonperformance of specified performance goals or measures established by the Committee. An RSU award agreement may also provide for vesting periods that require the passage of time and/or the occurrence of events in order for the RSUs to vest and become no longer subject to cancellation. RSUs shall not be credited with dividend equivalents unless specifically provided for in the applicable award agreement, and in all cases subject to the limitations on dividend equivalents as set forth in the plan and as described above.

Stock Options

Subject to the terms and provisions of the 2025 Equity Plan, ISOs and NSOs may be granted to participants in such number, upon such terms, and at such times as shall be determined by the Committee. Notwithstanding the foregoing, no ISOs may be granted more than ten years after May 22, 2025. Each stock option granted to a participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no stock option will be exercisable later than the tenth anniversary date of its grant; and provided further that no ISO granted to a person who at the time of grant owns (or is deemed to own) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any of its affiliates (a “Significant Stockholder”) will be exercisable after the expiration of five years from the date of grant. Stock options granted under the 2025 Equity Plan will be exercisable at such times and on the occurrence of such events, and be subject to such restrictions and conditions as the Committee will in each instance approve, which need not be the same for each grant or for each participant.

The stock option price for each grant of a stock option shall be determined by the Committee and shall be specified in the award agreement. Except for certain substitute awards, the stock option price for each stock option grant, whether issued as an ISO or an NSO, shall be not less than 100 percent of the fair market value of the underlying shares of common stock on the date of grant; provided, however, that the option price for an ISO granted to a Significant Stockholder will be not less than 110 percent of the fair market value of the underlying shares as of the date of grant. Dividend equivalents are not permitted for stock options.

SARs

Subject to the terms and conditions of the 2025 Equity Plan, SARs may be granted to participants at any time and from time to time and upon such terms as shall be determined by the Committee in its discretion. The Committee may grant freestanding SARs, tandem SARs, or any combination of these forms of SARs. The grant price for each grant of a freestanding SAR shall be determined by the Committee and shall be specified in the award agreement. The SAR grant price shall not be less than the fair market value of the underlying share on the date of grant, except in the case of certain substitute awards. The grant price of the tandem SARs shall be equal to the option price of the related option. A tandem SAR means a SAR that the Committee specifies is granted in connection with a related stock option pursuant to the 2025 Equity Plan, the exercise of which shall require forfeiture of the right to purchase a share of common stock under the related stock option (and when a share of common stock is purchased under the stock option, the tandem SAR shall similarly be cancelled) or a SAR that is granted in tandem with a stock option but the exercise of such option does not cancel the SAR, but rather results in the exercise of the related SAR. Regardless of whether a stock option is granted coincident with a SAR, a SAR is not a tandem SAR unless so specified by the Committee at time of grant. Dividend equivalents are not permitted for SARs.

Prohibition on Repricing

Except in connection with a specified corporate transaction involving the Company, the terms of outstanding Awards may not be amended to reduce the option price of outstanding options or the grant price of outstanding SARs, and may not be amended to cancel outstanding options or SARs in exchange for cash or another Award in circumstances where the current fair market value is less than the option price or grant price, or in exchange for other Awards with an option price or grant price that is less than the price of the original options or SARs without stockholder approval.

Performance Share Units

Subject to the terms and conditions of the 2025 Equity Plan, PSUs may be granted at any time and from time to time, in such amounts and upon such terms, as shall be determined by the Committee in its discretion. Each PSU shall be evidenced by an award agreement that shall set forth the terms and conditions of such award, including the number of shares to which the award relates, the date or dates upon which such award shall vest and the circumstances (including termination of employment or failure to satisfy one or more restrictive covenants or other ongoing obligations) under which the award shall not vest, the time and manner of settlement of the award, such transfer restrictions and any other terms or conditions which the Committee may impose.

Payment of earned PSUs shall be made in accordance with the terms and conditions of the applicable award agreement. A PSU award agreement may provide that payment may be made, to the extent that the PSU has vested and the performance criteria are met, solely through the issuance of shares earned upon the expiration of the applicable performance period, an equivalent amount in cash, or a combination of shares and cash.

Dividends and other distributions declared by our Board and paid with respect to outstanding shares shall only be paid with respect to PSU awards for shares that have been issued by us in payment of such awards to the extent that the awards have vested and upon the expiration of the applicable performance periods for the awards. Performance share units shall not be credited with dividend equivalents unless specifically provided for in the applicable award agreement and in all cases subject to the limitations on dividend equivalent rights as set forth in the plan.

Performance measures may include, but are not limited to, the attainment of specified levels of one or any combination of the following: increases in, or levels of, net asset value; net asset value per share; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net income and/or earnings per share; return on equity, return on assets or net assets, return on capital (including return on total capital or return on invested capital); share price or stockholder return performance (including, but not limited to, growth measures and total stockholder return, which may be measured in absolute terms and/or in comparison to a group of peer companies or an index); oil and gas reserve replacement, reserve growth and finding and development cost targets; oil and gas production targets; performance of investments in oil and gas properties; cash flow measures (including, but not limited to, cash flows from operating activities, discretionary cash flows, and cash flow return on investment, assets, equity or capital); increases in, or levels of, operating and/or nonoperating expenses; environmental, social, and/or governance goals, including, without limitation, measures related to safety performance, spill performance, and greenhouse gas emissions; other specific unusual or nonrecurring events; foreign exchange gains and losses; a change in the Company’s fiscal year; and any other measure of performance, whether individual, strategic, financial or otherwise, as determined by the Committee. Any performance measure(s) may be used to measure the performance of the Company as a whole and/or any one or more regional operations and/or Affiliates of the Company or any combination thereof, as the Committee may deem appropriate, and any performance measure(s) may be used in comparison to the performance of a group of peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate. The Committee shall also have the authority to provide in award agreements for accelerated vesting of an award based on the achievement of performance measures.

The Committee may provide that any evaluation of attainment of a performance measure may include or exclude any event or occurrence which the Committee determines should appropriately be excluded, including: asset write downs; litigation judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or regulations affecting reported results; any reorganization or restructuring transactions; extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable year; or significant acquisitions or divestitures. The Committee retains the discretion to increase or reduce the value payable pursuant to a performance-based Award.

Stock Based Awards

Subject to the terms and provisions of the 2025 Equity Plan, the Committee, at any time and from time and time, may grant other types of equity based or equity related awards not otherwise described by the terms of the 2025 Equity Plan (including cash-settled awards or the grant or offer for sale of unrestricted shares of common stock) in such amounts and subject to such terms and conditions including, but not limited to, being subject to performance criteria or in satisfaction of such obligations. Such awards may entail the transfer of actual shares of common stock to participants or payment in cash or otherwise of amounts based on the value of shares of common stock.

Change of Control

Subject to the provisions of the 2025 Equity Plan or as may otherwise be provided in the award agreement or in any other agreement between a participant and the Company, for awards granted prior to a change of control, in the event a change of control occurs and a participant's employment with the Company is terminated without “cause” or the participant terminates his or her employment for “good reason” within 30 months after the “change of control” (each such term as defined in the 2025 Equity Plan), unless otherwise specifically prohibited under law or by the rules and regulations of a national securities exchange:

•any vesting period requirements and other restrictions imposed on restricted stock or RSUs shall lapse, and RSUs shall be immediately payable;
•any and all stock options and SARs granted shall become immediately exercisable;
•any vesting period and performance requirements and other restrictions imposed on all outstanding PSUs or other awards subject to performance goals shall lapse, with such awards to be deemed to have been achieved at their target levels and shall be immediately payable;
•all other stock based Awards to vest and be paid out as determined by the Committee; and
•the Committee shall have the discretion to unilaterally determine that any or all outstanding awards shall be accelerated and/or cancelled, and that the value of such awards, as determined by the Committee in accordance with the terms of the 2025 Equity Plan and the applicable award agreements, shall be paid out in cash in an amount determined by the Committee, within a reasonable time subsequent to the change of control termination; provided, however, that no such payment shall be made on account of an ISO using a value higher than the fair market value of the underlying shares on the date of settlement.

Subject to certain conditions set forth in the 2025 Equity Plan, no cancellation, acceleration of vesting, lapsing of restrictions, payment of an award, cash settlement, or other payment shall occur with respect to any award if the Committee reasonably determines in good faith prior to the occurrence of a change of control, that such award shall be honored, assumed, or new rights substituted therefore by any successor, all as described in the 2025 Equity Plan.

In the event of a change in control where the successor to the Company or an Affiliate does not assume or substitute an Award, then unless provided otherwise by the Committee or as otherwise stated in an award agreement, immediately prior to the change in control (and contingent upon its occurrence), all Awards outstanding shall fully vest, free of restrictions, and accelerate and be payable and exercisable in full, with performance-based Awards valued at target. Options and SARs outstanding as of the date of the change in control may be cancelled and terminated without payment by the Committee if the fair market value of one share as of the date of the change in control is less than the per share option exercise price or SAR grant price.

Tax Withholding

In connection with Awards granted under the 2025 Equity Plan, the Company and any Affiliate shall have the right to deduct or withhold, or require a participant to remit to the Company or any Affiliate, amounts sufficient to satisfy any federal, state and local withholding tax requirements with respect to any taxable event as a result of the plan and Awards granted thereunder. The Committee may provide for participants to satisfy withholding requirements by having the Company withhold shares or the participant making other arrangements, in either case on such conditions as the Committee specifies.

Clawback

All awards granted under the 2025 Equity Plan (including all time-based and performance-based awards) are subject to the Company’s clawback policy, as may be amended from time to time, and as described in this proxy statement.

Transfer Restrictions

Except as otherwise provided in an award agreement at the time of grant or thereafter by the Committee, no Award granted under the plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In addition, except as otherwise provided in an award agreement at the time of grant or thereafter by the Committee, all Awards shall be exercisable during such participant’s lifetime only by such participant. Any permitted transfer shall be for zero consideration.

Amendment, Modification, Suspension, and Termination

The Committee or the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate the 2025 Equity Plan in whole or in part; provided, however, that: no amendment or modification that would increase the total number of shares of common stock available for issuance under the 2025 Equity Plan or the total number of shares available for ISOs under the 2025 Equity Plan shall be effective unless approved by our stockholders; and to the extent necessary under any applicable law, regulation, or securities exchange or market requirement, no amendment shall be effective unless approved by our stockholders in accordance with applicable law, regulation, or securities exchange or market requirement.

Tax Matters

ISOs. The grant of an ISO will not result in any immediate tax consequences to us or the optionee. An optionee will not recognize taxable income and we will not be entitled to any deduction upon the timely exercise of an ISO, but the excess of the fair market value of the shares of common stock acquired over the stock option price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee does not dispose of the shares of common stock acquired within one year after their receipt (and within two years after the option was granted), gain or loss recognized on the subsequent disposition of the shares of common stock will be treated as long term capital gain or loss. Capital losses of individuals are deductible only against capital gains and a limited amount of ordinary income. In the event of an earlier disposition, the optionee will recognize ordinary taxable income in an amount equal to the lesser of (i) the excess of the fair market value of the shares of common stock on the date of exercise over the option price, or (ii) if the disposition is a taxable sale or exchange, the amount of any gain recognized. Upon such a disqualifying disposition, we will be entitled to a deduction in the same amount and at the same time as the optionee recognizes such ordinary taxable income.

NSOs. The grant of a NSO will not result in any immediate tax consequences to us or the optionee. Upon the exercise of a NSO, the optionee will recognize ordinary taxable income (which for employees will be considered wages subject to income, Social Security and Medicare taxes), and we will be entitled to a deduction, equal to the difference between the stock option price and the fair market value of the shares of common stock acquired at the time of exercise.

SARs. The grant of either a tandem SAR or a freestanding SAR will not result in any immediate tax consequences to us or the grantee. Upon the exercise of either a tandem SAR or a freestanding SAR, any cash received and the fair market value on the exercise date of any shares of common stock received will constitute ordinary taxable income to the grantee (which for employees will be considered wages subject to income, Social Security and Medicare taxes). We will be entitled to a deduction in the same amount and at the same time.

Restricted Stock. A grantee normally will not recognize taxable income upon an award of restricted stock, and we will not be entitled to a deduction, until the termination of the restrictions. Upon such termination, the grantee will recognize ordinary taxable income in an amount equal to the fair market value of the shares of common stock at that time in excess of the amount (if any) paid for the shares of common stock by the grantee, plus the amount of any dividends and interest thereon to which the grantee then becomes entitled. However, a grantee may elect to recognize ordinary taxable income (which for employees will be considered wages subject to income, Social Security and Medicare taxes), in the year the restricted stock is awarded in an amount equal to its fair market value at that time, determined without regard to the restrictions. We will be entitled to a deduction in the same amount and at the same time as the grantee recognizes income.

RSUs. The grant of an RSU will not result in any immediate tax consequences to us or the grantee. Upon payment of a RSU, the grantee will recognize ordinary taxable income in an amount equal to the fair market value of the shares of common stock or cash received at that time (which for employees will be considered wages subject to income, Social Security and Medicare taxes). We will be entitled to a deduction in the same amount and at the same time.

PSUs. The grant of a PSU will not result in any immediate tax consequences to us or the grantee. Upon payment of a PSU, the grantee will recognize ordinary taxable income in an amount equal to the fair market value of the shares of common stock or cash received at that time (which for employees will be considered wages subject to income, Social Security and Medicare takes). We will be entitled to a deduction in the same amount and at the same time.

Deductibility of Awards. Section 162(m) of the IRC generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. The exemption from Section 162(m)'s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by the Company for tax purposes.

Withholding of Taxes on Awards. Applicable taxes required by law will be withheld from all amounts paid in satisfaction of an award. The amount of the withholding will generally be determined with reference to the closing price of the shares of common stock as reported on the NYSE on the date of determination.

Golden Parachute Tax and Section 280G of the IRC. If an award is accelerated in connection with a change of control of the Company, all or a portion of the value of the award at that time may be a "parachute payment" under Section 280G of the IRC for certain employees and other individuals who perform services for us. Section 280G generally provides that if parachute payments equal or exceed three times an award holder's average W-2 compensation for the five tax years preceding the year of the change of control, we will not be permitted to claim its deduction with respect to any "excess parachute payments" made to the individual. An "excess parachute payment" generally is the portion of a parachute payment that exceeds such individual's historical average compensation. Section 280G of the IRC generally applies to employees or other individuals who perform services for us if, within the 12 month period preceding the change of control, the individual is an officer of the Company, a stockholder owning more than one percent of our stock, or a member of the group consisting of the lesser of the highest paid one percent of our employees or the highest paid 250 of our employees. A recipient of an excess parachute payment is subject to a 20 percent excise tax on such excess parachute payment under Section 4999 of the IRC.

409A. Certain awards, depending in part on the specific terms and conditions of such awards, may be considered nonqualified deferred compensation subject to the requirements of Section 409A of the IRC, which regulates certain deferred compensation arrangements. If the terms of such awards are neither exempt from nor satisfy the requirements of Section 409A of the IRC, a violation may occur resulting in an additional tax obligation, penalties and interest for such grantee.

The discussion set forth above is intended only as a summary and does not purport to be a complete enunciation or analysis of all potential tax consequences relevant to recipients of awards under the 2025 Equity Plan, such as estate and gift taxes, state and local taxes, and foreign taxes. We have not undertaken to discuss the tax treatment of awards under the 2025 Equity Plan in connection with a merger, consolidation, or similar transaction. Such treatment will depend on the terms of the transaction and the method of dealing with the awards in connection therewith.

New Plan Benefits Table

We cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our executive officers, other employees or directors under the 2025 Equity Plan. Future awards or grants are in the discretion of the Committee and cannot be determined at this time.

For a table providing information as of December 31, 2024, concerning equity awards granted under the Predecessor Plan, please see the "Executive Compensation Tables - Outstanding Equity Awards at Year-End 2024” section of this Proxy Statement.

☑	Our Board recommends voting “FOR” the approval of the Company’s 2025 Equity Incentive Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures on Transactions with Related Persons
Our Related Person Transactions Policy sets forth the policies and procedures for the Audit Committee’s review of any transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) or series of similar transactions, arrangements, or relationships in which (a) we are a participant, (b) the aggregate amount involved will or may be expected to exceed $120,000 per annum, and (c) a related person has or will have a direct or indirect material interest. For purposes of our Related Person Transactions Policy, a “related person” means (i) any of our directors, executive officers, or nominees for director, (ii) any stockholder that beneficially owns more than five percent of our outstanding shares of common stock, and (iii) any immediate family member of any of the foregoing. The Audit Committee approves or ratifies only those transactions that it determines in good faith are in, or are not inconsistent with, our best interests and the best interests of our stockholders.
In determining whether to approve or ratify a transaction with a related person, the Audit Committee takes into account the factors it deems appropriate, which may include, among others, the benefits to us, the availability of other sources for comparable products or services, the impact on a director’s independence in the event the related person is a director, and the extent of the related person’s interest in the transaction. The Audit Committee reviews and assesses ongoing relationships with a related person on at least an annual basis to ensure that they are in compliance with the policy and remain appropriate.
In addition, our By-Laws provide that a director, officer, or employee of our Company may not pursue for his or her own account a business or investment opportunity that he or she learned about through his or her affiliation with us. These restrictions do not apply to the acquisition of less than one percent of the publicly traded stock of another company.
Transactions with Related Persons
We recognize that transactions with related persons may raise questions among stockholders regarding whether those transactions are consistent with our best interests and the best interests of our stockholders. It is our policy to enter into or ratify such transactions only when our Board, acting through the Audit Committee or as otherwise described herein, determines that the transaction in question is in, or is not inconsistent with, our best interests and the best interests of our stockholders. Such transactions include, but are not limited to, situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternate sources, or when we obtain products or services from, or provide products or services to, related persons on an arm’s length basis on terms comparable to those obtained from or provided to unrelated third parties or on terms comparable to those obtained from or provided to employees generally. Since January 1, 2024, with the exception of the transaction described in the following paragraph, which was approved by our Audit Committee, we had no transactions that required approval under our Related Person Transactions Policy.
Dean Lutey, the spouse of Ms. Mary Ellen Lutey, our Senior Vice President - Texas, joined the Company in 2008. Mr. Lutey was appointed Senior Vice President - Chief Information Officer in March 2025. Prior to this appointment, Mr. Lutey served as the Company’s Vice President - Chief Information Officer since April 2021 and as Vice President - Information Technology since May 2013. During the fiscal year ended December 31, 2024, Mr. Lutey earned total compensation of $1,136,048, which included his base salary, annual bonus, LTIP awards, benefits under our qualified and non-qualified benefit plans, and matching contributions by the Company under its 401(k) Profit Sharing Plan and Non-Qualified Deferred Compensation Plan. Mr. Lutey also participated in the Company’s benefit programs for its employees.
Compensation Committee Interlocks and Insider Participation
None of the directors who served on the Compensation Committee during fiscal year 2024 has ever served as one of our officers or employees. During fiscal year 2024, there were no Compensation Committee interlocks.

VOTING, ATTENDANCE, AND OTHER MATTERS
Who Can Vote
Only stockholders of record at the close of business on the Record Date, March 24, 2025, are entitled to receive notice of the Annual Meeting and to vote shares of our common stock held on that date. As of March 24, 2025, there were 114,461,934 shares of our common stock issued and outstanding. Holders of our common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors.
Quorum
A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if stockholders holding one-third of our outstanding shares of common stock are present at the Annual Meeting being conducted via live audio webcast, or by proxy. Abstentions and broker non-votes (as described below) count as present for establishing a quorum. Shares held by us as treasury shares are not entitled to vote and do not count toward a quorum. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.
How to Vote
Stockholder of Record. Stockholders whose shares are registered in their own name may vote via the Internet, by telephone or by mailing a completed proxy card. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, you must sign, date and return the enclosed proxy card in the enclosed prepaid and addressed envelope, and your shares will be voted at the Annual Meeting in the manner you direct. In the event no directions are specified in a proxy, such proxy will be voted as follows:
•FOR the election of the nine nominees named in this Proxy Statement under the caption “Proposal 1—Election of Directors;”
•FOR the advisory approval of the compensation of our named executive officers;
•FOR the ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for 2025;
•FOR the approval of the Company’s 2025 Equity Incentive Compensation Plan; and
•in the discretion of the proxy holders named on the proxy card as to any other matter that may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) thereof.
Street Name Stockholder. If your shares are registered in the name of a bank, broker or other nominee and you have not elected to receive your proxy materials electronically, you may nevertheless be eligible to vote your shares via the Internet or by telephone rather than by mailing a completed voting instruction card provided by your bank, broker or other nominee. Please check the voting instruction card provided by your bank, broker or other nominee for availability and instructions.

If you hold shares in BOTH street name and as a stockholder of record, YOU MUST VOTE SEPARATELY for each set of shares.
Differences Between Stockholders of Record and Street Name Holders
Most stockholders hold their shares through a bank, broker or other nominee (that is, in “street name”) rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name.

•Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, Inc., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly or to vote through the internet at the virtual Annual Meeting.
•Street Name Stockholder. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to participate in the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares through the internet at the virtual Annual Meeting unless you obtain a legal proxy from the record holder giving you the right to vote the shares.
Participating in the Virtual Annual Meeting
In order to access the virtual Annual Meeting, you must (a) have beneficially owned shares of our common stock on March 24, 2025, and (b) register at https://web.viewproxy.com/sm-energy/2025 by 11:59 p.m. (EDT) on May 21, 2025. You will need to enter your name, phone number, and email address. After registering, and prior to the Annual Meeting, you will receive a meeting invitation by email with a unique link and a password to join the Annual Meeting. You will be able to listen, vote, and submit questions during the virtual Annual Meeting. Instructions on how to participate via the internet, including how to demonstrate proof of share ownership, are posted at https://web.viewproxy.com/sm-energy/2025. Information on this website is not incorporated by reference into this Proxy Statement and should not be considered part of this document.
Annual Meeting Webcast
A webcast replay of the Annual Meeting will also be archived on our Investor Relations website, http://sm-energy.com/investors, until June 22, 2025.
Submitting Questions at the Annual Meeting
Our stockholders may submit a question during registration at https://web.viewproxy.com/sm-energy/2025 or during the virtual meeting by typing your question into the questions and comments section of the virtual Annual Meeting interface. If your question is proper and is submitted during the relevant portion of the meeting agenda, our Chairman or CEO, or other representative, as appropriate, intends to respond to your question during the live webcast. Questions on similar topics may be combined and answered together.
If the Virtual Annual Meeting Experiences Technical Difficulties
If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), our Chairman will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via https://web.viewproxy.com/sm-energy/2025.
There will be technicians available to assist with any technical difficulties you may have accessing the Annual Meeting live audio webcast. Please be sure to check in at least 30 minutes prior to the start of the Annual Meeting, so we may try to address any technical difficulties before the Annual Meeting live audio webcast begins. If you encounter any difficulties accessing the Annual Meeting live audio webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937.
Voting Requirements; Vote Treatment
If you hold your shares in street name, you will receive instructions from your bank, broker or other nominee describing how to vote your shares. If you do not instruct your bank, broker or other nominee how to vote your shares, it may vote your shares as it decides as to each routine matter for which it has discretionary authority under the rules of the NYSE.

There are also non-discretionary matters for which banks, brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. When a bank, broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the bank, broker or other nominee should vote your shares, and the bank, broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Broker non-votes will be counted as present at the meeting for purposes of determining a quorum, but will not be entitled to vote with respect to non-discretionary matters.
Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which stockholders are voting.
If your shares are held in street name and you do not give voting instructions, pursuant to Rule 452 of the NYSE, the record holder will not be permitted to vote your shares with respect to Proposal 1 (Election of Directors), Proposal 2 (Advisory Vote on Executive Compensation), and Proposal 4 (Approval of the Company’s 2025 Equity Incentive Compensation Plan), and your shares will be considered “broker non-votes” with respect to these proposals; but will nevertheless be entitled to vote your shares with respect to Proposal 3 (Ratification of Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2025) in the discretion of the record holder.
•Proposal 1 (Election of Directors): Our By-Laws provide that the election of directors will be decided by the vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Abstentions will be counted in determining the total number of shares “entitled to vote” on the election of directors and will have the same effect as a vote “Against” a director. Broker non-votes will have no effect on the outcome of the vote for directors.
•Proposal 2 (Advisory Vote on Executive Compensation): Approval of this proposal requires the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Abstentions will be counted in determining the total number of shares “entitled to vote” on this proposal and will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal. While this vote is required by law, it is not binding, will not create or imply any change in the fiduciary duties of, nor impose any additional fiduciary duty on, us or our Board. However, the Compensation Committee of our Board will take into account the outcome of the vote when considering future executive compensation decisions.
•Proposal 3 (Ratification of Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2025): Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, requires the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Abstentions will be counted in determining the total number of shares “entitled to vote” on this proposal and will have the same effect as a vote “Against” the proposal. Brokers will have discretionary authority to vote on this proposal.
•Proposal 4 (Approval of the Company’s 2025 Equity Incentive Compensation Plan): Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast by the stockholders present in person or by proxy at the Annual Meeting and entitled to vote. Abstentions will be counted in determining the total number of shares “entitled to vote” on this proposal and will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.
Stockholders Sharing the Same Address
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Internet Availability, 2024 Annual Report, and Proxy Statement until such time as one or more of these stockholders notify us that they want to receive separate copies. This procedure reduces our printing costs and postage fees. Stockholders who participate in householding will continue to have access to and may utilize separate proxy voting instructions.
If you receive a single set of proxy materials as a result of householding and you would like to receive a separate copy of our Notice of Internet Availability, 2024 Annual Report, or Proxy Statement, please submit a request to our Corporate Secretary, Andrew T. Fiske, at 1700 Lincoln St., Suite 3200, Denver, CO 80203, or call (303) 837-2464, and we will promptly send such materials to you at no cost. You may also contact our Corporate Secretary at the address and phone number above if you receive multiple copies of our proxy materials and you would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings. Beneficial owners can request information about householding from their bank, broker, or other nominee.
Revoking a Proxy
If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:
•submitting a new proxy with a later date either signed and returned by mail or transmitted using the telephone or Internet voting procedures before the Annual Meeting;
•voting by Internet while participating in the virtual Annual Meeting (participating in the Annual Meeting by internet does not revoke your proxy unless you vote by Internet during the virtual Annual Meeting); or
•filing a written revocation before the Annual Meeting with our Corporate Secretary at our principal executive offices, which are located at 1700 Lincoln St., Suite 3200, Denver, CO 80203.
If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or other nominee in accordance with your nominee’s procedures.
Payment of Proxy Solicitation Costs
We will pay all costs of soliciting proxies. We have retained Alliance Advisors, LLC to assist in the solicitation of proxies for total fees of $10,500, plus reimbursement of reasonable out-of-pocket expenses. The solicitation may be made personally or by mail, facsimile, telephone, messenger, electronic mail or via the Internet. In addition, our officers, directors, and employees may solicit proxies in person, by telephone, or by other electronic means of communication. Such directors, officers and employees will not be compensated for soliciting the proxies but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of our common stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners.
Stockholder Proposals for the 2026 Annual Meeting of Stockholders
Stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2026 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. Rule 14a-8 addresses when we must include a stockholder proposal in our proxy materials, including eligibility and procedural requirements that apply to the proponent. In general, to be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Corporate Secretary no later than December 8, 2025.
In addition to the requirements of Rule 14a-8, all stockholder proposals (including any director nomination) must comply with the notice requirements contained in our By-Laws, which require, among other things, detailed information concerning the stockholder making the proposal (and the beneficial owner on whose behalf the proposal is made, if any), the name and address of the stockholder, specific information concerning such stockholder’s interests in our securities and a commitment by any proposed director nominee to serve the full term if nominated and elected. In addition, the notice must include the recommended director nominee’s name, biographical data, qualifications, details regarding any material monetary agreements between the stockholder and the proposed nominee and a written questionnaire completed by the proposed nominee. In order for a nomination of persons for election to our Board or a proposal of business to be properly brought before the 2026 Annual Meeting of Stockholders, it must be either specified in the notice of the meeting given by our Corporate Secretary or otherwise brought before the meeting by or at the direction of our Board or by a stockholder entitled to vote and who complies with the notice procedures set forth in our By-Laws. A stockholder making a nomination for election to our Board or a proposal of business for the 2026 Annual Meeting of Stockholders must deliver proper notice to our Corporate Secretary not earlier than the close of business on the 120th day prior to the first anniversary of the date of the 2025 Annual Meeting nor later than the close of business on the 90th day prior to the first anniversary of the 2025 Annual Meeting. In other words, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2026 Annual Meeting of Stockholders, it should be properly submitted to our Corporate Secretary no earlier than January 10, 2026, and no later than February 20, 2026. If the date of our 2025 Annual Meeting of Stockholders changes by more than 30 days before or after May 22, 2025, then stockholder nominations and proposals must be received not earlier than the close of business on the 120th day prior to the date of the 2026 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the date of the 2026 Annual Meeting of Stockholders or, if the first public announcement of the date of the 2026 Annual Meeting of Stockholders is less than 100 days prior to the date of the meeting, the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting of Stockholders is first made by us. In addition to satisfying the requirements under our By-Laws with respect to advance notice of any director nomination, any stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 must provide the required notice of intent to solicit proxies to the Corporate Secretary no later than 60 calendar days prior to the first anniversary of the date of the 2025 Annual Meeting (no later than March 23, 2026 for the 2026 Annual Meeting of Stockholders). For additional information about stockholder nominations and proposals, see “Corporate Governance—Director Nominations and Qualifications.”
Under Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2026 Annual Meeting of Stockholders that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before February 21, 2026, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after February 21, 2026, and the matter nonetheless is permitted to be presented at the 2026 Annual Meeting of Stockholders, our Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.
Other Available Information
We make our Corporate Governance Guidelines; Financial Code of Ethics; Code of Conduct; and the charters of the Audit, Compensation, Executive, and G&S Committees available through the Governance section of our website at www.sm-energy.com. These documents will be furnished in print to any stockholder upon request. Information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this document.
Management does not know of any matters to be brought before the Annual Meeting other than the election of directors, the advisory vote to approve the compensation of our named executive officers, the ratification of the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for 2025, and approval of the Company’s 2025 equity incentive compensation plan. If any other matters not mentioned in this Proxy Statement are properly brought before the Annual Meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.
Our website at www.sm-energy.com includes much of this information, along with other general information about our operations, community activities and stakeholder relations. Any remaining questions regarding our operations or financial position can be directed to our Investor Relations Department at sm-energy.com/investors. Whether or not you intend to participate in the Annual Meeting, we urge you to submit your proxy promptly.

By Order of the Board of Directors,

Andrew T. Fiske Deputy General Counsel and Corporate Secretary
April 7, 2025

ANNEX A
SM ENERGY COMPANY
2025 EQUITY INCENTIVE COMPENSATION PLAN
ARTICLE 1
ESTABLISHMENT, PURPOSE AND DURATION
1.1    Establishment. SM Energy Company, a Delaware corporation (the “Company”), hereby establishes an equity incentive compensation plan known as the 2025 Equity Incentive Compensation Plan (the “Plan”). The Plan permits the grant of Restricted Stock, Restricted Stock Units, Performance Share Units, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, and Stock Based Awards. The Plan will become effective upon its approval by the Company’s stockholders on May 22, 2025 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.
1.2    Purpose. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of the Participants to those of the Company’s stockholders, and by providing Participants with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to attract, motivate, and retain the services of Participants upon whose judgment, interest, and special effort the success of the Company is substantially dependent.
1.3    Duration. The Plan commenced as of the date set forth in Section 1.1 hereof, and shall remain in effect, subject to the right of the Committee or the Board to amend or terminate the Plan at any time pursuant to Article 14 hereof, until the earlier of (i) the tenth anniversary of the Effective Date, or (ii) when all Shares subject to the Plan have been purchased or acquired according to the Plan’s provisions. Any previously granted Awards under this Plan which remain outstanding as of the date of expiration or other termination of the Plan shall not be affected by such expiration or other termination and shall continue in effect in accordance with their respective terms.
ARTICLE 2
DEFINITIONS AND CONSTRUCTION
2.1    Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below, unless the context clearly requires otherwise, and when such meaning is intended the term shall be capitalized.
a.    “Affiliate” shall have the meaning given to such term in Rule 12b-2 under the Exchange Act, with reference to the Company, and shall also include any corporation, partnership, joint venture, limited liability company or other entity in which the Company owns, directly or indirectly, at least 50 percent of the total combined voting power of such corporation or of the capital interest or profits interest of such partnership or other entity.
b.    “Award” means, individually or collectively, a grant or award under this Plan of Restricted Stock, Restricted Stock Units, Performance Share Units, NQSOs, ISOs, SARs, or Stock Based Awards, in each case subject to the terms of this Plan.
c.    “Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to Awards granted under this Plan; or (ii) a written statement issued by the Company to a Participant describing the terms and provisions of such Award. All Award Agreements shall be deemed to incorporate the provisions of the Plan. An Award Agreement need not be identical to other Award Agreements either in form or substance. An Award Agreement may be transmitted electronically to the Participant in the discretion of the Company.
d.    “Board” or “Board of Directors” means the Board of Directors of the Company.
e.    “Change of Control” shall mean any of the following events (unless otherwise provided in an Award Agreement or in any agreement between a Participant and the Company):
i.    The acquisition by any individual or entity (a “Person”) or Persons acting as a group of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50 percent of either (1) the then value of the outstanding shares of common stock of the Company, or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors.
For purposes of this paragraph (i), Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a Person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. For purposes of determining stock ownership, see (e)(iv) below.
ii.    During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or
iii.    Any one Person, or more than one Person acting as a group (as determined below), acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
(1)    For purposes of this paragraph (iii), a transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to:
(a)    a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(b)    an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
(c)    a Person, or more than one Person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or
(d)    an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a Person described in the previous clause (c).
(2)    For purposes of paragraph (e)(iii)(1) and except as otherwise provided, a Person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but which is a majority owned subsidiary of the Company after the transaction, is not treated as a change in the ownership of the assets of the Company.
(3)    Persons will not be considered to be acting as a group for purposes of this paragraph (e)(iii) solely because they purchase assets of the Company at the same time. However, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company. If a Person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
(4)    For purposes of determining stock ownership, see (e)(iv) below.
iv.    For purposes of determining whether there has been a Change of Control, Section 318(a) of the Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by §§1.83-3(b) and (j) of the income tax regulations promulgated by the Internal Revenue Service), the stock underlying the option is not treated as owned by the individual who holds the option.
f.    “Change of Control Termination” has the meaning set forth in Section 13.1 hereof.
g.    “Code” means the Internal Revenue Code of 1986, as amended.
h.    “Committee” means the Compensation Committee of the Board of Directors, or any other duly authorized committee of the Board appointed by the Board to administer the Plan. The Committee shall be comprised of two or more directors, and each member of the Committee shall be a Non-Employee Director and an “independent director” for purposes of the rules and regulations of the New York Stock Exchange (“NYSE”) (or such other principal securities market on which the Shares are traded).
i.    “Company” means SM Energy Company, a Delaware corporation, and any successor thereto as provided in Article 17 hereof.
j.    “Director” means any individual who is a member of the Board of Directors of the Company.
k.    “Dividend Equivalent” means a right with respect to an Award to receive cash, Shares or other property equal in value and form to dividends declared by the Board and paid with respect to outstanding Shares.
l.    “Effective Date” means the date established in Section 1.1.
m.    “Employee” means any employee of the Company or an Affiliate. Directors who are not otherwise employed by the Company or an Affiliate shall not be considered Employees under this Plan.
n.    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
o.    “Fair Market Value” or “FMV” means a value or price that is based on the opening, closing, actual, high, low or average selling prices per Share on the NYSE or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Such definition(s) of FMV may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement or payout of an Award. If Shares are not traded on an established stock exchange, FMV shall be determined by the Committee based on objective criteria.
p.    “Freestanding SAR” means a SAR that is not a Tandem SAR, as described in Article 8 herein.
q.    “Grant Price” means the price against which the amount payable is determined upon exercise of a SAR.
r.    “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 7 herein and that is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code, or any successor provision.
s.    “Measurement Date” means March 20, 2025.
t.    “Non-Employee Director” means a Director who meets the definition of a “Non-Employee Director” set forth in Rule 16b-3(b)(3) under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.
u.    “Nonqualified Stock Option” or “NQSO” means an Option to purchase Shares granted under Article 7 herein, which is not intended to be an Incentive Stock Option or which otherwise does not meet the requirements for an ISO.
v.    “Option” means the conditional right to purchase Shares at a stated Option Price for a specified period of time in the form of an Incentive Stock Option or a Nonqualified Stock Option subject to the terms of this Plan.
w.    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.
x.    “Participant” means a participant holding an outstanding Award granted under the Plan.
y.    “Performance Measures” mean measures as described in Article 11, the attainment of one or more of which may, as determined by the Committee, determine the vesting, monetization, or value of an Award.
z.    “Performance Share Unit” means an Award under Article 9 that is valued by reference to a Share, which value may be paid by delivery of Shares or cash or a combination thereof upon settlement of the Award, and the value of which at the time it is payable is determined as a function of the extent to which Performance Measures have been achieved as set forth in the Award Agreement.

aa.    “Plan” means this Equity Incentive Compensation Plan, as it may be amended from time to time.
bb.    “Prior Plan” means the Equity Incentive Compensation Plan established by the Company and most recently amended and restated effective May 22, 2018.
cc.    “Restricted Stock” means an Award under Article 6 of Shares that may be subject to certain restrictions and to a risk of forfeiture as set forth in the Award Agreement.
dd.    “Restricted Stock Unit” means an Award under Article 6 that is valued by reference to a Share, which value may be paid by delivery of Shares or cash or a combination thereof upon settlement of the Award, subject to the specific terms and conditions of the Award as set forth in the Award Agreement.
ee.    “Securities Act” means the Securities Act of 1933, as amended.
ff.    “Shares” means shares of common stock of the Company, $0.01 par value per share.
gg.    “Stock Appreciation Right” or “SAR” means the conditional right to receive the difference between the FMV of a Share on the date of exercise over the Grant Price, pursuant to the terms of Article 8 herein.
hh.    “Stock Based Award” means an equity based or equity related Award granted pursuant to the terms of Article 9 herein.
ii.    “Substitute Award” means Awards granted or Shares issued by the Company in assumption of or in substitution or exchange for Awards previously granted or the right or obligation to make future Awards, in each case by a company acquired by the Company or any Affiliate, or a company with which the Company or any Affiliate combines.
jj.    “Tandem SAR” means a SAR that the Committee specifies pursuant to Article 8 herein is granted in connection with a related Option, the exercise of which SAR shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be cancelled), or a SAR that is granted in tandem with an Option but the exercise of such Option does not cancel the SAR, but rather results in the exercise of the related SAR. Regardless of whether an Option is granted coincident with a SAR, a SAR is not a Tandem SAR unless so specified by the Committee at the time of grant.
2.2    Construction. Captions and titles contained herein are for convenience of reference only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, any definition of any term herein in the singular also shall include the plural.

ARTICLE 3
ADMINISTRATION
3.1    General. The Committee shall be responsible for administering the Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive, and binding upon the Participants, the Company, and all other interested parties. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.
3.2    Authority of the Committee. The Committee shall have full and exclusive discretionary power to (i) interpret the terms and the intent of the Plan, any Award and any Award Agreement or other agreement ancillary to or in connection with the Plan, (ii) determine eligibility for Awards and select those who will become Participants in the Plan, (iii) adopt such rules, regulations, and guidelines for administering the Plan as the Committee may deem necessary or proper, (iv) provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company with respect to the Plan and (v) make all other determinations necessary or advisable for the administration of the Plan. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including whether and when any such conditions or vesting restrictions may be waived, modified or accelerated and, subject to Article 14, adopting modifications, amendments or subplans to the Plan or any Award Agreement. Subject to the terms and provisions of the Plan, the Committee shall have complete discretion in determining the nature, terms, conditions and amount of each Award. In making such determinations, the Committee may take into account the nature of services rendered by the recipient of the Award, such person’s present and potential contributions to the Company and such other factors as the Committee in its discretion shall deem relevant.
3.3    Delegation. The Committee may delegate to one or more of its members any of the Committee’s administrative duties or powers as it may deem advisable; provided, however, that any such delegation shall not be inconsistent with the provisions of Rule 16b-3 under the Exchange Act as to actions to be taken by the Committee in connection therewith. In addition, the Committee may delegate to the Chief Executive Officer of the Company the power to grant Restricted Stock Units and/or Performance Share Units to employees who are not Section 16 officers subject to such restrictions and limitations as the Committee may specify and subject to the requirements of section 157 of the Delaware General Corporation Law or other applicable law. In addition, to the extent not inconsistent with applicable law, the Committee may authorize one or more executive officers to do one or more of the following with respect to Employees who are not directors or executive officers of the Company (A) designate Employees to be recipients of Awards, (B) determine the number of Shares subject to such Awards to be received by such Employees and (C) cancel or suspend Awards to such Employees; provided that (x) any resolution of the Committee authorizing such officer(s) must specify the total number of Shares and/or the aggregate amount in cash subject to Awards that such officer(s) may so award and (y)

the Committee may not authorize any officer to designate himself or herself as the recipient of an Award.
ARTICLE 4
SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS
4.1    Total Number of Shares Available for Awards.
a.    Subject to adjustment as provided in Section 4.3 herein, and as otherwise provided below in this Section 4.1, a total of 4,492,289 Shares shall be authorized for Awards granted under the Plan, less one Share for every Share issuable under an award granted under the Prior Plan after the Measurement Date and prior to the Effective Date of this Plan. After the Effective Date of this Plan, no awards may be granted under the Prior Plan. Any Shares issued in connection with an Award under this Plan shall reduce the number of Shares available for Awards under the Plan on a one-for-one basis.
b.    If (i) any Shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of Shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, or (ii) after the Measurement Date, any Shares subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or otherwise terminates without issuance of such Shares, or an award under the Prior Plan is settled for cash (in whole or in part), or otherwise does not result in the issuance of all or a portion of the Shares subject to such award, then in each such case the Shares subject to the Award under this Plan or the award under the Prior Plan shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Shares available for grant under the Plan on a one-for-one basis.
c.    In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right under this Plan, or after the Measurement Date, an award other than an option or stock appreciation right granted under the Prior Plan, are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan on a one-for-one basis.
d.    Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section 4.1: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights, (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options. For purposes of this paragraph (d), the terms “Option” and “Stock Appreciation Right” shall include an option or stock appreciation right issued under the Prior Plan.

e.    Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.
4.2    Limits and Other Provisions Applicable to Awards.
a.    Treatment of Dividends and Dividend Equivalents on Unvested Awards. In no event shall dividends or dividend equivalents be paid with respect to Options or Stock Appreciation Rights. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied.
b.    Director Award and Compensation Limits. The maximum number of Shares subject to Awards granted during a single fiscal year to any non-employee Director, taken together with any cash fees paid during the fiscal year to the non-employee Director in respect of the Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $800,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later.
4.3    Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, extraordinary or special dividend, stock split, reverse stock split, split up, spin off, other distribution of stock or property of the Company, combination of securities, exchange of securities, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to the stockholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall make or provide for appropriate proportionate substitutions or adjustments, as applicable, to the number and kind of Shares that may be issued under the Plan, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the application and computation of any Dividend Equivalents that may be provided for in Award Agreements, and any other value determinations applicable to outstanding Awards or to this Plan. Such adjustments shall be made automatically, without the necessity of Committee action, on the customary and appropriate arithmetical basis, in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in Shares, and shall be made in the discretion of the Committee with respect to other corporate events or transactions. The Committee, in its sole discretion, may also make other appropriate adjustments in the terms of any Awards under the Plan to reflect, or related to, such changes or distributions and may modify any other terms of outstanding Awards, including modifications of performance criteria, as are equitably necessary to prevent dilution or enlargement of Participant’s rights under the Plan that otherwise would result from such corporate event or transaction. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan. Subject to the provisions of Article 13 and any applicable law or regulatory requirement, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance, assumption, substitution or conversion of Awards under this Plan in connection with any such corporate event or transaction upon such terms and conditions as it may deem appropriate. In addition, the Committee may amend the Plan, or adopt supplements to the Plan, in such manner as it deems appropriate to provide for such issuance, assumption, substitution or conversion as provided in the previous sentence.
4.4    Substitute Awards. Substitute Awards shall not reduce the Shares authorized for grant under the Plan, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan as provided in Section 4.1 above. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce (or increase) the Shares authorized for grant under the Plan; provided, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.
ARTICLE 5
ELIGIBILITY AND PARTICIPATION
5.1    Eligibility. All Employees and members of the Board of the Company and of any Affiliate of the Company shall be eligible to participate in the Plan and be granted Awards under the Plan.
5.2    Actual Participation. Subject to the provisions of the Plan, the Committee may from time to time, in its sole discretion, select from among persons eligible to participate in the Plan those to whom Awards shall be granted under the Plan, and shall determine in its discretion the nature, terms, conditions, and amount of each Award.

ARTICLE 6
RESTRICTED STOCK AND RESTRICTED STOCK UNITS
6.1    Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, in its discretion may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts and upon such terms as the Committee shall determine.
6.2    Restricted Stock and Restricted Stock Unit Award Agreements. Each Restricted Stock and Restricted Stock Unit Award shall be evidenced by an Award Agreement which shall set forth the terms and conditions of such Award, including the number of Shares to which the Award relates, the date or dates upon which such Award shall vest and the circumstances (including termination of employment or failure to satisfy one or more restrictive covenants or other ongoing obligations) under which the Award shall not vest, the time and manner of settlement of the Award, such transfer restrictions which the Committee may impose, and any other terms or conditions which the Committee may impose.
6.3    Restricted Stock.
a.    Nature of Restricted Stock. Restricted Stock may be issued for services rendered with any or no additional purchase price as shall be determined by the Committee in its discretion and may be subject to certain restrictions and to a risk of forfeiture as set forth in the Award Agreement. A Participant to whom Shares of Restricted Stock are issued shall have all of the rights of ownership with respect to the Shares subject to such Restricted Stock Award, including the right to vote the same and receive any dividends paid thereon; subject, however, to the terms, conditions and restrictions contained in this Plan and in the applicable Award Agreement.
b.    Forfeiture and Vesting. A Restricted Stock Award Agreement may provide for forfeiture of the Restricted Stock upon termination of the Participant’s employment or other relationship with the Company or nonperformance of Performance Measures or any other specified performance goals or measures established by the Committee. A Restricted Stock Award Agreement may also provide for (i) vesting periods which require the passage of time and/or the occurrence of events in order for the Restricted Stock to vest and become no longer subject to forfeiture and (ii) holding periods during which the Restricted Stock may not be sold or otherwise transferred.
c.    Delivery of Shares and Settlement. Upon an Award of Restricted Stock, the Company shall deliver to the Participant the Shares subject to the Award (which Shares may be delivered in book-entry form), referring to or setting forth the applicable restrictions to which such Shares are subject (by means of appropriate stop-transfer orders on Shares credited to book-entry accounts). After the Shares are no longer subject to such restrictions, the Company shall, in accordance with the terms and conditions of the Award Agreement, settle the completed Restricted Stock Award.
6.4    Restricted Stock Units.

a.    Nature of Restricted Stock Units; Accounts. Each Restricted Stock Unit awarded shall represent a right for one Share to be delivered upon settlement of the Award, which right shall be subject to a risk of forfeiture and cancellation and to the other terms and conditions set forth in the Plan and the Award Agreement. The Company shall establish and maintain a Participant account to record Restricted Stock Units and transactions and events affecting such units. Restricted Stock Units and other items reflected in the account will represent only bookkeeping entries by the Company to evidence unfunded obligations of the Company.
b.    Settlement Date. Restricted Stock Units (if not previously cancelled or forfeited) shall be settled on the date or dates set forth in the Award Agreement.
c.    Cancellation and Vesting. A Restricted Stock Unit Award Agreement may provide for cancellation of the Restricted Stock Units upon termination of the Participant’s employment or other relationship with the Company or nonperformance of specified performance goals or measures established by the Committee. A Restricted Stock Unit Award Agreement may provide for settlement at, below or above a specified target number of Shares. A Restricted Stock Unit Award Agreement may also provide for vesting periods which require the passage of time and/or the occurrence of events in order for the Restricted Stock Units to vest and become no longer subject to cancellation.
d.    Dividend Equivalents. Restricted Stock Units shall not be credited with Dividend Equivalents unless specifically provided for in the Award Agreement, and then only upon such terms and conditions as set forth in this Plan and in the Award Agreement.
e.    Settlement and Delivery of Shares. Settlement of a Restricted Stock Unit Award shall be made in accordance with the terms and conditions of the applicable Award Agreement. A Restricted Stock Unit Award Agreement may provide that settlement may be made solely through the issuance of Shares, cash, or in a any combination of Shares and cash, in the sole discretion of the Committee. Upon the settlement of a Restricted Stock Unit Award, the Company shall deliver to the Participant the number of Shares (or cash equivalent) issued to the Participant in settlement of the Award (which Shares may be delivered in book-entry form).
ARTICLE 7
STOCK OPTIONS
7.1    Grant of Options. Subject to the terms and conditions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time, as shall be determined by the Committee in its discretion. ISOs may be granted only to Employees of the Company or a parent or subsidiary corporation of the Company within the meaning of Section 424 of the Code, and no ISOs may be granted more than 10 years after the adoption of the Plan by the Board. Solely for purposes of determining whether shares are available for the grant of ISOs under the Plan, the maximum aggregate number of shares that may be issued pursuant to ISOs granted under the Plan shall be 4,492,289.

7.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option relates, the conditions upon which an Option shall become vested and exercisable, and any other terms and conditions as the Committee shall determine. The Award Agreement shall also specify whether the Option is intended to be an ISO or a NQSO.
7.3    Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee and shall be specified in the Award Agreement. The Option Price for an Option, whether issued as an ISO or an NQSO, shall be not less than 100 percent of the FMV of the underlying Shares on the date of grant; provided, however, that the Option Price for an ISO granted to a person who at the time of grant owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any of its Affiliates (a “Significant Stockholder”) shall be not less than 110 percent of the Fair Market Value of the underlying Shares as of the date of grant; and provided, however, that this Section 7.3 shall not apply to Substitute Awards.
7.4    Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided however, that no Option shall be exercisable later than the tenth anniversary date of its grant, and provided further that no ISO granted to a Significant Stockholder shall be exercisable after the expiration of five years from the date of grant. Notwithstanding the foregoing, except for ISOs, to the extent permissible under Section 409A of the Code, the exercise period of an Option will be automatically extended if the expiration date occurs during a period when trading in Company Shares is prohibited, to a date that is 30 days after the conclusion of the prohibition.
7.5    Exercise of Options. Options shall be exercisable at such times and on such events, and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. Options shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified by or acceptable to the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, and accompanied by full payment for the Shares. Upon exercise of any Option, the Option Price shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate FMV at the time of exercise equal to the total Option Price; (c) by a combination of (a) and (b); or (d) by any other method approved or accepted by the Committee in its sole discretion and subject to such rules and regulations as the Committee may establish. Subject to Section 7.6 and any governing rules or regulations, as soon as practicable after receipt of a notification of exercise and full payment for the Shares, the Company shall cause to be delivered to the Participant evidence of book entry Shares in an appropriate amount based upon the number of Shares purchased under the Option(s).
7.6    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under the Plan as it may deem advisable, including, without limitation, requiring the Participant to hold the Shares acquired pursuant to exercise for a specified period of time, or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed and/or traded.
7.7    Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following the termination of the Participant’s employment or other relationship with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options granted under the Plan, and may reflect distinctions based on the reasons for termination.
7.8    Nontransferability of Options.
a.    Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In addition, all ISOs granted to a Participant under the Plan shall be exercisable during such Participant’s lifetime only by such Participant.
b.    Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, a NQSO granted under the Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In addition, except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, all NQSOs granted to a Participant under the Plan shall be exercisable during such Participant’s lifetime only by such Participant. Any permitted transfer of an NQSO must be for zero consideration.
c.    Notification of Disqualifying Disposition. The Participant to whom an ISO is granted shall notify the Company upon the disposition of Shares issued pursuant to the exercise of an ISO or Shares received as a dividend on ISO stock. The Company shall use such information to determine whether a disqualifying disposition as described in Section 421(b) of the Code has occurred.
7.9    $100,000 Annual ISO Limitation. To the extent that the aggregate Fair Market Value of Shares (determined as of the time the ISOs with respect to such Shares are granted) with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under this Plan and all other plans of the Company and any Affiliate) exceeds $100,000, such ISOs shall be treated as NQSOs. The foregoing provisions shall be applied by taking ISOs into account in the order in which they were granted.
ARTICLE 8
STOCK APPRECIATION RIGHTS
8.1    Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time and upon such terms as shall be determined by the Committee in its discretion. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs. The SAR Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement. The SAR Grant Price for each Freestanding SAR may include a Grant Price based on 100 percent of the FMV of the underlying Share on the date of grant or a Grant Price that is set at a premium to the FMV of the underlying Share on the date of grant. The SAR Grant Price for each Freestanding SAR shall not be less than FMV of the underlying Share on the date of grant. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.
8.2    SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and any such other provisions as the Committee shall determine.
8.3    Term of SAR. The term of a SAR granted under the Plan shall be determined by the Committee in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth anniversary date of its grant. Notwithstanding the foregoing, to the extent permissible under Section 409A of the Code, the term of a SAR will be automatically extended if the expiration date occurs during a period when trading in Company Shares is prohibited, to a date that is 30 days after the conclusion of the prohibition.
8.4    Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions that the Committee in its sole discretion imposes.
8.5    Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than 100 percent of the difference between the Option Price of the underlying ISO and the FMV of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the FMV of the Shares subject to the ISO exceeds the Option Price of the ISO.
8.6    Payment of SAR Amount. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount representing the difference between the FMV of the underlying Share on the date of exercise over the Grant Price. At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares of equivalent value (based on the FMV on the date of exercise of the SAR, as defined in the Award Agreement or otherwise defined by the Committee thereafter), in some combination thereof, or in any other form approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth or reserved for later determination in the Award Agreement for the grant of the SAR.
8.7    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following the termination of the Participant’s employment or other relationship with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
ARTICLE 9
PERFORMANCE SHARE UNITS
9.1    Grant of Performance Share Units. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Performance Share Units to Participants in such amounts and upon such terms as the Committee shall determine.
9.2    Performance Share Unit Award Agreements. Each Performance Share Unit Award shall be evidenced by an Award Agreement that shall set forth the terms and conditions of such Award, including the number of Shares to which the Award relates, the date or dates upon which such Award shall vest and the circumstances (including termination of employment or failure to satisfy one or more restrictive covenants or other ongoing obligations) under which the Award shall not vest, the time and manner of settlement of the Award, such transfer restrictions which the Committee may impose, and any other terms or conditions which the Committee may impose.
9.3    Nature of Performance Share Units; Accounts. Each Performance Share Unit awarded shall represent a right for a designated number of Shares to be delivered upon settlement of the Award, which right shall be subject to a risk of forfeiture and cancellation and to the other terms and conditions set forth in the Plan and the Award Agreement. The Company shall establish and maintain a Participant account to record Performance Share Units and transactions and events affecting such units. Performance Share Units and other items reflected in the account will represent only bookkeeping entries by the Company to evidence unfunded obligations of the Company.
9.4    Settlement Date. Performance Share Units (if not previously cancelled or forfeited) shall be settled on the date or dates set forth in the Award Agreement.
9.5    Cancellation and Vesting. A Performance Share Unit Award Agreement may provide for cancellation of the Performance Share Units upon termination of the Participant’s employment or other relationship with the Company or nonperformance of specified Performance Measures or other performance goals or measures established by the Committee. A Performance Share Unit Award Agreement may provide for settlement at, below or above a specified target number of Shares. A Performance Share Unit Award Agreement may also provide for vesting periods which require the passage of time and/or the occurrence of events in order for the Performance Share Units to vest and become no longer subject to cancellation.
9.6    Dividend Equivalents. Performance Share Units shall not be credited with Dividend Equivalents unless specifically provided for in the Award Agreement, and then only upon such terms and conditions as set forth in this Plan and in the Award Agreement.
9.7    Settlement and Delivery of Shares. Settlement of a Performance Share Unit Award shall be made in accordance with the terms and conditions of the applicable Award Agreement. A Performance Share Unit Award Agreement may provide that settlement may be made solely through the issuance of Shares, cash, or in any combination of Shares and cash, in the sole discretion of the Committee. Upon the settlement of a Performance Share Unit Award, the Company shall deliver to the Participant the number of Shares (or cash equivalent) issued to the Participant in settlement of the Award (which Shares may be delivered in book-entry form).
ARTICLE 10
STOCK BASED AWARDS
10.1    Stock Based Awards. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant other types of equity based or equity related Awards not described by the other terms of the Plan (including cash-settled awards or the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, including, but not limited to, conditions based on the satisfaction of performance criteria or the satisfaction of such obligations as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares.
10.2    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive Stock Based Awards following the termination of the Participant’s employment or other relationship with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Stock Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
ARTICLE 11
PERFORMANCE MEASURES
11.1    The Committee may specify in an Award Agreement that the vesting, payment obligation or value (as determined by the Committee) of the Award is subject to Performance

Measures. The Committee retains the discretion to increase or reduce the value payable pursuant to a performance-based Award.
11.2    Performance Measures may include, but are not limited to, the attainment of specified levels of one or any combination of the following:
1.increases in, or levels of, net asset value; net asset value per share; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net income and/or earnings per share;
2.return on equity, return on assets or net assets, return on capital (including return on total capital or return on invested capital);
3.share price or stockholder return performance (including, but not limited to, growth measures and total stockholder return, which may be measured in absolute terms and/or in comparison to a group of peer companies or an index);
4.oil and gas reserve replacement, reserve growth and finding and development cost targets;
5.oil and gas production targets;
6.performance of investments in oil and gas properties;
7.cash flow measures (including, but not limited to, cash flows from operating activities, discretionary cash flows, and cash flow return on investment, assets, equity or capital);
8.increases in, or levels of, operating and/or nonoperating expenses;
9.environmental, social, and/or governance goals, including, without limitation, measures related to safety performance, spill performance, and greenhouse gas emissions;
10.other specific unusual or nonrecurring events;
11.foreign exchange gains and losses;
12.a change in the Company’s fiscal year; and
13.any other measure of performance, whether individual, strategic, financial or otherwise, as determined by the Committee.
Any Performance Measure(s) may be used to measure the performance of the Company as a whole and/or any one or more regional operations and/or Affiliates of the Company or any combination thereof, as the Committee may deem appropriate, and any Performance Measure(s) may be used in comparison to the performance of a group of peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate. The Committee shall also have the authority to provide in Award Agreements for accelerated vesting of an Award based on the achievement of Performance Measures.
The Committee may provide that any evaluation of attainment of a Performance Measure may include or exclude any event or occurrence which the Committee determines should appropriately be excluded, including: (a) asset write downs; (b) litigation judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulations affecting reported results; (d) any reorganization or restructuring transactions; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable year; or (f) significant acquisitions or divestitures.
ARTICLE 12
RIGHTS OF PERSONS ELIGIBLE TO PARTICIPATE
12.1    Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment, consulting or other service relationship with the Company or an Affiliate at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or an Affiliate. Neither an Award nor any benefits arising under this Plan shall constitute part of an employment or service contract between a Participant and the Company or an Affiliate, and, accordingly, subject to the terms of this Plan, this Plan may be terminated, amended or modified at any time in the sole and exclusive discretion of the Committee without giving rise to liability on the part of the Company or an Affiliate for severance payments or otherwise, except as provided in this Plan.
For purposes of the Plan, unless otherwise provided by the Committee or in an Award Agreement, transfer of employment of a Participant between the Company and an Affiliate or among Affiliates, or transfer in service status from an Employee to a non-employee Director or from that of a non-employee Director to an Employee, shall in any such case not be deemed a termination of employment. The Committee may provide in a Participant’s Award Agreement or otherwise the conditions under which a transfer of employment to an entity that is spun off from the Company or an Affiliate shall not be deemed a termination of employment for purposes of an Award.
12.2    Participation. No Employee or other person eligible to participate in the Plan shall have the right to be selected to receive an Award. No person selected to receive an Award shall have the right to be selected to receive a future Award or, if selected to receive a future

Award, the right to receive such future Award on terms and conditions identical or in proportion in any way to any prior Award.
12.3    Rights as a Stockholder. A Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.
ARTICLE 13
CHANGE OF CONTROL
13.1    Accelerated Vesting and Payment. Subject to the provisions of Section 13.2 or as otherwise provided in the Award Agreement or in any other agreement between a Participant and the Company, in the event that a Change of Control occurs and a Participant’s employment with the Company is subsequently terminated without Cause (as defined in such Participant’s Award Agreement) or the Participant terminates his or her employment with the Company for Good Reason (as defined in such Participant’s Award Agreement) within 30 months following the Change of Control (a “Change of Control Termination”), unless otherwise specifically prohibited by law or the rules and regulations of a national securities exchange on which Shares are listed or traded, with respect to such Awards granted to such Participant:
a.    any vesting period requirements and other restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse, and Restricted Stock Units shall be immediately payable;
b.    any and all Options and SARs granted hereunder shall become immediately exercisable;
c.    Any vesting period and performance requirements and other restrictions imposed on all outstanding Performance Share Units or other Awards subject to performance goals shall lapse, with such Awards to be deemed to have been achieved at their target levels and shall be immediately payable, and:
i.    the vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change of Control Termination, and shall be paid out to such Participant within 30 days following the effective date of the Change of Control Termination; and
ii.    awards denominated in cash shall be paid to Participants in cash within 30 days following the effective date of the Change of Control Termination;
d.    upon a Change of Control Termination, unless otherwise specifically provided in a written agreement entered into between the Participant and the Company or an Affiliate, the Committee shall immediately cause all other Stock Based Awards to vest and be paid out as determined by the Committee; and

e.    the Committee shall have the discretion to unilaterally determine that any or all outstanding Awards shall be accelerated and/or cancelled upon a Change of Control Termination, and that the value of such Awards, as determined by the Committee in accordance with the terms of the Plan and the Award Agreements, shall be paid out in cash in an amount determined by the Committee, in accordance with the terms of the Plan and the Award Agreements, within a reasonable time subsequent to the Change of Control Termination; provided, however, that no such payment shall be made on account of an ISO using a value higher than the FMV of the underlying Shares on the date of settlement.
13.2    Alternative Awards. Notwithstanding Section 13.1, no cancellation, acceleration of vesting, lapsing of restrictions, payment of an Award, cash settlement, or other payment shall occur with respect to any Award if the Committee reasonably determines in good faith prior to the occurrence of a Change of Control, that such Award shall be honored or assumed, or new rights substituted therefor (with such honored, assumed or substituted Award hereinafter referred to as an “Alternative Award”) by any successor to the Company or an Affiliate as described in Article 17; provided, however, that any such Alternative Award must:
a.    be based on stock which is traded on an established U.S. securities market, or that the Committee reasonably believes will be so traded within 60 days after the Change of Control;
b.    provide such Participant with rights and entitlements substantially equivalent to or more favorable than the rights, terms, and conditions applicable under such Award, including, but not limited to, an identical or more favorable exercise or vesting schedule and identical or more favorable timing and methods of payment, and any additional terms and conditions as may be set forth in an Award Agreement regarding the mechanics of such assumption or substitution shall be adhered to, including but not limited to the conversion of a performance-based Award to a time-based Award based on target performance, or as otherwise set forth in the Award Agreement; and
c.    have substantially equivalent economic value to such Award (determined at the time of the Change of Control).
d.    Furthermore, in the event of a Change in Control where the successor to the Company or an Affiliate does not assume or substitute an Award, then unless provided otherwise by the Committee or as otherwise stated in an Award Agreement or any other agreement between a Participant and the Company, immediately prior to the Change in Control (and contingent upon its occurrence), all Awards outstanding shall fully vest, free of restrictions, and accelerate and be payable and exercisable in full, with performance-based Awards valued at target. Options and Stock Appreciation Rights outstanding as of the date of the Change in Control may be cancelled and terminated without payment by the Committee if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option exercise price or Stock Appreciation Right grant price.

ARTICLE 14
AMENDMENT AND TERMINATION OF THE PLAN
14.1    Amendment, Modification, Suspension, and Termination. The Committee or the Board may, at any time and from time to time, alter, amend, modify, suspend or terminate the Plan in whole or in part; provided, however, that:
a.    Consistent with the provisions of Section 4.4 and except in connection with a corporate transaction involving the Company (including, without limitation, a Change of Control or any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the Option Price of outstanding Options or the Grant Price of outstanding SARs, and may not be amended to cancel outstanding Options or SARs in exchange for cash or another Award in circumstances where the current FMV is less than the Option Price or Grant Price, or in exchange for other Awards with an Option Price or Grant Price that is less than the Option Price or Grant Price of the original Options or SARs without stockholder approval.
b.    No amendment or modification which would increase the total number of Shares available for issuance under the Plan or the total number of shares available for ISOs under the Plan shall be effective unless approved by the stockholders of the Company.
c.    To the extent necessary under any applicable law, regulation, or securities exchange or market requirement, no amendment or modification shall be effective unless approved by the stockholders of the Company in accordance with the applicable law, regulation, or securities exchange or market requirement.
14.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria provided in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company, or in recognition of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Awards and the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on all Participants under the Plan.
14.3    No Impairment of Outstanding Awards. Notwithstanding any other provision of the Plan to the contrary, no amendment, modification, suspension or termination of the Plan shall in any manner adversely affect in any material way any outstanding Award previously granted under the Plan without the written consent of the Participant holding such Award.
ARTICLE 15
SECURITIES REGISTRATION
15.1    Securities Registration. In the event that the Company shall deem it necessary or desirable to register under the Securities Act, or any other applicable statute, any Awards or any Shares with respect to which an Award may be or shall have been granted, or to qualify any such Awards or Shares under the Securities Act or any other statute, then the affected Participants shall cooperate with the Company and take such action as is necessary to permit registration or qualification of such Awards or Shares.
15.2    Representations. Unless the Company determines that the following representation is unnecessary, each person receiving an Award under the Plan may be required by the Company, as a condition to the issuance of Shares pursuant to the Award, to make a representation in writing that (i) he or she is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof within the meaning of the Securities Act, and (ii) before any transfer in connection with the resale of such Shares, an exemption from registration of such transaction under the Securities Act shall be established to the satisfaction of the Company. The Company may also require that any book-entry accounts for such Shares contain restrictive legends or stop-transfer orders reflecting the foregoing.
ARTICLE 16
TAX WITHHOLDING
In connection with Awards granted under the Plan, the Company and any Affiliate shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any Affiliate, amounts sufficient to satisfy any federal, state and local withholding tax requirements with respect to any taxable event as a result of the Plan and Awards granted under the Plan. The Committee may provide for Participants to satisfy withholding requirements by having the Company withhold Shares or the Participant making other arrangements, in either case on such conditions as the Committee specifies. The Company may in its discretion make loans to Participants of funds sufficient to satisfy any such withholding tax requirements, provided that any such loan shall comply with all applicable laws, rules and regulations and no such loan shall be made to a Director or executive officer of the Company in violation of Section 13(k) of the Exchange Act, as adopted pursuant to Section 402 of the Sarbanes-Oxley Act of 2002. The Company and any Affiliate shall have the right to require that any recipient or permitted transferee of an Award under the Plan who is not an Employee shall be responsible for the payment of all amounts required to satisfy all federal, state, and local withholding taxes applicable to such persons with respect to such Award.

ARTICLE 17
SUCCESSORS
Any obligations of the Company or an Affiliate under the Plan with respect to Awards granted hereunder, shall be binding on any successor to the Company or Affiliate, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company or Affiliate, as applicable.
ARTICLE 18
INDEMNIFICATION
To the extent permitted by law, each person who is or shall have been a member of the Board or the Committee, or an officer or employee who assists in administering the Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of judgment in any such action, suit or proceeding against him or her, provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law or otherwise, or any power that the Company or an Affiliate may have to indemnify them or hold them harmless.
ARTICLE 19
GENERAL PROVISIONS
19.1    Forfeiture Events. Without limiting in any way the generality of the Committee’s power to specify any terms and conditions of an Award consistent with law, the Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but not be limited to, failure to accept the terms of the Award Agreement, termination of employment under certain or all circumstances, violation of material Company and Affiliate policies, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection or other agreements that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or Affiliates. Nothing contained herein prohibits the Participant from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange.
19.2    Evidence of Restrictions. The book-entry accounts for Shares issued under the Plan may include or be subject to any legend or stop-transfer order that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
19.3    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:
a.    Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
b.    Completion of any registration or other qualification of the Shares under any applicable federal or state law or ruling of any governmental body that the Company determines to be necessary or advisable, and the listing or approval for trading of such Shares on any applicable securities exchange or market.
19.4    [RESERVED]
19.5    Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company or an Affiliate may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or an Affiliate and any Participant, beneficiary, legal representative or any other person. Awards shall be general unsecured obligations of the Company, except that if an Affiliate executes an Award Agreement instead of the Company, the Award shall be a general unsecured obligation of the Affiliate and not an obligation of the Company. To the extent that any individual acquires a right to receive payments from the Company or an Affiliate, such right shall be no greater than the right of an unsecured general creditor of the Company or Affiliate, as applicable. All payments to be made hereunder shall be paid from the general funds of the Company or Affiliate, as applicable, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974.
19.6    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award Agreement. In the event that any fractional Shares would otherwise result from the application of the terms of an Award, the Company shall instead pay cash in lieu of fractional Shares on such basis as the Committee may determine in its discretion.
19.7    Other Compensation and Benefit Plans. Nothing in this Plan shall be construed to limit the right of the Company or an Affiliate to establish other compensation or benefit plans, programs, policies or arrangements. Except as may be otherwise specifically stated in any other benefit plan, policy, program or arrangement, no Award shall be treated as compensation for purposes of calculating a Participant’s rights under any such other plan, policy, program or arrangement.
19.8    No Constraint on Corporate Action. Nothing in this Plan shall be construed to (i) limit, impair or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.
19.9    Severability. In the event that any provision of the Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity thereof shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
19.10    Requirements of Law. The granting of Awards and the issuance of Shares pursuant to an Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges or markets as may be required. The Company or an Affiliate shall receive the consideration required by law for the issuance of Awards under the Plan. The inability of the Company or an Affiliate to obtain authority from any regulatory body having jurisdiction, which authority is necessary for the lawful issuance and sale of any Shares hereunder, shall relieve the Company or Affiliate of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
19.11    Governing Law. The Plan and all Award Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, excluding any conflicts or choice of law principles which might otherwise result in construction or interpretation of the Plan or an Award Agreement under the substantive law of another jurisdiction.
19.12    Recovery of Compensation in Connection with Financial Restatement. Notwithstanding any other provision of this Plan or any applicable Award Agreement to the contrary, if the Board determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, a Participant will be required to reimburse the Company for any amounts earned or payable with respect to an Award to the extent required by and otherwise in accordance with applicable law and any Company policies. Without limiting the foregoing, all Awards granted or other compensation paid by the Company under the Plan will be subject to any compensation recapture policies required by applicable law (including the Sarbanes-Oxley Act of 2002) or that are established by the Board or the Committee from time to time, in their respective sole discretion, including any clawback policy adopted or implemented by the Board or Committee in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time to the extent required therein and the implementing regulations. In addition, all Awards granted hereunder shall be subject to the Company’s current Clawback Policy, as it may be amended from time to time.
19.13    Nontransferability of Awards. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In addition, except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, all Awards granted to a Participant under the Plan shall be exercisable during such Participant’s lifetime only by such Participant. Any permitted transfer shall be for zero consideration.
19.14    Other Restrictions. Without limiting the generality of any other provision of this Plan, the Committee may impose such other conditions and/or restrictions on any Shares received upon exercise or settlement of an Award as it may deem advisable. This includes, but is not limited to, requiring the Participant to hold the Shares received upon exercise or settlement for a specified period of time.
ARTICLE 20
SECTION 409A OF THE CODE
Awards issued under the Plan are intended to be exempt from or comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan and each Award shall be interpreted and administered in accordance with that intent. Notwithstanding anything to the contrary in the Plan or any Award Agreement, if a Participant is a “specified employee” within the meaning of Section 409A, any payments due upon termination of the Participant’s employment under any Award that is subject to (rather than exempt from) Section 409A shall be delayed and paid on the first payroll date which is six months after the Participant’s “separation from service” as defined in Section 409A (or the Participant’s death, if earlier), to the extent necessary in order to avoid the imposition of taxes under Section 409A. In addition, with respect to any Award that is subject to (rather than exempt from) Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of an Award Agreement providing for the payment of any amounts or benefits subject to the requirements of Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of an Award Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” Nothing in the Plan or any Award Agreement will be construed to impose on either the Company or the Committee any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.
This Equity Incentive Compensation Plan, as amended, was adopted by the Board of Directors of SM Energy Company on March 24, 2025, subject to approval of the Company’s stockholders effective May 22, 2025.

SM Energy Company
1700 Lincoln Street, Suite 3200, Denver, Colorado 80203
This proxy is solicited on behalf of the Board of Directors for the
Annual Meeting of Stockholders to be held on May 22, 2025.

The undersigned hereby appoints A. Wade Pursell, James B. Lebeck, and Andrew T. Fiske, or any of them, each with the power to appoint his substitute, as proxies for the undersigned to vote all shares of SM Energy Company common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 22, 2025, and at any reconvened meeting after any adjournment thereof, as directed on the matters referred to on the reverse side and at their discretion on any other matters that may properly be presented at the meeting, including concerning any adjournment of the meeting.

The Annual Meeting of Stockholders will be held virtually. In order to attend the meeting, you must register at https://web.viewproxy.com/sm-energy/2025 by 11:59 PM ET on May 21, 2025. On the day of the Annual Meeting of Stockholders, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmation. Further instructions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the sections titled “Voting, Attendance, and Other Matters,” “Participating in the Virtual Annual Meeting” and “How to Vote.”

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If this proxy is properly executed but no voting direction is given, this proxy will be voted “FOR” all director nominees in Proposal 1, and “FOR” Proposals 2, 3, and 4.

This proxy also confers discretionary authority to the proxies to vote on any other matters that may properly be presented at the meeting, including concerning any adjournment of the meeting. As of the date of the accompanying proxy statement, SM Energy Company’s management did not know of any other matters to be presented at the meeting. If any other matters are properly presented at the meeting, including concerning any adjournment of the meeting, this proxy will be voted in accordance with the recommendations of SM Energy Company’s management.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Stockholders to be held May 22, 2025. The Notice of Meeting, Proxy Statement and our
2024 Annual Report are available at: https://web.viewproxy.com/sm-energy/2025

Using a black ink pen, mark your votes with an X as shown in this example. ☒
A. Proposals − The Board of Directors recommend a vote FOR all the nominees listed, and FOR Proposals 2, 3, and 4.
1. The Board of Directors has nominated the below nine persons to stand for election as directors until the next annual meeting of stockholders. As of the date of the accompanying Proxy Statement, no one has been nominated to serve as director other than the nominees listed below.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Carla J. Bailo	☐	☐	☐	04 Anita M. Powers	☐	☐	☐	07 William D. Sullivan	☐	☐	☐
02 Barton R. Brookman	☐	☐	☐	05 Julio M. Quintana	☐	☐	☐	08 Ashwin Venkatraman	☐	☐	☐
03 Ramiro G. Peru	☐	☐	☐	06 Rose M. Robeson	☐	☐	☐	09 Herbert S. Vogel	☐	☐	☐

2.	To approve, on a non-binding advisory basis, the compensation philosophy, policies and procedures, and the compensation of our Company’s named executive officers, as disclosed in the accompanying Proxy Statement.	3.	To ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for 2025.
	☐ FOR ☐ AGAINST ☐ ABSTAIN		☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	To approve the Company’s 2025 Equity Incentive Compensation Plan.
☐ FOR ☐ AGAINST ☐ ABSTAIN

VIRTUAL CONTROL NUMBER

B. Authorized Signatures − This section must be completed for your vote to be counted. − Date and Sign Below

Date
Signature
Signature
(Joint Owners)
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

VIRTUAL CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet: Go to www.AALvote.com/SM Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.